ASSET PURCHASE AGREEMENT

     THIS AGREEMENT (this "Agreement"), is made and entered into as of March 13, 1998, between Oxford Automotive, Inc., a Michigan corporation ("Buyer") and Eaton Corporation, an Ohio corporation ("Seller").

                       W I T N E S S E T H:

     WHEREAS, Seller is engaged in the design, manufacture and marketing of steel leaf springs for the original equipment vehicle markets (the "Business") by and through Seller's Suspension Division (the "Division"); and

     WHEREAS, Seller, directly and indirectly though Eaton Yale Ltd., a corporation organized under the laws of the Province of Ontario, Canada and indirectly wholly-owned by Eaton ("Eaton Yale"), and Eaton International Corporation, a Delaware corporation wholly-owned by Seller ("Eaton International; together with Eaton Yale, the "Seller Subsidiaries"), owns or leases the assets used in the conduct of the Business of the Division, including, without limitation, trade accounts receivable, inventory, land, buildings, fixtures, machinery and equipment, contract rights, customer and supplier lists, records, and related information, patents, trade secrets and trademarks; and

     WHEREAS, Seller desires to sell, and to cause the Seller Subsidiaries to sell, and Buyer desires to purchase, and shall cause Oxford Suspension, Inc. a Michigan corporation ("Oxford U.S."), to purchase all of the assets and assume certain liabilities of the Division with respect to its U.S. operations and shall cause Oxford Suspension Ltd., an Ontario corporation ("Oxford Canada" and together with Oxford U.S., the "Buyer Subsidiaries"), to purchase all of the assets and assume certain liabilities of the Division with respect to its Canadian operations in accordance with the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the payments herein provided for and the covenants herein contained, the parties hereby agree as follows.

     1.   Sale and Purchase of Assets.

          1.1 Transferred Assets. On the terms and subject to the conditions of this Agreement, and for the consideration set forth in Section 3, Seller shall, and shall cause the Seller Subsidiaries to, on the Closing Date (as defined in Section 13), sell, transfer and convey to Buyer, free and clear of all Liens, other than the Real Property Permitted Exceptions (as that term is defined in Section 4.4(a)) and the Personal Property Permitted Exceptions (as that term is defined in Section 4.5), all of Seller's and the Seller Subsidiaries', respective rights, titles and interests in and to the assets that are used exclusively or primarily to operate the Business or are generated exclusively or primarily by the Business as currently operated by the Seller or the Seller Subsidiaries consistent with past practices, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the books or financial statements of the Seller, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing Date consistent with the terms and conditions of this Agreement, subject in each case to Section 1.2, Section 1.3, and Section 1.4 (the "Transferred Assets"), including, to the extent used exclusively or primarily to operate the Business or are generated exclusively or primarily by the Business as currently operated, the following:

               (a) Accounts Receivables. All of the Division's trade and other accounts receivable (the "Accounts Receivable");

               (b) Real Property. All of the real property owned by the Seller or the Seller Subsidiaries, including land, buildings, structures and improvements thereon or appurtenances thereto, such real property being located at 100 Mason Street, Wallaceburg, Ontario, Canada (the "Wallaceburg Facility"), 566 Riverview Drive, Chatham, Ontario, Canada (the "Chatham Facility"), and 7825 South Homestead Drive, Hamilton, Indiana, U.S.A. (the "Hamilton Facility", which together with the Wallaceburg Facility and the Chatham Facility may be referred to hereinafter as the "Manufacturing Facilities"), as the same shall exist on the Closing Date (the "Owned Real Property") with a legal description of each parcel of Owned Real Property included on Schedule 1.1(b);

               (c) Machinery and Equipment, Etc. All of the machinery, equipment, computer hardware, vehicles, tools, repair and replacement parts, and office furniture, fixtures and equipment (including, to the extent identified on Schedule 1.1(c), office furniture, testing equipment and fixtures located at Eaton's Administration & Marketing Building and Innovation Center, Southfield, Michigan (the "Southfield Facility")), including those items identified on Schedule 1.1(c), except to the extent disposed of in the ordinary course of the business prior to the Closing Date, and such additional items as are acquired in the ordinary course of business prior to the Closing Date, in each case consistent with the terms and conditions of this Agreement (the "Machinery and Equipment");

               (d) Inventory. All of the Division's inventory of raw materials, work-in-process, finished goods, supplies and spare parts, as the same shall exist on the Closing Date, whether in Seller's or a Seller Subsidiaries' possession, in transit to or from Seller or a Seller Subsidiary or held on consignment by any third party (the "Inventory");

               (e) Contracts. All rights and claims under all contracts, agreements, and commitments, including outstanding purchase orders and sales orders of the Division, the Seller, and the Seller Subsidiaries, including those identified on Schedule 4.9 (the "Contracts");

               (f) Lists and Records; Software. All of the Seller's and the Seller Subsidiaries' books and records, customer and supplier lists, sales, cost and shipping records and other lists and documents, other than the corporate minute books, stock books, and stock transfer ledgers of the Seller and the Seller Subsidiaries (the "Lists and Records") and all computer software, including source code, disks, documentation, operating manuals, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation (the "Software");

               (g) Patents, Trademarks, Intellectual Property, etc. All of the Intellectual Property, including those items identified on Schedule 1.1(g) (the "Proprietary Rights");

               (h) Prepaid Items. All of the Division's prepaid expenses and deposits, including those prepaid expenses and deposits identified on
Schedule 1.1(h) (the "Prepaid Items");

               (i) Governmental Permits and Licenses. All of the permits, licenses, certifications, approvals, consents, and other governmental authorizations (the "Permits") issued to the Seller or the Seller
Subsidiaries, subject to Section 1.3;

               (j)  Metalcar Joint Venture Interest.  Subject to Section
1.4, Eaton International's 49% joint venture interest, comprised of 445,258 shares of Class B stock (the "Metalcar Interest") in Metalurgica Carabobo, S.A., a company organized under the laws of Venezuela (the "Joint Venture") and all rights and claims under all related contracts among the Seller or the Seller Subsidiaries and the Joint Venture and its Affiliates, except the Trademark Agreement dated July 23, 1993 between Seller and the Joint Venture;

               (k) Telephone Numbers. All telephone numbers used by the Seller or the Seller Subsidiaries;

               (l)  Vendor Payment Identification Numbers, and UPC Codes.
All UPC codes or the similar vendor payment identification numbers used by the Seller or the Seller Subsidiaries for remittances from customers;

               (m) Supplier Rebates. All rebates from suppliers or similar payments earned by the Seller and the Seller Subsidiaries prior to the Closing Date;

               (o) Claims Against Third Parties. All claims, actions, suits, proceedings or choses in action, except those relating to Excluded Assets or Retained Liabilities; and

               (p) Other Assets. Those other assets, whether or not used exclusively or primarily in the Business, identified on Schedule 1.1(p) (the "Other Assets").

          1.2 Excluded Assets. Notwithstanding the foregoing, the following assets (the "Excluded Assets") shall be retained by Seller or the Seller Subsidiaries, as the case may be, and shall not be included in the Transferred Assets:

               (a) cash (other than petty cash located at the Manufacturing Facilities), cash equivalents and marketable securities;

               (b) that Intellectual Property owned, licensed or otherwise used by Seller or any of the Seller Subsidiaries which are not used exclusively or primarily in the conduct of the Business, including the trade names and trademarks "Eaton" and "Eaton Corporation" and any other trade names, trademarks and corporate names incorporating in any way the foregoing names and trademarks (the "Excluded Proprietary Rights");

               (c) any Non-Transferable Assets (as defined in and subject to Section 1.3) for which consent or approval to transfer has not been obtained prior to the Closing Date;

               (d) all claims and rights of relating to or arising from any of the Excluded Assets or the Retained Liabilities (as defined in Section 2.1);

               (e) all rights, properties and assets of the Division which shall have been transferred or disposed of by Seller or a Seller Subsidiary prior to the Closing Date in transactions occurring in the ordinary course of the Business and consistent with past practice and the terms of this Agreement;

               (f) except as provided in Section 9, all assets held by or on behalf of Seller or any Seller Subsidiary in trust, reserve or otherwise, in respect of employee benefit plans or any other obligations pertaining to employees of the Division;

               (g) all rights to the refund of any tax, of any kind, of the Division that was paid prior to the Closing Date and not reflected on the Net Assets Statement (as defined in Section 3.3); and

               (h) all assets, whether or not used exclusively or primarily in the conduct of the Business, specifically identified on Schedule 1.2(h) (the "Other Excluded Assets").

          1.3  Non-Transferability of Certain Assets.

               (a) To the extent that there are certain assets of the Business, including without limitation the Metalcar Interest and the Permits, which are not assignable without the consent or approval of Persons other than Seller ("Non-Transferable Assets"), and such consents or approvals are not obtained by the Closing Date, the Agreement and the closing of the transactions contemplated hereby shall not constitute an assignment or agreement to assign or transfer such assets without such consent or approval.

               (b) The Buyer and the Seller agree to use their reasonable efforts to obtain such consents and approvals. In the meantime, the Buyer and the Seller shall use their reasonable efforts to obtain for the Buyer the benefit of such Non-Transferable Assets, including the enforcement for the benefit and at the expense of Buyer of any rights previously enjoyed by Seller in connection with any such assets and, at the request of the Buyer, the Seller shall enforce for the account of the Buyer any right of the Seller arising from any Permit, approval, or the like and of any contract, license and other agreement described in Section 1.3(a) against such issuer or the other party or parties referred to in Section 1.3(a) (including the right to elect to terminate in accordance with the terms of such asset on the advice of
the Buyer).   Except as reimbursed by the Buyer, in no event shall compliance by Seller with this Section be deemed to require that Seller incur any obligation or pay any moneys to third parties in connection with such efforts.

               (c) To the extent that the Buyer is provided the benefits pursuant to this Section 1.3 of any Permit or approval or the like or any contract, license or other agreement, the Buyer shall perform the obligations of the Seller, except with respect to any Retained Liabilities, under or in connection with such Permit or approval or the like or any contract, license or other agreement.

          1.4  Metalcar Interest. (a)   In accordance with the provisions of
Article 7 of the Certificate of Incorporation and By-Laws of the Joint Venture (the "Joint Venture Charter") and Section 8.2 of the Share Purchase Agreement ("Share Purchase Agreement") dated July 23, 1993, between Sidergica Venezolana ("Sivensa") S.A.I.C.A.-S.A.C.A., a company organized and existing under the laws of Venezuela, and Eaton International, Seller shall or shall cause Eaton International or such other Affiliate of Seller to which the Metalcar Interest may be transferred prior to Closing or the Metalcar Closing, as applicable, to provide all required notices to the Joint Venture that Eaton International has agreed to sell its Metalcar Interest to the Buyer for $5,300,000 (the "Metalcar Purchase Price") and will comply with all other applicable provisions of the Joint Venture Charter with respect to the proposed transfer of its Metalcar Interest. Seller and the Seller Subsidiaries will use their respective reasonable efforts, together with Buyer, to obtain the consent and waiver of each of the Other Joint Venture Shareholders (as defined in Section 4.26) with respect to the transfer of the Metalcar Interest and the assignment of all related contracts and agreements to Buyer.

               (b)  If on or prior to the Closing Date, (i) the Other
Joint Venture Shareholders holding in excess of 1.0% or more of the outstanding shares of the Joint Venture elect to exercise their respective purchase options for 1.0% or more of the Metalcar Interest (ii) the Other Joint Venture Shareholders do not provide a written waiver of their right to exercise their purchase option and consent to the transfer of the Metalcar Interest, (iii) the required notice periods under Section 7.2 of the Joint Venture Charter and the Share Purchase Agreement have not expired, provided the Other Joint Venture Shareholders have not provided the written waiver contemplated by subsection (ii) above, or (iv) Seller is unable to convey the Metalcar Interest, or portion thereof, free and clear of all Liens (in any event a "Metalcar Default"), the Buyer may exclude the entire Metalcar Interest from the Transferred Assets, the Closing Payment (as defined in
Section 3) shall be reduced by the amount of the Metalcar Purchase Price, and the Metalcar Interest shall be subject to Section 1.4(c). Eaton International shall sell all or any such portion of the Metalcar Interest to the Other Joint Venture Shareholders electing to purchase such shares in accordance with
Section 7.2 of the Joint Venture Charter. However, Eaton International shall not sell all or any part of the Metalcar Interest to any other party, without first providing the Buyer with the opportunity to purchase the Metalcar Interest on such terms as may be offered to such other party. This condition shall apply only to the Seller's obligation under this Agreement to sell the Metalcar Interest as part of the Transferred Assets, and shall not be a condition to the Seller's other obligations under this Agreement or a condition to Buyer's obligations under this Agreement.

               (c) If there is a Metalcar Default, Seller and the Seller Subsidiaries will continue to use their respective reasonable efforts, together with Buyer, to obtain the consent and waiver of the Other Joint Venture Shareholders with respect to the transfer of the Metalcar Interest, or portion thereof, and the assignment of all related contracts and agreements to Buyer. Seller shall provide any required formal notice as to the proposed transfer of the Metalcar Interest in accordance with the terms of the Joint Venture Charter and the Share Purchase Agreement as soon as practicable following the Closing Date. Subject to the satisfaction of the conditions set forth in Section 11.12, the transfer of the Metalcar Interest, or portion thereof reduced by 1% or less, as applicable (the "Metalcar Closing"), shall take place at such time and place as Buyer and Seller shall mutually agree following the earlier of the receipt of the required shareholder consents and waivers or the expiration of any required notice periods with respect to the transfer, which shall in any event be no later than 65 days after the Closing Date. At the Metalcar Closing, Buyer shall deliver to Seller the amount of the Metalcar Purchase Price, adjusted pro rata to the extent the Joint Venture shares delivered are less than 49%, in the form of Brady Bonds as described in and subject to Section 3.1. Seller shall deliver to Buyer the shares representing the Metalcar Interest, or such portion thereof, to be transferred to Buyer, assignments of the Metalcar Agreements (defined in Section 1.4(d)) and, if the appropriate consents are received, an assignment of the Share Purchase Agreement. If the required shareholder consents and waivers with respect to the transfer of the Metalcar Interest have not been received or the required notice periods have not expired by the 65th day following the Closing Date, Buyer and Seller shall have the right to extend the Metalcar Closing for up to an additional 30 days.

               (d) In the event that neither the Metalcar Interest nor, in accordance with Section 1.4(b), any portion thereof is transferred to Buyer on the Closing Date, then each of the Technical Assistance and License Agreement dated July 23, 1993 between Eaton Yale and the Joint Venture, the International Sales Agreement dated July 23, 1993 between Seller and the Joint Venture, and the Letter Agreement dated July 23, 1993 relating to Export Control Regulations (collectively the"Metalcar Agreements") shall continue in effect until the Metalcar Closing. If neither the Metalcar Interest nor portion thereof is transferred to Buyer pursuant to the Metalcar Closing in accordance with Section 1.4(c), the Metalcar Agreements may either continue in effect or be terminated by Seller. In any circumstance, for any period that the Metalcar Agreements continue in effect after the Closing Date, Seller shall enter into appropriate agreements with Buyer that allow for the required technology and related matters to be provided to the Joint Venture pursuant to the terms of the Metalcar Agreements, upon terms substantially equivalent to the applicable Metalcar Agreement that provide for the same payments to Buyer as the Seller receives in the applicable Metalcar Agreement. Regardless of whether the Metalcar Interest or any portion thereof is transferred to Buyer, the Trademark Agreement dated July 23, 1993 between Seller and the Joint Venture shall be terminated by Seller.

     2.   Assumed, Retained, and Shared Liabilities.

          2.1 Assumption of Liabilities. Upon the transfer of the Transferred Assets on the Closing Date in accordance with this Agreement, Buyer shall, by an Assumption Agreement, including the Guaranty attached thereto, in the form attached as Exhibit A (the "Assumption Agreement"), assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Seller and the Seller Subsidiaries (the "Assumed Liabilities"):

               (a) all liabilities and obligations of the Seller and the Seller Subsidiaries, including accounts payable and accrued liabilities arising in the ordinary course of business, in respect of the Business to the extent reflected on the Net Assets Statement;

               (b) all liabilities and obligations of the Seller and the Seller Subsidiaries in respect of the agreements, contracts, commitments and leases which are Transferred Assets, including the Collective Bargaining Agreements (as that term is defined in Section 4.20(b)); provided, however, that the Buyer shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by the Seller and the Seller Subsidiaries of any provision of any such agreement, contract, commitment or lease, including but not limited to liabilities or obligations arising out of the failure of the Seller or the Seller Subsidiaries to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing;

               (c) subject to Section 2.2(k), all liabilities and obligations of the Seller and the Seller Subsidiaries in respect of customer returns and customer warranty claims for products sold by the Seller or the Seller Subsidiaries on or prior to the Closing Date;

               (d) product liability and similar claims for injury to person or property (including death), regardless of when made or asserted, in connection with any products included in Inventory as of the Closing; and

               (e) liabilities and obligations in respect of (i) Unknown Environmental Conditions (as defined in the Environmental Agreement attached as Exhibit E), but, with respect to such matters becoming known within twenty-four (24) months of the Closing Date, only to the extent that such liabilities and obligations in respect of Unkown Environmental Conditions are in excess of $1,500,000, and (ii) Known Environmental Conditions (as defined in the Environmental Agreement) for which Claims (as defined in the Environmental Agreement) are made beyond 10 years after the Closing Date.

               (f) liabilities and obligations assumed by Buyer pursuant to Section 9.

          2.2 Retained Liabilities. Notwithstanding the foregoing, the Seller or the Seller Subsidiaries, as the case may be, shall retain and shall pay and timely discharge, without liability to the Buyer, all of the liabilities of the Seller or the Seller Subsidiaries other than the Assumed Liabilities and Buyer's share of the Shared Liabilities (the "Retained Liabilities"), including, but not limited to:

               (a) any liability or obligation under or in connection with the Excluded Assets and any liability or obligation of the Seller or the Seller Subsidiaries with respect to any Retained Liability;

               (b) any federal, state, provincial, or local income, capital gain or other tax payable with respect to the Business, the Transferred Assets or the Assumed Liabilities for any period prior to the Closing Date;

               (c) any liabilities or obligations of the Seller or the Seller Subsidiaries arising out of or relating to events occurring on or before the Closing Date;

               (d) any amounts owing by the Division to the Seller or the Seller Subsidiaries or any Affiliate of the Seller;

               (e)  any indebtedness of the Seller or the Seller
Subsidiaries for borrowed money;

               (f) any liability for the failure to comply with the Bulk Sales laws of any jurisdiction, except any such liability arising out of the failure of the Buyer to pay any Assumed Liability;

               (g) any fees and expenses incurred by the Seller or any Seller Subsidiary in connection with negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees, disbursements and expenses for Seller's attorneys, accountants and consultants;

               (h) any product liability or similar claim for injury to person or property, regardless of when made or asserted, in connection with any service performed or product sold or leased by or on behalf of the Seller and the Seller Subsidiaries on or prior to the Closing;

               (i) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Seller or the Seller Subsidiaries or under any benefit arrangement with respect thereto, except as expressly set forth in Section 9; and

               (j) liabilities and obligations in respect of any Unknown Environmental Conditions which become known within 24 months of the Closing Date, to the extent such Unknown Environmental Conditions do not exceed $1,500,000, and Known Environmental Conditions for which Claims are made within 10 years of the Closing Date.

               (k) any liabilities or obligations arising out of or relating to those matters disclosed in Schedule 4.23 with respect to Ford Motor Company, to the extent such liabilities or obligations exceed $250,000, and Buyer agrees to cooperate with Seller and to use reasonable efforts to contain costs of Seller relating to such matters, subject to reasonable customer considerations.

          2.3  Shared Liabilities   The following liabilities and
obligations relating to the Division and the Transferred Assets shall be shared pro rata between Buyer and the Seller (the "Shared Liabilities"), as follows:

               (a) With respect to utility charges which relate to billing periods beginning before the Closing Date and ending after the Closing Date, the responsibility for payment shall be prorated between the parties on the basis of the proportional number of calendar days in the relevant billing period that the Buyer or the Seller or the Seller Subsidiaries, as the case may be, owns the Division;

               (b) With respect to ad valorem property, real estate and similar type taxes for the applicable tax year, the responsibility for payment will be prorated between the parties on the basis of the proportional number of calendar days that the Buyer or the Seller or the Seller Subsidiaries, as the case may be, owns the Division in the relevant tax year;

               (c) With respect to all liabilities and obligations arising out of or related to any occupational condition, cumulative trauma, hearing loss, illness, disease or sickness suffered by any Division Employee (as that term is defined in Section 4.20(a)) resulting from, or arising in connection with, the employment of such Division Employee prior to and after the Closing Date (an "Occupational Disease"), the responsibility for payment will be prorated between Buyer and the Seller or the Seller Subsidiaries, on the basis of the proportional number of calendar days that the Seller or the Seller Subsidiaries, on the one hand, and the Buyer, on the other, employed the relevant Division Employees, i.e. each party shall be responsible for such amount as is the product of (i) the amount of such liabilities and obligations multiplied by (ii) a fraction (x) the numerator of which is the number of months (rounded up to the nearest whole month) that such Division Employee was exposed to the circumstances giving rise to such Occupational Disease while employed by such party, through the date with respect to which such liability and obligations are payable, and (y) the denominator of which is the total number of months (rounded up to the nearest whole month) that such Division Employee was exposed to the circumstances giving rise to such Occupational Disease while employed by the parties through the date with respect to which liabilities and obligations are payable; and

               (d) With respect to any liabilities or obligations arising out of or relating to those matters disclosed in Schedule 4.23 with respect to Ford Motor Company, any costs up to and including a maximum of $250,000 will be shared equally by the parties.

     If either party pays any of the Shared Liabilities for which the other party is entirely or partially responsible hereunder, then the responsible party will promptly reimburse the paying party for that portion of the Shared Liabilities for which the responsible party is responsible, provided that any demand for reimbursement shall be accompanied by appropriate evidence of payment thereof.

     3.   Purchase Price; Terms of Payment.  The aggregate purchase price
(the "Purchase Price") for the Transferred Assets shall be $53.3 million (the "Closing Payment"), subject to any adjustment as provided for in Section 3.1 and/or Section 3.3, and the assumption by Buyer of the Assumed Liabilities and Buyer's share of the Shared Liabilities.

          3.1 Payment at Closing. (a) At the Closing, Buyer shall pay the Closing Payment to Seller and/or the Seller Subsidiaries, as may be designated in writing by Seller to Buyer prior to the Closing, in cash and, subject to Section 1.4, the delivery of Venezuela Par Bonds in respect of the Metalcar Interest (the "Brady Bonds"); provided that (i) the cash payments shall be by wire transfer of immediately available funds to such account(s) as may be designated in writing by Seller prior to the Closing and (ii) the Brady Bonds shall only be delivered in lieu of cash for the Metalcar Interest if Buyer receives, prior to its purchase of such Brady Bonds, an agreement of indemnification from Seller with respect to the delivery of such bonds in the form attached hereto as Exhibit B.

               (b)  The Closing Payment shall be adjusted (i) downward by
(A) the amount of the Metalcar Purchase Price in the event of a Metalcar Default or (B) a pro rata amount of the Metalcar Purchase Price if the Joint Venture shares delivered are less than 49% of the outstanding Joint Venture shares, and (ii) subject to Section 3.4, upward or downward for the difference in the aggregate value of acquisitions and dispositions (to the extent not reflected in the Net Assets Statement, as defined in Section 3.3(a)) of (A) any fixed asset of the Division or (B) property of the Division that is the subject of a capitalized lease (only with respect to the principal portion paid with respect to such capitalized lease), that would have been or are included in the Transferred Assets, to the extent such acquisitions and dispositions are permitted by this Agreement, between January 1, 1998 and the Closing Date (the "Fixed Asset Adjustment"). Not later than three days prior to the Closing Date nor earlier than ten days prior to the Closing Date, the Seller shall provide the Buyer with Schedule 3.1, which schedule (i) shall list all acquisitions and dispositions of such fixed assets or leased property, and (ii) for each acquisition or disposition, shall include (A) a description of the fixed asset or leased property that was the subject of the transaction, (B) the dollar value and date of the transaction and evidence that such dollar value was paid in full, (C) the party from whom the fixed asset or leased property was acquired or to whom it was transferred, and (D) the location of the fixed asset or leased property immediately after the acquisition or immediately prior to the disposition. The Seller shall also provide the Buyer with copies of all relevant documentation regarding each such acquisition or disposition within five business days of the transaction, but in no event later than three days prior to the Closing Date, and such documents shall be deemed to be Transferred Assets.

          3.2 Allocation of the Purchase Price. The Purchase Price shall be allocated by mutual agreement between the Buyer and the Seller. Such allocation shall be used for all purposes, including preparation and filing of Internal Revenue Service Form 8594 and any Canadian income tax returns with respect to the transactions contemplated hereby and no party hereto shall take or assert any position inconsistent therewith. The Buyer and the Seller shall cooperate in connection with the preparation, execution and filing with the Internal Revenue Service of all necessary information returns required by
Section 1060 of the Internal Revenue Code of 1986, as amended, (the "Code") and comparable provisions under applicable Canadian law relating to the allocation of the consideration for the Purchased Assets.

          3.3  Adjustment to the Closing Payment.  (a)  Following the
Closing Date, Seller shall prepare or cause to be prepared, at its sole expense, an audited statement (the "Net Assets Statement") for the Business as of the Closing Date which reflects the net book value of those Transferred Assets and the Assumed Liabilities which are current assets or liabilities as of the Closing Date (the "Final Net Assets") in accordance with Seller's Accounting Principles (as defined in Section 3.3(c)) and shall deliver the Net Assets Statement to Buyer within 60 days after the Closing, together with an unqualified report of Ernst & Young LLP thereon (subject to non-compliance with GAAP as set forth on Schedule 3.3).

               (b) The Buyer and its representatives shall have the right to observe the work performed by the Seller or its representatives in connection with the preparation of the Net Assets Statement, including the physical inventory, and shall have the right to examine and make copies of the work papers and such other documents that are generated or reviewed in connection with the preparation of the Net Assets Statement; provided, however, that to the extent such work papers and other documents are prepared by outside independent auditors, the Buyer shall have the right to examine, but not make copies of, such work papers and other documents, unless otherwise permitted by applicable accounting standards.

               (c) The Net Assets Statement shall be determined on a consistent basis with the accounting principles currently used by the Seller in preparing the Financial Statements (as defined in Section 4.3), except that the warranty reserve in the Net Assets Statement will reflect the warranty reserve balance included in the November 30, 1997 balance sheet included in the Financial Statments, which principles are set forth in Schedule 3.3 (the "Seller's Accounting Principles").

               (d) Buyer shall have 30 days after the delivery of the Net Assets Statement and the work papers and such other documents that are generated or reviewed by the Seller in connection with the preparation of the Net Assets Statement to review the Net Assets Statement. If within said 30-day period, Buyer notifies Seller in writing that it is unwilling to accept any item(s) on the Net Assets Statement, specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute, the parties shall use their reasonable efforts to reach agreement within the 30 days following the delivery of Buyer's notice of dispute, or such longer period as may be agreed upon by the parties, with respect to such disputed items. Any item(s) on the Net Assets Statement not identified in writing as a disputed item within the foregoing 30-day period as provided above shall be deemed to have been accepted by Buyer and not subject to any further review or change.

               (e) If the parties fail to reach a mutually agreeable determination with respect to the Net Assets Statement within the foregoing 30-day period, or such longer period as may have been agreed upon, the disputed item(s) shall be submitted to a partner having relevant expertise and practicing at the Cleveland, Ohio office of Arthur Andersen LLP (the "Independent Accountant") for resolution. The Independent Accountant's determination shall be made using the Seller's Accounting Principles, shall be final and binding on both parties and judgment on such determination may be entered in any court having jurisdiction, in accordance with Section 21.4.

               (f) The resolution of any disputed items shall be combined with the undisputed items from the Net Assets Statement to re-calculate the Final Net Assets. The parties shall request that such determination by the Independent Accountant be resolved as promptly as possible.

               (g) Upon the later of the expiration of the 30-day period referred to above, during which time Buyer may notify Seller of any disputed item(s) in the Net Assets Statement, or, in the event Buyer provides Seller with written notice of disputed items in accordance with the foregoing, the final determination of such disputed item(s), either by agreement of the parties or a final determination by the Independent Accountant (the "Settlement Date"), the parties shall make the adjustments to the Closing Payment, if any, provided for in subsections (h) and (i) below. Between the Closing Date and the completion of the Net Assets Statement, the Buyer shall, during regular business hours, afford Seller and its representatives reasonable access to the facilities of the Business and reasonable access to all books, records, correspondence, files, financial statements, operating data, and all other information with respect to the Business, and shall provide to Seller and its representatives such operating and financial data and any other information with respect to the Business as it or they may from time to time reasonably request for the purpose(s) of preparing the Net Assets Statement and resolving any disputed item(s). Buyer shall cause the personnel of Buyer to perform those procedures normally performed in connection with a year-end closing and to provide such other reasonable assistance as is reasonably necessary to prepare the Net Assets Statement. Seller and its representatives shall be provided with offices at the Business and telephones, facilities, office equipment and miscellaneous office supplies, as the Seller reasonably requests subsequent to the Closing Date until the Settlement Date. Buyer shall make reasonably available during regular business hours the appropriate officers and employees of the Business after the Closing for purposes of Seller or its representatives interviewing the same in connection with the preparation of the Net Assets Statement and resolving any disputed items. During the 30-day period following the initial delivery of the Net Assets Statement to Buyer by Seller, Seller shall make reasonably available during regular business hours its relevant officers and employees to address questions regarding the preparation of the Net Assets Statement.

               (h) If the Final Net Assets exceeds $15,152,000, the Buyer shall pay to Seller within three business days following the Settlement Date the amount of the excess, with interest on such amount calculated at the rate of interest announced from time to time by Citibank, N.A., New York, New York as its base rate accruing from the Closing Date through the Settlement Date (the "Applicable Rate") by wire transfer of immediately available funds to an account designated in writing to Buyer by Seller.

               (i) If the Final Net Assets is less than $15,152,000, the Seller shall pay to Buyer within three business days following the Settlement Date the amount of the deficit, with interest on such amount calculated at the Applicable Rate, by wire transfer of immediately available funds to an account designated in writing to Seller by Buyer.

               (j) The parties agree and acknowledge that the Net Assets Statement shall be prepared solely for the purpose of determining the value of certain assets and liabilities of the Business and the final Purchase Price to be paid to Seller, and that such valuations do not reflect or indicate the price to be paid for any individual or class or category of the Transferred Assets.

          3.4 Determination of the Fixed Asset Adjustment. (a) The Buyer shall have 30 days after the Closing Date to review Schedule 3.1 and all documents delivered pursuant to Section 3.1(b). If within said 30-day period, Buyer notifies Seller in writing that it disputes the amount of the Fixed Asset Adjustment, specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute, the parties shall use their reasonable efforts to reach agreement within the 30 days following the delivery of Buyer's notice of dispute, or such longer period as may be agreed upon by the parties, with respect to such disputed items. Any item(s) on Schedule 3.1 not identified in writing as a disputed item within the foregoing 30-day period as provided above shall be deemed to have been accepted by Buyer and not subject to any further review or change.

               (b) If the parties fail to reach a mutually agreeable determination with respect to Schedule 3.1 within the foregoing 30-day period, or such longer period as may have been agreed upon, the disputed item(s) shall be submitted to the Independent Accountant for resolution. The Independent Accountant's determination shall be made using all documentation relevant to the acquisitions and dispositions listed on Schedule 3.1 , shall be final and binding on both parties and judgement on such determination may be entered in any court having jurisdiction, in accordance with Section 21.4. The parties shall request that such determination by the Independent Accountant be resolved as promptly as possible.

               (c) In the event Buyer provides Seller with written notice of disputed items in accordance with this Section 3.4, if the final determination of such disputed item(s), either by agreement of the parties or a final determination by the Independent Accountant (the "Fixed Asset Settlement Date"), is (i) that the increase in the Purchase Price as a result of the Fixed Asset Adjustment, if any, was in excess of the amount such adjustment should have been, or (ii) that the amount of the reduction of the Purchase Price pursuant to such adjustment, if any, was less than such adjustment should have been, then the Seller shall pay the amount of such excess or the amount of such additional reduction to the Buyer by payment by wire transfer of immediately available funds to an account designated in writing by the Buyer to the Seller within three business days following the Fixed Asset Settlement Date.

               (d) The parties agree and acknowledge that Schedule 3.1 shall be prepared solely for the purpose of determining the value of certain assets and liabilities of the Business and the final Purchase Price to be paid to Seller, and that such valuations do not reflect or indicate the price to be paid for any individual or class or category of the Transferred Assets.

     4. Representations and Warranties of Seller. As of the date hereof, Seller makes the following representations and warranties to Buyer.

          4.1 Organization, Existence and Standing of Seller. Each of the Seller and the Seller Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own or lease the Transferred Assets owned by it, to carry on the Business as it is now conducted by it and to consummate the transactions contemplated by this Agreement and the related agreements contemplated by this Agreement (the "Related Agreements"). Each of Seller and the Seller Subsidiaries is duly qualified to do business in all of the jurisdictions listed on Schedule 4.1, which include all of the states or other jurisdictions in which the nature of the Transferred Assets owned or used by it, or the conduct of the Business conducted by it, requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

          4.2 Corporate Authority. The entering into and the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by requisite corporate action of the Seller and prior to the Closing Date will have been duly and validly authorized by requisite corporate action of each of the Seller Subsidiaries, and (b) constitutes the legal, valid, and binding obligation of each (to the extent a party to this Agreement and/or any of the Related Agreements) and no additional corporate or stockholder authorization or consent is or will be required.

          4.3 Financial Statements. Copies of pro forma unaudited balance sheets of the Business as of December 31, 1994, December 31, 1995 and December 31, 1996, and as of November 30, 1997, and related pro forma unaudited statements of profit and loss for the years and the 11-month period then ended (collectively, the "Financial Statements"), have been delivered to Buyer and are attached as Schedule 4.3. The Financial Statements (i) have been prepared from information contained in the books and records of Seller, (ii) present fairly, in all material respects, for those items listed therein, the net book value of the Transferred Assets as of December 31, 1994, December 31, 1995, December 31, 1996 and November 30, 1997, respectively, and the results of the Division's operations (as the same are described in Schedule 4.3) for the years and the 11-month period then ended, and (iii) have been prepared in accordance with the Seller's Accounting Principles, except as disclosed in
Schedule 4.3.

          4.4 Real Property. (a) Except as set forth on Schedule 4.4, Seller, with respect to the Hamilton Facility, and Eaton Yale, with respect to the Wallaceburg Facility and the Chatham Facility, each have good and marketable fee simple title to all of the Owned Real Property owned by it, free and clear of all Liens, except (i) Liens for real estate taxes and assessments, both general and special, not yet due and payable, for which adequate reserves have been established on the Financial Statements or which are being contested in good faith; (ii) easements for electricity, water, gas, and telephone lines serving only the real property and the business conducted thereon, (iii) workmen's or other similar Liens imposed by law and arising or incurred in the ordinary course of business in respect of obligations which are not overdue, (iv) other Liens of record, and (v) other matters that do not materially detract from the value of the Owned Real Property or materially impair the operation of the Business as presently and ordinarily conducted. The exceptions set forth in subsection (i) through (v) above shall be referred to as the "Real Property Permitted Exceptions." Except as described on
Schedule 4.4, the Owned Real Property constitutes all of the real estate used by Seller or any Seller Subsidiary in connection with the conduct of the Business. There are no pending or, to the best of Seller's knowledge, threatened condemnation or eminent domain proceedings involving the Owned Real Property or any portion thereof, or for a sale in lieu thereof, which if effected would have a Material Adverse Effect. To the best of the Seller's knowledge, the Owned Real Property is zoned so as to permit the continued use of the Owned Real Property by Buyer for the same purposes and uses as same have been heretofore used by Seller or Eaton Yale, as the case may be.

               (b) Neither the Seller nor any Seller Subsidiary leases any real property in connection with the operation of the Business or the ownership of the Transferred Assets.

          4.5 Title to Personal Property. Except as set forth on Schedule 4.5, Seller has or the Seller Subsidiaries have, as the case may be, good and marketable title to all of the tangible and intangible personal property included in the Transferred Assets, free and clear of all Liens, except for
(a) Liens for taxes not yet due and payable or which are being contested in good faith, and (b) other matters that do not materially impair the operation of the Business as presently conducted or that would otherwise have a Material Adverse Effect. The exceptions set forth in subsection (a) and (b) above shall be referred to as the "Personal Property Permitted Exceptions."

          4.6 Condition of Transferred Assets. The Transferred Assets currently used in the operation of the Business have been maintained and repaired by the Seller or the Seller Subsidiaries in the ordinary course of business and are in such condition and repair, reasonable wear and tear excepted, as is suitable for the purposes for which they are presently used in the Business.

          4.7 Accounts Receivable. The Accounts Receivable included in the Financial Statements constitute all of the Accounts Receivable of Seller or the Seller Subsidiaries, as the case may be, that relate to the Business as of November 30, 1997. Other than those reserved for in the allowance for doubtful accounts on the Financial Statements, all of such Accounts Receivable are, and those existing on the Closing Date will be valid and existing accounts receivable arising out of the sale of products of Seller in the ordinary course of business. Except as set forth on Schedule 4.7, to the best of the Seller's knowledge, none of such Accounts Receivable is or will be at the Closing Date subject to any counterclaim or set-off except to the extent of any such provision or reserve.

          4.8  Inventory.  The Inventory included in the  Financial
Statements consists only of raw materials, work-in-process, finished goods, packaging, supplies and spare parts of a quality and quantity usable and saleable in the ordinary course of business, as determined in accordance with the Seller's Accounting Principles. Except where the book value of such Inventory has been written down on or prior to the Closing Date, the Inventory is valued in the Financial Statements in accordance with the Seller's Accounting Principles.

          4.9 Contracts. (a) Except as set forth in Schedule 4.9, neither the Seller nor any Seller Subsidiary is a party to or bound by any agreement or contract, whether written or oral, of the following types that involve the Business, the Transferred Assets, the Assumed Liabilities, or the Buyer's share of the Shared Liabilities nor are any such agreements or contracts presently being negotiated or discussed:

                    (i)  Any contract, lease, agreement, plan or
arrangement involving commitments to others to make capital expenditures or purchases or sales involving $50,000 or more in any one case or $100,000 in the aggregate in any period of twelve consecutive months which are not cancelable by the Seller or the Seller Subsidiaries without penalty on less than 90-days prior written notice;

                    (ii) Any contract, lease, agreement, plan or arrangement relating to any direct or indirect indebtedness for borrowed money (including loan agreements, lease-purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $50,000 in any one case or $100,000 in the aggregate in any period of twelve consecutive months which are not cancelable by the Seller or the Seller Subsidiaries, without penalty, on less than 90-days prior written notice;

                    (iii) Any contract, lease agreement, plan or arrangement between the Division and the Seller or any Seller Subsidiary or any Affiliate of the Seller or any Seller Subsidiary or related party in their respective individual capacities;

                    (iv) Any employment, consulting or management services contract or any confidentiality or proprietary rights agreements with any employee of the Seller or any Seller Subsidiary or any third party;

                    (v) Any contract containing covenants limiting the freedom of the Seller or any Seller Subsidiary to compete in any line of business with any person or in any area or territory;

                    (vi) Any license agreement, either as licensor or licensee, or any other agreement or arrangement of any type relating to any patent, trademark or trade name or other Transferred Asset;

                    (vii) Any contract, agreement or arrangement of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

                    (viii) Any contract or arrangement of any kind whatsoever which requires the payment of royalties;

                    (ix) Any prime contract with any government or any agency or instrumentality thereof;

                    (x) Any contract with respect to the discharge or removal of effluent, wastes or pollutants of any nature;

                    (xi) Any joint venture, partnership or other cooperative arrangement or any other such agreement involving a sharing of profits; or

                    (xii) Any other legally binding contract, lease, agreement, plan or arrangement not of the type covered by any of the other items of this Section 4.9 involving money or property having an obligation in excess of $50,000 in any one case or $100,000 in the aggregate in any period of twelve consecutive months which are not cancelable by the Seller or the Seller Subsidiaries, without penalty, on less than 90-days prior written notice.

               (b) "Material Contracts" shall mean those contracts listed on Schedule 4.9. The Seller has provided the Buyer with complete copies of each Material Contract; provided, however, that the Seller has included as part of Schedule 4.9 a copy of the form of Ethical Business Conduct at Eaton Commitment and the Agreement Concerning Employee Inventions and Confidential Information entered into between employees of the Seller or the Seller Subsidiaries and has not provided the Buyer with executed copies of each such agreement (the "Form Confidentiality Agreement"). All of the Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms as to (i) the Seller or the Seller Subsidiaries who are parties thereto, as the case may be, and (ii) to the best of the Seller's knowledge, the other parties to such Material Contracts. Except as disclosed on Schedule 4.9, each of Seller and the Seller Subsidiaries who are parties to the Material Contracts has in all material respects performed and is performing all obligations required to be performed by it under the Material Contracts, and neither Seller or any of the Seller Subsidiaries who are parties to the Material Contracts, nor, to the best of the Seller's knowledge, any other party thereto, is in default of any material obligation under any of the Material Contracts. Except as disclosed on Schedule 4.9, none of Seller or any of the Seller Subsidiaries who are parties to the Material Contracts has received any written notice of default under any of the Material Contracts, nor has any event occurred which with notice or lapse of time or both would constitute a default by Seller or any of the Seller Subsidiaries, as applicable, thereunder.

               (c) Except as disclosed on Schedule 4.9, the Seller and the Seller Subsidiaries have not received, since November 30, 1997, written or verbal notice of intent to terminate any Material Contract.

          4.10 Software. The Software constitutes, in all material respects, all of the software, including disks, source code (if transferable), documentation operating manuals and related items necessary for the conduct of the Business as it is presently conducted by Seller. The Seller has delivered to the Buyer complete copies of all user and technical documentation related to the Software.

          4.11 Proprietary Rights. Seller and the Seller Subsidiaries are the sole owners of all of the Proprietary Rights listed as "owned" on Schedule 1.1(g), and Seller or the Seller Subsidiaries have the right, under valid, binding and subsisting license, technology or similar agreements to employ or otherwise use the Proprietary Rights listed as "licensed" on Schedule 1.1(g). Except as disclosed on Schedule 4.11:

               (a) Neither Seller or any of the Seller Subsidiaries or, to the best of the Seller's knowledge, any other party thereto is in default of any material obligation under any such license, technology or similar agreement;

               (b) None of Seller or the Seller Subsidiaries have granted any right or interest to any person in connection with any of the Proprietary Rights;

               (c) None of Seller or any of the Seller Subsidiaries are obligated to pay any amount, whether as a royalty, license fee or other payment, to any person in order to use any of the Proprietary Rights in the conduct of the Business or the ownership of the Transferred Assets;

               (d) The manufacturing and production processes and product specifications listed on Schedule 1.1(g), constitute, in all material respects necessary to the operation of the Business as currently operated, the information, specifications and formulations necessary for the production of the Business' products (as the same exist as of the Closing Date) in a manner consistent with Seller's and the Seller Subsidiaries' past course of business and past dealings with customers;

               (e) The Seller and the Seller Subsidiaries have acquired sole and exclusive ownership of all Proprietary Rights (except with respect to the Software for which the Seller and the Seller Subsidiaries have been granted standard form object code end-user licenses) and applications thereof (whether or not patentable) and have the right to use or license the use of the Proprietary Rights on the products or services on, or in respect of which, they are now being used and all of such patents and registrations and applications therefor are free and clear of any Liens;

               (f) To the best of the Seller's knowledge (except with respect to the Software for which the Seller and the Seller Subsidiaries have been granted standard form object code end-user licenses) (i) none of the Proprietary Rights and none of the applications therefor set forth in Schedule 1.1(g) are subject to any pending or threatened challenge, claim or fight,
(ii) none of the Proprietary Rights and none of the applications therefor set forth in Schedule 1.1(g) have during the prior five (5) years been the subject of any challenge, claim or fight, (iii) the operation of the Business and the ownership of the Transferred Assets does not infringe upon or otherwise violate any right of any third party, (iv) none of the Proprietary Rights is being infringed by any third party, (v) there are no impediments to the ability of the Seller or the Seller Subsidiary, as the case may be, to maintain and, where lawful, to renew the Proprietary Rights, (vi) none of the Proprietary Rights is subject to any outstanding order, decree, judgment or stipulation, and (vii) the Seller has not received any notice of conflict with asserted rights of others; and

               (g) The Proprietary Rights have been duly registered in, filed in, or issued by, the offices indicated, if any, on Schedule 1.1(g).

          4.12 Tax Matters. (a) The Seller and the Seller Subsidiaries have filed all tax returns and tax reports required to be filed by them with respect to the Business or the Transferred Assets, including, without limitation, those returns and reports pertaining to federal, state, provincial, local, foreign or other income taxes, gross receipt taxes, ad valorem taxes, transfer taxes, excise taxes, sales and use taxes, payroll taxes, withholding taxes, occupation taxes, property taxes and franchise taxes, and all taxes, interest and penalties shown or claimed to be due thereon have been paid. There are no Liens for taxes (other than for current real and personal property taxes not yet due and payable) on the Transferred Assets or with respect to the Business. All taxes and other assessments and levies (including Canadian Goods and Services Taxes ("GST")) which the Seller or the Seller Subsidiaries are required by law to withhold or collect have been duly withheld and collected and have been paid over to the proper governmental authorities or held by the Seller or the Seller Subsidiary for such payment.

               (b) None of the Transferred Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Transferred Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          4.13 Environmental Matters. Except as set forth on Schedules A and B of the Environmental Agreement as to subsection 4.13(f) and except as set forth on Schedules A and B of the Environmental Agreement and on Schedule
4.13 as to subsections 4.13 (a)-(e) :

               (a) To the best of Seller's knowledge, Seller and the Seller Subsidiaries hold, and are in substantial compliance with, all Permits required by Environmental Laws (as defined in the Environmental Agreement) for Seller and the Seller Subsidiaries to conduct the Business, and, with respect to the Business, Seller and Seller Subsidiaries are otherwise in compliance with all applicable Environmental Laws;

               (b) None of Seller or any of the Seller Subsidiaries has received any written request for information, notice of claim, demand or notification that it is or may be a potentially responsible party, under any Environmental Laws with respect to any on-site or off-site location;

               (c) None of Seller or any of the Seller Subsidiaries is subject to any judgment, decree or order relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Laws;

               (d) There are no pending or, to the best of the Seller's knowledge, threatened suits, proceedings or claims by any third parties for damages, costs or injunctive relief arising out of the presence of any Hazardous Substances (as defined in the Environmental Agreement) on or off the Owned Real Property caused, directly or indirectly, by the Seller or any of the Seller Subsidiaries or the operation of any facility by the Division (each, a "Facility");

               (e) To the best of Seller's knowledge, no material spill, discharge, deposit, emission or other release or threat of release of any Hazardous Substances on, at or from the Owned Real Property has occurred;

               (f) To the best of Seller's knowledge, there is no material violation or alleged violation of any applicable Environmental Laws with respect to the Owned Real Property or any operation of any Facility, and no written notice from any governmental agency or other regulatory body claiming such a violation or requiring any material repair, remedy, construction, alteration, installation, remediation, removal or cleanup with respect to the Owned Real Property or requiring any material change in the means or methods of operation of any Facility has been received.

          4.14 No Breach of Contract; No Violations of Law; No Prior
Approval. (a) Neither the execution and delivery of this Agreement nor compliance with its terms and provisions will conflict with, result in the breach or violation of, or constitute a default under, any of the terms, conditions or provisions of (i) Seller's or any Seller Subsidiaries' Articles of Incorporation or By-laws (or comparable charter documents); (ii) any agreement or instrument to which Seller or any Seller Subsidiary is a party, or by which either the Seller or any Seller Subsidiary is bound or to which any of the Transferred Assets or Assumed Liabilities are subject; or (iii) any law applicable to the Seller, any Seller Subsidiary or any of the Transferred Assets, other than, in the case of clauses (ii) and (iii) of this Section 4.14(a), conflicts, breaches, violations or defaults which would not, individually or in the aggregate have a Material Adverse Effect. Except as identified on Schedule 4.14, neither the execution and delivery of this Agreement nor compliance with its terms and provisions will result in the creation or imposition of any Lien upon any of the Transferred Assets.

               (b) Other than the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filings required under the Competition Act (Canada) (the "Competition Act") and the notice required under the Investment Canada Act (the "Investment Act") no filing with, or Permit, authorization, consent or approval of, any domestic or foreign government authority is required for the consummation by Seller of the transactions contemplated by this Agreement.

          4.15 Litigation. Except as set forth on Schedule 4.15, there is no pending or, to the best of Seller's knowledge, threatened claim, litigation, proceeding or order of any court or governmental agency or arbitrator or governmental investigation relating to the Business or any of the Transferred Assets. Except as set forth on Schedule 4.15, no claim, litigation, proceeding or order listed on Schedule 4.15 would, if adversely determined, have a Material Adverse Effect. There is no existing or, to the best of the Seller's knowledge, threatened order, judgment or decree of any court, governmental agency or arbitrator that specifically applies to the Business or the Transferred Assets.

          4.16 Finders. Other than McDonald & Company Securities, Inc., whose fees will be the responsibility of Seller, no finder or broker acting or who has acted on behalf of Seller or the Seller Subsidiaries in connection with the transactions contemplated by this Agreement is entitled to receive any brokerage commission or finder's fee in connection with such transactions, and, to the best of the Seller's knowledge, no other Person is entitled to receive any brokerage commission or finder's fee from the Seller or any Seller Subsidiary in connection with such transactions.

          4.17 No Material Adverse Change. Except as disclosed in Schedule 4.17, since
November 30, 1997, the Seller and the Seller Subsidiaries have conducted the Business in the ordinary course consistent with past practices and there has not occurred:

               (a)  any Material Adverse Effect;

               (b) any damage to, destruction or loss of any Transferred Asset (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

               (c) any material change by the Seller to the Seller's Accounting Principles, except changes mandated by United States generally accepted accounting principles ("US GAAP");

               (d) any material revaluation by the Seller or the Seller Subsidiaries of any of the Transferred Assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (e) any other action or event that would have required the consent of the Buyer pursuant to Section 6.1 had such action or event occurred after the date of this Agreement; or

               (f) any sale or transfer of a material amount of the Transferred Assets, other than sales of inventory in the ordinary course of business.

          4.18 Governmental Permits and Licenses; Compliance with Laws.
Except for matters which would not have a Material Adverse Effect on the Business, the Transferred Assets or the Assumed Liabilities (a) Seller and the Seller Subsidiaries have all of the Permits required to own the Transferred Assets and to carry on the Business as presently conducted, and, assuming proper action by the other party thereto or by the issuer thereof, all such Permits are valid and in effect, and (b) to the best of Seller's knowledge, neither the ownership of the Transferred Assets by Seller or the Seller Subsidiaries, nor the operation of the Business by Seller or the Seller Subsidiaries as it is presently conducted, violates any applicable order, law, ordinance, code or regulation. Seller has not received any written notice of any such violation.

          4.19 Insurance. Seller is primarily self-insured with respect to all risks relating to the Business and the Transferred Assets.

          4.20 Employees; Labor Relations. (a) Schedule 4.20A sets forth, as of January 31, 1998 (i) the number of all persons employed (including persons who are temporarily absent from active employment by reason of disability, illness, injury, workers' compensation, approved leave of absence or layoff ("Inactive Employees")) by the Seller or a Seller Subsidiary in the conduct of the Business (the "Division Employees"), (ii) the name, date of hire and current annual salary or hourly wage, commission rate, and amount of most recently paid bonus of each, and (iii) with respect to Division Employees not covered by Collective Bargaining Agreements, a functional description of their jobs and locations of employment. The Seller and the Seller Subsidiaries have paid in full or accrued in the Financial Statements all wages, salaries, commissions, bonuses, benefits, and other compensation due to any Division Employee or otherwise arising under any employment related policy, practice agreement, plan, program, statute or law;

               (b) Schedule 4.20B sets forth a correct and complete list of all collective bargaining agreements (the "Collective Bargaining Agreements"), complete copies of which have been made available to the Buyer, covering Division Employees, identifying the job classifications and the locations of employees covered by each of the Collective Bargaining Agreements.

               (c) With respect to the Business, neither the Seller nor any Seller Subsidiaries have received any written notice of any unfair labor practice complaints or any other action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation pending before the National Labor Relations Board or the Ontario Labour Relations Board or any other agency having jurisdiction thereof and, to the best of the Seller's knowledge, no such complaint has been threatened. Neither the Seller nor any Seller Subsidiaries have received any written notice of any activities or proceedings of any labor union (or representatives thereof) to organize any non-union Division Employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of Seller and, to the best of the Seller's knowledge, within the twelve months prior to the date of this Agreement, no such activities or proceedings are or were underway nor have the Seller or the Seller Subsidiaries been the subject of any strikes, slowdowns, work stoppages, lockouts or threats thereof. With respect to the Division Employees, there are no material unsatisfied claims, grievances, arbitration proceedings, workers' compensation proceedings other than standard employee medical, temporary total, permanent partial and applications for increase in permanent partial disability benefits currently covered by Seller's or the Seller Subsidiaries' past and present workers' compensation insurance. Neither the Seller nor any Seller Subsidiary is a party to or otherwise bound by, any consent decree with, or citation by, any government agency relating to any Division Employee or employment practices, wages, hours, and terms and conditions of employment with respect to the Business.

               (d) Except as may be provided for under Seller's Employee Plans (as defined in Section 4.21) neither the Seller nor any Seller Subsidiary is liable for any severance pay or other payments to any Division Employee or former Division Employee arising from the termination of employment of any person employed by the Seller or any Seller Subsidiary on or prior to the Closing Date. Except for liabilities arising due to policies, procedures or practices established or practiced by Buyer after the Closing Date, the Buyer will not in any event have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated by this Agreement or as a result of the termination by the Seller or any Seller Subsidiary of any persons employed by the Seller or any Seller Subsidiary on or prior to the Closing Date.

               (e)  Each Division Employee has executed the Form
Confidentiality Agreement.

          4.21 Employee Benefits. For purposes of this Agreement, the term "Employee Plan" means each employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination and other plan, program, arrangement, policy or payroll practice providing any remuneration or benefits (other than current cash compensation), including without limitation, each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than a multi-employer plan within the meaning of Section 3(37) or ERISA) or each employee benefit plan within the meaning of the Pension Benefits Act (Canada), which is both (A) (i) maintained by Seller or any Seller Subsidiary or any person, corporation, partnership, or other entity that would be aggregated with, or treated as the same employer as, Seller for any purpose under the Code or ERISA (an "ERISA Affiliate") or (ii) to which Seller or an ERISA Affiliate contributes or has contributed and (B) one under which any Division Employee or former Division Employee participates or had accrued any rights or under which Seller is liable in respect of a Division Employee or former Division Employee with respect to his or her employment with the Division. The terms "Division Employee" and "former Division Employee" will include, where applicable, the beneficiaries and dependents of such employees. Schedule 4.21 lists or describes all material Employee Plans. Each Employee Plan has been maintained in all material respects in accordance with its terms and with applicable Law. Schedule 4.21 sets forth all Employee Plans maintained by Seller which are intended to be qualified within the meaning of Section 401 (a) of the Internal Revenue Code of 1986, as amended.

          4.22 Residency of Eaton Yale; GST Registration. Eaton Yale is not a non-resident of Canada under the Income Tax Act (Canada) and is registered for the purposes of the Goods and Services Tax Legislation.

          4.23 Liabilities. Except as set forth and adequately reserved for in the Financial Statements or as set forth on Schedule 4.23, to the best of the Seller's knowledge, the Seller and the Seller Subsidiaries have no outstanding claims, liabilities or indebtedness, fixed or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, with respect to the Business, other than (a) liabilities incurred in the ordinary course and conduct of the Business since November 30, 1997, which do not involve borrowings, and (b) claims, liabilities or indebtedness of the type not required to be disclosed in the Financial Statements or notes thereto in accordance with US GAAP, but in no event in excess of $10,000. Except for warranty claims arising in the ordinary course of business and in which the amount claimed is not more than $10,000 in the aggregate, to the best of the Seller's knowledge, there are no outstanding warranty claims.

          4.24 Employee Safety. Except as set forth in Schedule 4.24, neither the Seller nor any Seller Subsidiary (a) is or has been subject to an investigation by the US and Canadian Department of Labor and similar state or provincial agencies litigation over compliance with the Occupational Safety and Health Act of 1970, as amended and any similar Canadian, state, provincial or local statute and the rules and regulations promulgated thereunder ("Safety Laws"), or (b) have received or have paid any fine, penalty or citation relating to or arising out of a violation or alleged violation of any Safety Laws during the past three years.

          4.25 Location of Assets. (a) Except as disclosed on Schedule 4.25, no material personal property owned by a customer of the Business or owned by any other third party currently is located in a Facility, at Owned Real Property or at the Southfield Facility.

               (b) Except as disclosed on Schedule 4.25, all personal property owned by the Seller and included in the Transferred Assets is located in a Facility, at Owned Real Property or at the Southfield Facility, except for immaterial personal property the aggregate value of which is not in excess of $10,000.

          4.26 Representations and Warranties Regarding Metalcar Matters.
(a) Seller's interest in the Joint Venture consists of 445,258 shares, par value Bs. 100.00, of Class B capital stock. As of the date hereof, the Metalcar Interest is held by Eaton International. Prior to the Closing Date or the Metalcar Closing, as the case may be, Eaton International may transfer the Metalcar Interest to Seller or on Affiliate of Seller in order to effect the Brady Bond transaction. The Joint Venture's duly authorized capital stock consists of the following shares, and such stock represents all of the issued and outstanding stock of the Joint Venture:

                                         Number
                           Class         of Shares             Par Value

Sivensa                      A           121,192               Bs. 100.00
                                         (90,589 fully paid, 30,653 not paid)

Consolidated Industrial      A           341,338               Bs. 100.00
Investment, Ltd. ("CII")                 (263,361 fully paid, 77,977 not paid)

Eaton International          B           445,258 (fully paid)  Bs. 100.00

Lilian Cahagan               A           42 (fully paid)       Bs. 100.00

G. De Garcia                 A           780 (fully paid)      Bs. 100.00

B. De Blohm                  A           48 (fully paid)       Bs. 100.00

J. Jansen                    A           32 (fully paid)       Bs. 100.00

The shareholders identified above (except Eaton International) are sometimes collectively referred to herein as the "Other Joint Venture Shareholders."

     Except as provided in the Share Purchase Agreement dated as of July 23, 1993 between Sivensa and Eaton International (the "Share Purchase Agreement") and the Joint Venture Charter, there are no outstanding warrants, rights or options of any kind or nature entitling any party to acquire any shares of the Joint Venture, nor any preemptive rights, rights of first refusal or other rights of any kind or nature which would adversely affect the transfer of the Metalcar Interest contemplated by this Agreement.

          (b) The copy of the Joint Venture Charter as presently in effect, previously delivered by Seller to Buyer, is true and accurate.

          (c) Except as disclosed on Schedule 4.26, the representations and warranties of Sivensa contained in Sections 4.4 (other than the third to last sentence thereof), 4.11, 4.12, 4.15 and 4.16 of the Share Purchase Agreement are true and correct in all material respects as of the date hereof.

          4.27 Disclaimer; Cross References.  (a) EXCEPT FOR
REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN SECTION 4 OF THIS AGREEMENT, THE SELLER HAS MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL SUCH WARRANTIES BEING EXPRESSLY DISCLAIMED, AND THE BUYER HAS NOT RELIED ON ANY SUCH REPRESENTATIONS AND WARRANTIES, EXCEPT FOR THOSE MADE BY THE SELLER IN SECTION 4 OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE COVERED BY THE WARRANTIES PROVIDED BY ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE OR ANY SIMILAR LAWS OF ANY JURISDICTION. THIS PROVISION SHALL NOT IN ANY WAY AFFECT OR DIMINISH ANY AGREEMENT OR COVENANT CONTAINED IN ANY OTHER SECTION OF THIS AGREEMENT.

          (b) Information to be disclosed in any one disclosure schedule herein referred to may be supplied in any schedule by cross reference to any other schedule.

     5. Representations and Warranties of Buyer. The Buyer makes the following representations and warranties to the Seller.

          5.1  Organization, Existence and Standing of the Buyer.  The
Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own or lease its assets, to carry on its business as it is now conducted and to consummate the transactions contemplated by this Agreement.

          5.2 Corporate Authority. The entering into and the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action of the Buyer and no additional corporate or stockholder authorization or consent is required.

          5.3  No Breach of Contract; No Violations of Law; No Prior
Approval. (a) Neither the execution and delivery of this Agreement nor compliance with its terms and provisions will conflict with, result in the breach or violation of, or constitute a default under, any of the terms, conditions, or provisions of (i) Buyer's Articles of Incorporation or By-laws (or comparable charter documents); (ii) any agreement or instrument to which Buyer is a party or by which Buyer is bound; or (iii) any law applicable to Buyer, other than, in the case of clauses (ii) and (iii), conflicts, breaches, violations or defaults which would not have a Material Adverse Effect.

               (b) Other than the filing of a pre-merger notification report under the HSR Act and the Competition Act and the Investment Act, no filing with, or Permit, authorization, consent or approval of, any domestic or foreign government authority is required for the consummation by Buyer of the transactions contemplated by this Agreement.

          5.4 Finders. Other than The Oxford Investment Group, Inc., whose fees, if any, will be the responsibility of Buyer, Buyer knows of no finder or broker acting or who has acted on behalf of Buyer in connection with the transactions contemplated by this Agreement, and knows of no other corporation, firm or person that might be entitled to receive any brokerage commission or finder's fee in connection with such transactions.

          5.5 Financing. Buyer has, and on the Closing Date and on the date of payment, if any, required by Buyer on the Settlement Date will have, sufficient funds available to it (without reliance on additional bank or other additional third party financing) to pay to Seller and/or the Seller Subsidiaries, as the case may be, the Purchase Price and to otherwise satisfy all of its obligations under this Agreement and the Related Agreements.

          5.6 GST. Buyer or its Affiliate, as required, is registered for the purposes of the GST Legislation and is acquiring under this Agreement ownership, possession or use of all or substantially all of the property that reasonably can be regarded as being necessary for the Buyer to be capable of carrying on the Business following the Closing.

          5.7 Employees. Except for liabilities arising due to policies, procedures or practices established or practiced by Seller or the Seller Subsidiaries prior to the Closing Date, neither the Seller nor any Seller Subsidiary will be liable for any severance pay or other payments to any Division Employee arising from the termination after the Closing Date of employment of any Division Employee employed by Buyer after the Closing Date.

     6. Covenants of Seller. Seller covenants and agrees with Buyer as follows.

          6.1 Conduct of Business to Closing Date. Except upon the written consent of the Buyer, which consent shall not be unreasonably withheld, the Seller shall and shall cause the Seller Subsidiaries to, from and after the date hereof until the Closing Date, carry on the Business in substantially the same manner as it has heretofore been conducted, including, without limitation, doing the following.

               (a) Maintain Transferred Assets. Consistent with Seller's past practice, the Seller shall maintain and keep, and shall cause the Seller Subsidiaries to maintain and keep, the Transferred Assets in at least as good condition and repair, reasonable wear and tear excepted, as the condition and repair the Transferred Assets are in as of date hereof.

               (b) Disposition of Assets. The Seller shall not, and shall not permit the Seller Subsidiaries to, sell, lease, pledge, mortgage or otherwise dispose of or encumber any of the Transferred Assets except for (i) the sale, lease, pledge, mortgage or disposal or encumbrance of any of the Transferred Assets, including Inventory, in a manner consistent with Seller's past practice and in the ordinary course of business which would not, individually or in the aggregate, be material to the operation of the Business, (ii) the disposal of any obsolete, unusable or unsalable Inventory (as determined in accordance with the Seller's Accounting Principles) consistent with the Seller's past practice, or (iii) any sale, lease, pledge, mortgage or disposal or encumbrance of any of the Transferred Assets that would not have a Material Adverse Effect.

               (c) Perform Contracts and Other Obligations. Seller shall, and shall cause the Seller Subsidiaries to, perform all of its or their, as the case may be, obligations under the Contracts and any and all other agreements relating to or affecting the Transferred Assets or the Business where the failure to so perform may have a Material Adverse Effect.

               (d) Other Contracts. Except as set forth on Schedule 6.1, the Seller shall not, and shall not permit any of the Seller Subsidiaries to, with respect to the Business: (i) enter into any other material obligation, agreement, commitment or contract, or make any further additions to its property or further purchases of machinery or equipment, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice and not in excess of current requirements or which would not be required to be listed on
Schedule 4.9 were they in effect on the date of this Agreement, (ii) modify or change any Contract, (iii) cancel any debts or waive any claims or rights where such cancellation or waiver would have a Material Adverse Effect, (iv) make any capital expenditure or commitment exceeding $150,000 in any one instance or $500,000 in the aggregate, other than as identified in the Division's 1998 Capital Expenditure Budget included as part of Schedule 6.1, which budget shall not be amended or modified, or (v) make any loan to, or enter into any business transaction, agreement, arrangement or understanding of any other nature with, any employee of the Business or any officer or director of the Seller or any Seller Subsidiary or any Affiliate or associate of any such officer or director.

               (e) Wages or Salary Increases. Seller shall not, and shall not permit any of the Seller Subsidiaries to (i) grant any increases in wages, salaries or benefits of any of Seller's or the Seller Subsidiaries', as the case may be, employees employed exclusively in the conduct of the Business, except increases in the ordinary course of business in accordance with Seller's or the applicable Seller Subsidiaries' existing policies and except for increases in wages and/or benefits as required by a Collective Bargaining Agreement; provided, however, that the Seller shall give the Buyer prior notice of each such increase (other than increases mandated by the Collective Bargaining Agreements), (ii) enter into any employment agreements with respect to any employees of the Business, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any officer or employee of the Business, whether past or present, or (iv) with respect to the Division Employees, commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any Division Employee, or to terminate or amend any of such plans or any of such agreements in existence on the date of this Agreement.

               (f) Maintain Relationships of Customers and Suppliers. Seller shall, and shall cause the Seller Subsidiaries to, use its reasonable efforts to maintain satisfactory relationships with all of its existing customers and suppliers.

               (g) Transfer of Transferred Assets. The Seller shall not, and shall not permit any of the Seller Subsidiaries to take any action that would prevent the transfer of the Transferred Assets to the Buyer pursuant to the terms of this Agreement free and clear of all Liens, other than Real Property Permitted Exceptions and Personal Property Permitted Exceptions.

               (h) Books and Records. The Seller shall, and shall cause the Seller Subsidiaries to, maintain their books, accounts and records with respect to the Business and the Transferred Assets in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all laws, the enforcement of which, if the Seller or the Seller Subsidiaries were not in compliance, would have a Material Adverse Effect.

               (i) Permits. The Seller shall, and shall cause the Seller Subsidiaries to, keep and maintain all Permits in full force and effect, continue their business pursuant to such Permits and take all steps necessary to meet requirements on pending applications for Permits, except where the lapse of any such Permits would not have, either individually or in the aggregate, a Material Adverse Effect.

          6.2  Access by Buyer to Properties and Records; Furnishing
Information.   (a)  Following the date hereof, authorized representatives of
Buyer shall have reasonable access during normal business hours to all premises, properties, books, contracts and documents of Seller and the Seller Subsidiaries relating to the Business, the Transferred Assets, the Assumed Liabilities, and the Buyer's share of the Shared Liabilities. Such access shall be arranged through a representative designated by Seller at each location and shall be coordinated in such a manner as to not materially interfere with Seller's operations. In order to assist Buyer, Seller's designated representatives at each location may attend all meetings held between Buyer or its authorized representatives and any officers and employees or customers and suppliers of Seller or any representatives thereof. At no time prior to the Closing shall Buyer contact any of Seller's customers or suppliers or employees (other than Seller's designated representatives) with respect to any matters related to the content of this Agreement or the transaction contemplated hereby, except if accompanied by a representative of the Seller or upon the written consent of Seller.

               (b) From and after the Closing Date, the Seller will make available to the Buyer, from time to time as the Buyer may reasonably request, copies of such of the records retained by the Seller or the Seller Subsidiaries relating to the Business, the Transferred Assets, the Assumed Liabilities, and the Buyer's share of the Shared Liabilities as may be reasonably required to enable the Buyer to defend against or assert claims related to or arising from ownership of the Transferred Assets, the assumption of the Assumed Liabilities, the Buyer's share of the Shared Liabilities or the conduct of the Business by the Seller and the Seller Subsidiaries prior to the Closing Date and to handle tax and financial audits involving the Division or the Business thereof; provided, however, that the Buyer agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, and to return the same to the Seller promptly upon the conclusion of their use by the Buyer for the purposes herein specified.

               (c) From and after the Closing Date, the Seller shall cooperate with the Buyer's reasonable requests for assistance, which assistance shall include the right to examine work papers and such other documents, including interim financial data, necessary for the Buyer's preparation of audited financial statements of the Business for the last three fiscal years and any subsequent interim periods as the Buyer may be required to prepare pursuant to applicable statutes or regulations or as the Buyer may reasonably request.

          6.3 Compliance with Conditions; ECO-Brazil. Seller shall deliver the ECO-Brazil Letter (as defined in Section 11.12) to Buyer on the Closing Date and shall use its reasonable efforts to cause the other conditions in Section 11 to be satisfied at or prior to the Closing Date.

          6.4 Third-Party Consents. Seller shall use its reasonable efforts to obtain, on or prior to the Closing Date, all consents and approvals of third parties, including the consent and approval of Eaton International's partner in the Joint Venture with respect to the Metalcar Interest.

          6.5  Notification to Buyer of Damage or Destruction of
Transferred Assets or Material Changes. Seller shall give Buyer written notice promptly, but no event later than five business days after becoming aware of any damage or destruction of any material portion of the Transferred Assets, but in no event not later than two business days prior to the Closing.

          6.6 Transfer of Warranties. In the event that any of the Transferred Assets are under any warranty or vendor's indemnification agreement from the manufacturer or the original seller thereof, Buyer shall be entitled to the benefit of the warranty or vendor's indemnification agreement to the extent that the warranty or vendor's indemnification agreement is available to the transferee, and Seller shall execute such instruments as may be required to transfer the warranty to Buyer.

          6.7 HSR Filing; Other Governmental Filings. (a) The Seller has submitted to the United States Department of Justice and the Federal Trade Commission all of the requisite forms and information applicable to this transaction under the HSR Act and shall respond promptly to any appropriate request by either of such agencies for additional information or data.

               (b) Seller shall also comply with the laws of any country and province, including Canada, which are applicable to the transactions contemplated by this Agreement and pursuant to which governmental notification and/or approval of such transactions is required. Seller and Buyer shall cooperate in providing any requisite information and data regarding Seller or Buyer, as the case may be, and making such filings as may be required in any such jurisdictions in connection with obtaining any required governmental approval or providing any required notice.

          6.8 Further Assurances by Seller. (a) Seller shall, and shall cause the Seller Subsidiaries to, from time to time after the Closing, upon the request of Buyer, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to transfer to and to vest in Buyer all right, title and interest of Seller or the Seller Subsidiaries in and to the Transferred Assets and to protect the right, title and interest of Buyer in and to all of the Transferred Assets.

               (b) Transitional Use of Trade Names and Trademarks. Buyer and the Seller recognize that certain Inventory and labels and containers therefor, as well as promotional material relating to the Division, being sold to the Buyer under this Agreement will bear the trade names "Eaton Corporation" or "Eaton," which trade names are not being assigned or licensed to the Buyer. The Seller agrees that the Buyer shall be permitted to sell such Inventory and use such labels, containers and promotional material for a period not exceeding six (6) months after the Closing Date. In no event shall the Buyer be entitled to the use of the trade names and untransferred trademarks in advertising such inventory. The Buyer shall remove the Seller's and its Affiliate's trade names and untransferred trademarks from signage no later than three (3) months from the Closing Date.

          6.9 Negotiations with Third Parties. From the date hereof through the Closing Date, neither Seller nor any of the Seller Subsidiaries or any of their respective officers, directors, agents or employees will initiate or solicit proposals or conduct negotiations for the sale, transfer or other disposition of the Division with any prospective purchasers other than Buyer; provided, however, that nothing contained in this Section shall prohibit the Board of Directors of the Seller from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing, not subject to any financing condition, to acquire the assets of the Division, if, and only to the extent that (a) the Board of Directors determines in good faith and upon written advice of outside counsel to Seller that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Seller provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) Seller keeps Buyer informed of the status (not the terms) of any such discussions or negotiations.

          6.10 Update of Schedules. The Seller shall promptly notify the Buyer, prior to the Closing Date, of any changes in the information contained in the Schedules or Exhibits or in any document or information supplied to the Buyer pursuant to a Schedule. Such information shall be deemed to amend such Schedules.

          6.11 Covenant Not to Compete. The Seller agrees that for a period of three years after the Closing Date, neither it, the Seller Subsidiaries, nor any Affiliate shall, directly or indirectly, in any country in North, South or Central America, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business where such business is competitive with the Business as conducted on or prior to the Closing Date. Notwithstanding the foregoing, Seller and the Seller Subsidiaries may continue to hold the Metalcar Interest, if the required consents and waivers are not received to allow a transfer of such interest to Buyer, only in the event that Seller and Buyer enter into the agreements described in section 1.4(d). The Seller specifically acknowledges and agrees that the remedy at law for any breach of this Section 6.11 will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 6.11 should ever be deemed to exceed the limitation provided by applicable law, then the parties agree that such provisions shall be reformed to set forth the maximum limitations permitted.

          6.12 Acquisition or Disposition of Fixed Assets or Leased
Property.    Except upon the written consent of the Buyer, which consent shall not be unreasonably withheld, after the Seller provides Schedule 3.1 to the Buyer, the Seller and the Seller Subsidiaries shall use their respective reasonable efforts not to acquire or dispose of any fixed asset of the Division or property of the Division that is the subject of a capitalized lease that would have been or are included in the Transferred Assets.

     7. Covenants of Buyer. Buyer covenants and agrees with Seller as follows.

          7.1 Compliance with Conditions. Buyer shall use its reasonable efforts to cause the conditions in Section 12 to be satisfied at or prior to the Closing Date.

          7.2 Cooperation in Obtaining Consents. Buyer shall take all steps reasonably requested by Seller to help secure the consents and approvals referred to in Section 6.4 hereof.

          7.3 HSR Filing; Other Governmental Filings. (a) The Buyer has submitted to the United States Department of Justice and the Federal Trade Commission all of the requisite forms and information applicable to this transaction under the HSR Act and shall respond promptly to any appropriate request by either of such agencies for additional information or data.

               (b) Buyer shall also comply with the laws of any country and province, including Canada, which are applicable to the transactions contemplated by this Agreement and pursuant to which governmental notification and/or approval of such transactions is required. Seller and Buyer shall cooperate in providing any requisite information and data regarding Seller or Buyer, as the case may be, and making such filings as may be required in any such jurisdictions in connection with obtaining any required governmental approval or providing any required notice.

          7.4  Make Records Available.  From and after the Closing Date,
Buyer shall make available to Seller, from time to time as Seller may reasonably request, copies of such of the records transferred to Buyer by Seller pursuant to this Agreement as may be reasonably required to enable Seller to defend against or assert claims related to or arising from ownership of the Transferred Assets or the conduct of the Business by Seller and the Seller Subsidiaries prior to the Closing Date and to handle tax and financial audits involving the Division or the Business thereof; provided, however, that the Seller agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, and to return the same to Buyer promptly upon the conclusion of their use by Seller for the purposes herein specified.

     8.   Mutual Covenants.

          8.1 GST Election. Eaton Yale and Buyer agree to jointly elect under Section 167 of the GST Legislation to have Subsection 167(l.1) of the GST Legislation apply to the sale under this Agreement. The Buyer shall file the election in the manner and within the time prescribed by the GST Legislation. In the event that an election under Section 167 of the GST Legislation cannot be validly made by the parties, or Revenue Canada does not accept in whole or in part such an election by the parties, the Buyer (i) shall pay to Eaton Yale, in addition to any amounts payable by the Buyer under this Agreement, all goods and services tax payable pursuant to the GST Legislation on or in respect of the property and services supplied hereunder including, without limitation, such tax calculated on or in respect of the value of the consideration paid or payable by the Buyer under this Agreement, and (ii) shall indemnify and save harmless Eaton Yale from any penalties and interest which may be payable by or assessed against the Seller under the GST Legislation due to the supplies made under this Agreement not being eligible for the Section 167 election.

          8.2  Election Regarding Accounts Receivable.. Eaton Yale and
Buyer shall, as soon as possible after the Closing Date, jointly execute an election under Section 22 of the Income Tax Act (Canada) as to the sale of the Accounts Receivable sold by Eaton Yale, shall designate therein the face value of the Accounts Receivable sold by Eaton Yale and the applicable portion of the Purchase Price, consistent with the provisions of Section 3.2, as the consideration paid by the Buyer therefor and shall each file such election with Revenue Canada forthwith after execution thereof (and, in any event, with their respective Canadian income tax returns for the year of sale) to make such election.

          8.3 Transition Services Agreements. At Closing, the Seller and the Buyer shall enter into Transitional Services Agreements in the forms attached as Exhibit C and Exhibit D (the "Services Agreements") relating to the provision of certain services by the Seller for the Buyer and the provision of certain services by the Buyer for the Seller on an interim basis following the Closing Date.

          8.4 Payments Received. The Seller and the Buyer agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other, from time to time as and when received by them and in the currency received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to the other party, including without limitation any payments of accounts receivable and insurance proceeds, and shall account to the other for all such receipts. From and after the Closing Date, the Buyer shall have the right and authority to endorse without recourse the name of the Seller or any Seller Subsidiary on any check or any other evidences of indebtedness received by the Buyer on account of the Business and the Transferred Assets transferred to the Buyer under this Agreement. In the event of a dispute between the parties regarding their respective obligations hereunder, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

          8.5  Further Assurances.  From time to time after the Closing
Date, the Buyer and the Seller shall, and the Seller shall cause the Seller Subsidiaries to, at their own expense, execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer and to make all filing with and to obtain all consents, approvals or authorizations of any governmental or regulatory authority or any other Person under any Permit and take all such other actions as such party may reasonably be requested to take by the other party to this Agreement, consistent with the terms of this Agreement, in order to effectuate better the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

          8.6  Certain Tax Payments and Returns.  Each of the Seller and
Buyer shall be responsible for the preparation and filing of any tax returns which it is required by law to file. In the case of any personal or real property tax return required to be filed by the Seller or the Seller Subsidiaries after the Closing Date that relate to pre-Closing activities and with respect to which all or any portion of such taxes constitutes an Assumed Liability or the Buyer's share of the Shared Liabilities: (i) such return shall be prepared by the Seller in a manner that is consistent, so far as is permitted by applicable law, with such other tax returns filed for prior taxable periods, (ii) such tax return shall be submitted to Buyer at least 15 days prior to the intended day of filing along with a calculation that identifies the amount of taxes that is an Assumed Liability or the Buyer's share of the Shared Liabilities, (iii) the Buyer shall have 10 days after receipt of such return to approve or state all objections to such return and the calculation of such taxes that is an Assumed Liability or the Buyer's share of the Shared Liabilities, and (iv) the Buyer shall pay to the Seller the undisputed amount of such taxes that is an Assumed Liability or the Buyer's share of the Shared Liabilities no later than the due date for such return. If the parties cannot thereafter resolve any disputed amount within 30 days, such dispute shall be resolved by the Independent Accountant whose fee shall be paid in equal shares by the Buyer and the Seller. The Buyer shall, within two business days after the decision of the Independent Accountant, pay the balance of taxes due, if any, to the Seller, together with interest (computed from the due date of the return) based on the statutory interest rate applicable to deficiencies of such taxes. If the Seller or the Seller Subsidiaries receive a refund of taxes that is a Transferred Asset, such Person shall pay such refund to the Buyer within two business days after receipt (reduced by the amount of Income Taxes, if any, imposed on such Person on account of the refund).

          8.7 Tax Clearance Certificates, Filings and Notices. The Seller shall cooperate with the Buyer and take all actions required to obtain all conditional tax clearances, tax clearance certificates and similar documents in connection with the consummation of the transactions contemplated by this Agreement. The Seller shall make all filings and deliver all notices required by any employment security, taxing or other governmental authority in connection with the consummation of the transactions contemplated by this Agreement.

          8.8 Covenant Regarding Personnel. (a) Except as contemplated by Section 9.1 of this Agreement, the Seller agrees that, for a period of eighteen months after the Closing Date, it shall not, and shall cause its subsidiaries and Affiliates not to, without first obtaining the written consent of the Buyer, which consent may be withheld for any reason, directly or indirectly solicit or attempt to solicit any person who is employed by the Buyer or its subsidiaries or Affiliates in the Business to leave his or her employer or to become an employee of the Seller or any of its subsidiaries or Affiliates. The foregoing shall not prohibit (a) the Seller or its subsidiaries or Affiliates from soliciting or employing any individual who has received notice of termination from, or ceases to be employed by, the Buyer or its subsidiaries or Affiliates prior to the first time such individual discussed with any representative of the Seller or its subsidiaries or Affiliates employment by such party, and (b) the Seller or its subsidiaries or Affiliates from employing an individual who responds to a general solicitation of employment by such party.

               (b) Except as contemplated by this Agreement, the Buyer agrees that, for a period of eighteen months after the Closing Date, it shall not, and shall cause its subsidiaries and Affiliates not to, without first obtaining the written consent of the Seller, which consent may be withheld for any reason, directly or indirectly solicit or attempt to solicit any person who is or was employed by the Seller or its subsidiaries or Affiliates in the Business to leave his or her employer or to become an employee of the Buyer or any of its subsidiaries or Affiliates. The foregoing shall not prohibit (a) the Buyer or its subsidiaries or Affiliates from soliciting or employing any individual who has received notice of termination from, or ceases to be employed by, the Seller or its subsidiaries or Affiliates prior to the first time such individual discussed with any representative of the Buyer or its subsidiaries or Affiliates employment by such party, and (b) the Buyer or its subsidiaries or Affiliates from employing an individual who responds to a general solicitation of employment by such party.

     9.   Employees, Employee Benefits.

          9.1  Offer of Employment.   (a) Buyer agrees to cause the Buyer
Subsidiaries to offer employment, beginning on the Closing Date, to, and the Seller shall use its reasonable efforts to assist the Buyer Subsidiaries in employing, all of the Division Employees and Gerry Glinski and Jim Oliver (the "Technical Support Personnel"), other than those identified on Schedule 9.1A
(i) in comparable positions, and (ii) with compensation substantially equivalent to their compensation, including incentive and bonus compensation, prior to the Closing Date and with a package of employee benefits that is substantially equivalent in the aggregate (except as otherwise provided in this Section 9), to the employee benefit package available to those employees prior to the Closing Date; provided, however, that nothing in this Section 9.1 shall (i) require the Buyer or the Buyer Subsidiaries to provide any form of equity or equity-based compensation or incentive or bonus plan, or (ii) preclude the Buyer or the Buyer Subsidiaries from implementing a uniform compensation or benefit program(s) for all of the Buyer's or the Buyer Subsidiaries' employees, including the former Division Employees and Technical Support Personnel. If for whatever reason, either or both of the Technical Support Personnel do not agree to become employees of the Buyer Subsidiaries, such persons shall be used by Seller, as long as they are employees of Seller, to provide the services provided to the Division prior to the Closing Date to the Buyer Subsidiaries in accordance with the terms of the Services Agreement relating to the services to be provided by the Seller for the Buyer Subsidiaries following the Closing Date. Nothing in the foregoing sentence is intended to limit the ability of Seller to terminate any such employment or to reduce the levels of employment at the Southfield Innovation Center, relocate any of such employees, reduce or shift production at the Southfield Innovation Center or close the Southfield Innovation Center for reasonable business purposes or as a result of changing business conditions; provided, that except for terminations of employment occassioned by violation of Seller's employment rules and practices by such employees, Seller shall continue to use the Technical Support Personnel to provide the required services for at least six months after the Closing Date, unless Buyer consents to a change thereto.

               (b) The Buyer shall also cause the Buyer Subsidiaries to provide, for a period of at least two years following the Closing Date, to Division Employees or Technical Support Personnel who accept such offers of employment with the Buyer Subsidiaries ("Hired Employees") with group health benefits on substantially the same terms as current employees of the Buyer or its affiliates in similar positions. The Buyer shall cause the Buyer Subsidiaries to recognize service with Seller or any Seller Affiliate, including a Seller Subsidiary, by Hired Employees for purposes of eligibility, vesting and benefits under all such benefit programs.

               (c) Except for Assumed Liabilities (including those liabilities and obligations assumed by Buyer under this Section 9), the Buyer's share of the Shared Liabilities related to Occupational Diseases, or as described on Schedule 9.lC, the Buyer and the Buyer Subsidiaries do not assume and accept no liability or obligation of the Seller or the Seller Subsidiaries resulting from any collective bargaining agreement, contract of employment, employee handbook, precedent, past practice and/or other method which in the past established terms and conditions of employment between the Seller, the Seller Subsidiaries, and their employees. The Buyer shall cause Oxford Canada to assume and accept the liabilities and obligations of the Seller or the Seller Subsidiaries resulting from the collective bargaining agreements listed on Schedule 9.1C.

               (d) The Buyer and the Buyer Subsidiaries do not assume and accept no liability or obligation of the Seller or the Seller Subsidiaries for any severence obligations to the employees of the Seller or the Seller Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Seller and the Seller Subsidiaries shall be liable for any severence payments and obligations to employees of the Seller Subsidiaries arising out of or related to any Division Employee or Technical Support Personnel not accepting the offers of employment with the Buyer Subsidiaries pursuant to Section 9.l(a).

               (e) Nothing in this Agreement shall be intended to limit the ability of the Buyer or the Buyer Subsidiaries (i) to terminate any such employment, reduce the levels of employment, relocate any Hired Employee, reduce or shift production at any Facility or close any Facility, or (ii) to amend or terminate any employee benefit or welfare plan (except as otherwise provided in this Section 9) for, in the case of the foregoing clauses (i) and
(ii), reasonable business purposes or as a result of changing business conditions. Hired Employees initially shall be employed at the Facility at which each is presently employed (except for research and development, technical service, marketing and customer service employees presently employed at the Southfield Facility or any of Seller's other facilities not included in the Transferred Assets).

          9.2 Allocation Of Salaried Pension Plan Liabilities. (a) Effective as of the date (the "Effective Date") next following the Closing Date, and as soon as is reasonably practicable thereafter,

                    (i) Buyer shall cause Oxford U.S. to establish a new defined benefit pension plan or arrange for the amendment of the Lobdell Emery Corporation Salaried Employees' Retirement Income Plan (referred to hereinafter as "Oxford's U.S. Pension Plan") for the purpose of covering those Hired Employees (the "Transferred U.S. Participants") who, as of the Closing Date, are, or are eligible to become, participants in Appendix A of the Pension Plan For Eaton Corporation Employees ("Seller's U.S. Pension Plan"). Oxford's U.S. Pension Plan shall provide benefits to the Transferred U.S. Participants pursuant to Plan provisions and under a benefit formula which are, at a minimum, equal in all material respects to those contained in Seller's U.S. Pension Plan, as in effect on the Closing Date; and

                    (ii) Buyer shall cause Oxford Canada to establish a new defined benefit pension plan (referred to hereinafter as "Oxford's Canadian Pension Plan") covering those Hired Employees (the "Transferred Canadian Participants") who, as of the Closing Date, are, or are eligible to become, participants in the Eaton Corporation Pension Plan For Salaried Employees Of Certain Divisions And Plants Of Eaton Yale Ltd. ("Seller's Canadian Pension Plan"). Oxford's Canadian Pension Plan shall provide benefits to the Transferred Canadian Participants pursuant to Plan provisions and under a benefit formula which are, at a minimum, equal in all material respects to those contained in Seller's Canadian Pension Plan, as in effect on the Closing Date.

For the purposes of this Agreement, the Transferred U.S. Participants and Transferred Canadian Participants are hereinafter referred to in the aggregate
as the "Transferred Pension Participants."   Seller's U.S. Pension Plan and
Seller's Canadian Pension Plan shall be referred to jointly as "Seller's Pension Plans", and Oxford's U.S. Pension Plan and Oxford's Canadian Pension Plan shall be referred to jointly as "Oxford's Pension Plans". A Transferred Pension Participant's Credited Service, Service, and Compensation under Seller's Pension Plans (as defined in such Plans) shall be recognized and provided for such Transferred Pension Participant for purposes of determining his eligibility for, and amount of, benefits under Oxford's Pension Plans, to the same extent that such factors are recognized under Seller's Pension Plans. As of the Effective Date, Seller shall amend Seller's Pension Plans, if and to the extent necessary, to exclude the Transferred Pension Participants.

               (b) As of the Effective Date, but subject to the actual transfers of assets contemplated by Section 9.2(g), Buyer shall cause the Buyer Subsidiaries to assume under the applicable Oxford Pension Plan all the liabilities and obligations of Seller and the Seller Subsidiaries for and on behalf of the Transferred Pension Participants, which have been the liabilities and obligations of Seller and the Seller Subsidiaries under Seller's Pension Plans. Seller and the Seller Subsidiaries shall retain all liability and responsibility under Seller's Pension Plans for those participants and former participants under Seller's Pension Plans, who are not Transferred Pension Participants, and for the spouses and beneficiaries of such participants and former participants.

               (c) In conjunction with the establishment by the Buyer Subsidiaries of Oxford's Pension Plans, the Buyer Subsidiaries shall either utilize previously existing funding arrangements, or establish as of the Effective Date new separate funding arrangements for such Plans through either a qualified trust or contract of insurance, in either case as acceptable for
such purpose pursuant to applicable laws and regulations.   Such separate
funding arrangements shall be referred to hereinafter as "Oxford's Canadian Pension Fund" and "Oxford's U.S. Pension Fund" respectively, and referred to jointly as "Oxford's Pension Funds". The separate trust accounts for Seller's U.S. Pension Plan and Seller's Canadian Pension Plan which exist under Seller's U.S. master pension trust and Canadian master pension trust respectively, as established through Bankers Trust Company in the U.S. and Royal Trust Company in Canada, shall be referred to hereinafter as "Seller's U.S. Pension Trust" and "Seller's Canadian Pension Trust" respectively, and jointly as "Seller's Pension Trusts".

               (d) As soon as is reasonably practicable after the Closing Date, Seller shall arrange for the transfer to Oxford's U.S. Pension Fund and Oxford's Canadian Pension Fund of that portion of the assets held as of the Closing Date under Seller's U.S. Pension Trust and Seller's Canadian Pension Trust respectively, which is allocable to the Transferred U.S. Participants and the Transferred Canadian Participants respectively. Such allocable portions of assets (including any employer contributions to Seller's Pension Plans which are accrued for any period prior to the Effective Date, but unpaid as of such date) shall be determined by Seller's actuarial consulting firms, with the determination subject to Section 9.2(e), and shall be equal to,

                    (i) with respect to Seller's U.S. Pension Trust, the portion of the assets of such Trust (the "U.S. Transfer Amount") held thereunder as of the Closing Date equal to the greater of : (a) the amount required to be transferred with respect to the Transferred U.S. Participants as of the Closing Date pursuant to Section 208 of the Employee Retirement Income Security Act of 1974, as amended from time to time thereafter ("ERISA"), and Section 414(l) of the Code, and the applicable regulations and rulings thereunder; and (b) that portion of the Projected Benefit Obligation (the "PBO") of Seller's U.S. Pension Plan attributable to the Transferred U.S.
Participants, determined as of the Closing Date.   For purposes of determining
the minimum required asset transfer under clause (a) above, the assumptions used shall be those used by the U.S. Pension Benefit Guaranty Corporation ("PBGC") with respect to plan terminations occurring on the Closing Date, such assumptions being deemed reasonable under Code Regulation 1.414(l)-1(b)(9); and

                    (ii) with respect to Seller's Canadian Pension Trust, the portion of the assets of such trust (the "Canadian Transfer Amount") equal to the greater of (a) the going concern liabilities in respect of the Transferred Canadian Participants accrued as of the Closing Date, determined using the actuarial basis established by Seller's actuary in the most recent report prepared in accordance with Section 14 of the Regulation to the Pension Benefits Act of Ontario (the "Ontario Act") and pursuant to the applicable provisions of Seller's Canadian Pension Plan as of the Closing Date; and (b) the minimum amount of assets necessary in order to provide for the transfer to Buyer's Canadian Pension Trust of the accrued liabilities for the Transferred Canadian Participants, determined as of the Closing Date based on the provisions of Policy Statement 2 of the Pension Commission of Ontario (the "PCO") dated as at July 28, 1988. For the purposes of applying Policy Statement 2, the determination required under paragraph (3)(b)(iii) shall be made by Seller, and paragraph 8(a) or 9, as determined by Seller shall be deemed to apply. Notwithstanding the foregoing, if the amount approved (as provided in Section 9.2(f)) by the Ontario Superintendent of Pensions (the "Superintendent") for transfer from the Seller's Canadian Pension Trust to Oxford's Canadian Pension Fund pursuant to this Agreement is different from the Canadian Transfer Amount as determined above, the Canadian Transfer Amount shall be deemed for all purposes of this Agreement to be the amount so approved by the Superintendent.

               (e) Within ninety days after the Closing Date, Seller shall notify Buyer of the proposed U.S. and Canadian Transfer Amounts, and shall provide Buyer with a copy of the actuarial computations of such amounts, along with all data, documents, calculations, workpapers and other materials or information utilized in preparing such computation, and including such information as may be required (the "Canadian Transfer Report") to obtain the consent of the Superintendent to the transfer of assets and liabilities from Seller's Canadian Pension Trust to Oxford's Canadian Pension Fund as contemplated by this Section. Buyer shall notify Seller in writing of Buyer's agreement with such determinations, or shall submit to Seller a written list of points of disagreement, within the period of sixty days following Buyer's receipt of Seller's notification and all of the supporting data, documents, calculations, workpapers and other materials and information. If Buyer submits to Seller any such list of points of disagreement with respect to either of such actuarial computations, and if such disagreement cannot be resolved to the satisfaction of both Buyer and Seller within the period of thirty days following the date of receipt of any such list by Seller, then the disagreement shall be resolved by an independent third party actuarial consulting firm, to be mutually selected by Buyer and Seller no later than thirty days after the end of the first thirty day period. The opinion of such actuarial consulting firm as to such actuarial computations, and its conclusion as to what the form and content of the Canadian Transfer Report should be, shall be final (subject to Section 9.2(f)) and binding on both Seller and Buyer and shall not be subject to appeal by either of them. Each of Seller and Buyer shall be responsible for one-half of the fees and expenses of such final determination by such actuarial consulting firm.

               (f) Within thirty days next following the earlier of (i) Buyer's acceptance of the Canadian Transfer Report, and (ii) the report of the third party actuarial consulting firm as to what the form and content of the Canadian Transfer Report should be, Seller shall submit the final Canadian Transfer Report to the Superintendent to obtain the regulatory consent required by law to the transfer of assets as set out in the Canadian Transfer Report.

               (g) The transfer of the U.S. and Canadian Transfer Amounts from each of Seller's Pension Trusts to the applicable Oxford Pension Fund shall be completed as soon as practicable after such asset amounts are finally determined pursuant to this Section 9.2 and, with respect to the Canadian Transfer Amount, after Seller's receipt of the required consent from the Superintendent. Each such Transfer Amount,

                    (i) shall be increased or decreased to take account of the investment gains and/ or losses experienced by the applicable Seller's Pension Trust for the period commencing on the Effective Date and ending on the date (the "Asset Transfer Date", as determined separately for each of Seller's Pension Trusts) on which the assets of each such Trust are transferred (provided that during such period, Seller shall not permit the trustees of Seller's Pension Trusts to make any material changes in the investment policies utilized by such trustees prior to the Closing Date), such gains and/or losses to be calculated on a pro rated basis in respect of all assets of the applicable Seller's Pension Trust, and

                    (ii) shall be decreased by the amount of any benefit payments due and made to or on behalf of any of the applicable group of Transferred Pension Participants from the applicable Seller's Pension Trust during such period, and any other disbursements, including any applicable fees and expenses, which have been charged to Seller's Pension Trusts, calculated on a pro rated basis in respect of all assets of the applicable Seller's Pension Trust.

The resultant net amount of assets to be so transferred from each of Seller's Pension Trusts shall consist of cash.

               (h) As of and after the Effective Date, but prior to the Asset Transfer Date related to each of Seller's Pension Trusts, Seller shall direct the trustee of each such Trust to pay benefits therefrom to, or on behalf of, any Transferred Pension Participant who becomes entitled thereto under the applicable Oxford Pension Plan during such period, with such payments to be made in accordance with instructions furnished by the Buyer Subsidiaries to Seller from time to time; subject, however, to Seller's reasonable audit and approval of the proper computation of such benefits.

               (i) As soon as is reasonably practicable after the Closing Date, Buyer shall provide the Seller with copies of the governing documents for Oxford's Pension Plans and Oxford's Pension Funds, for review and comment by (but not subject to the approval of) Seller, and Buyer shall then cause the Buyer Subsidiaries to apply

                    (i) for a determination by the Internal Revenue Service of the United States ("IRS") that Oxford's U.S. Pension Plan (as established or amended pursuant to Section 9.2(a)(i)) and Oxford's U.S. Pension Fund qualify under Sections 401(a) and 501(a), respectively, of the Code, and under the applicable provisions of ERISA, and any regulations issued under or pursuant to either the Code or ERISA; and

                    (ii)  for registration of Oxford's Canadian Pension
Plan with the Canadian Department of National Revenue ("Revenue Canada") and the PCO to establish registration thereof under the Canada Income Tax Act (the "Canada Act") and the Ontario Act and the applicable regulations under both such Acts.

Buyer further agrees to cause the Buyer Subsidiaries to revise and/or amend either or both of Oxford's Pension Plans as may be required by IRS, Revenue Canada and/or the PCO in accordance with applicable governmental requirements for the purpose of obtaining any such qualification or registration. Copies of such filings by the Buyer Subsidiaries shall be furnished by the Buyer Subsidiaries to Seller when first made, and a copy of the U.S. determination letter and the Canadian acceptances of registration shall be furnished by the Buyer Subsidiaries to Seller within a reasonable period of time following the receipt of each such letter by the Buyer Subsidiaries.

               (j) Seller shall be responsible for satisfying any and all governmental reporting and/or disclosure requirements applicable to Seller's Pension Plans and/or Seller's Pension Trusts. The Buyer Subsidiaries shall be responsible for satisfying any and all governmental reporting and/or disclosure requirements applicable to Oxford's Pension Plans and/or Oxford's Pension Funds. Seller shall furnish to Buyer any information relating to the transfers of assets and liabilities from Seller's Pension Trusts and Seller's Pension Plans to Oxford's Pension Funds and Oxford's Pension Plans, respectively, which may be necessary for the Buyer Subsidiaries to satisfy such requirements, to the extent that such information is not already in the possession of Buyer or any of Buyer's representatives.

               (k) Upon the completion of the transfers of assets and liabilities contemplated by this Section 9.2, Seller, the Seller Subsidiaries, Seller's Pension Plans, and Seller's Pension Trusts, and their respective agents, shall be completely discharged of any and all obligations and liabilities with respect to the pension benefits accrued at any time by the Transferred Pension Participants under Seller's Pension Plans. Buyer further agrees to indemnify Seller for any liabilities Seller may incur as a result of the transfer of assets and/or liabilities from Seller's U.S. Pension Trust and Seller's U.S. Pension Plan to Oxford's U.S. Pension Fund and Oxford's U.S. Pension Plan, respectively, prior to the review by the IRS of Oxford's U.S. Pension Fund and Oxford's U.S. Pension Plan, in the event Oxford U.S. is unable to obtain the issuance by the IRS of a favorable determination letter with respect to such Fund and Plan. Notwithstanding the foregoing, and without limiting any other indemnity obligation of Seller under or in connection with this Agreement, Seller shall indemnify, defend, and hold harmless Buyer and the Buyer Subsidiaries from and against any and all suits, demands, and/or claims of any kind which may arise under, or on account of or in connection with either or both of Seller's Pension Plans and/or either or both of Seller's Pension Trusts, and which relate to the period prior to the Effective Date (regardless of when any such suit, demand, and/or claim is made), including without limitation any suits, demands, and/or claims by any person or party in relation to any provisions of ERISA, the Canada Act or the Ontario Act, as amended from time to time, and any regulations issued under or pursuant to any of such statutes, the proper administration, investment, and funding of such Plans and Trusts, and any withdrawal of assets or application of surplus assets with respect thereto.

               (l) Notwithstanding any other provisions of this Agreement, and except as otherwise contemplated by Section 9(a), the Buyer and the Buyer Subsidiaries reserve the right to modify or amend the terms of, or to terminate, either or both of Oxford's Pension Plans, and/or either or both of Oxford's Pension Funds at any time after the Effective Date, subject to all applicable laws and regulations; provided that, except as may be required under any such applicable laws or regulations, no such change shall, prior to the expiration of five years following the Closing Date, result in the complete termination of coverage of the Transferred Pension Participants under either or both of Oxford's Pension Plans, or otherwise decrease the rate at which new benefits accrue, or the total value of benefits accrued thereunder, for the Transferred Pension Participants.

           9.3 Assignment And Assumption Of Hourly Pension Plans.   (a)
As of the Effective Date, but subject to the actual assignment and assumption of assets contemplated by Section 9.3(d), Eaton Yale shall assign to Oxford Canada, and Buyer shall cause Oxford Canada to assume from Eaton Yale the Eaton Yale Ltd. Pension Plan PP For Hourly-Rate Employees Of The Suspension Division Wallaceburg Plant ("Plan PP") and the Eaton Yale Ltd. Pension Plan SP For Hourly-Rate Employees Of The Suspension Division Chatham Plant ("Plan SP"), including all rights, obligations, and liabilities thereunder, so that Oxford Canada on and after the Effective Date shall be the successor employer and administrator thereunder. For the purposes of this Agreement, Plan PP and Plan SP shall be referred to jointly as the "Hourly Pension Plans".

               (b)  For the purposes of this Agreement, "Plan PP
Participants" and "Plan SP Participants" shall mean all members and former members (within the meaning of the Ontario Act), and all other persons entitled to payments from Plan PP and Plan SP, respectively, as of the Effec-tive Date. The Plan PP Participants and the Plan SP Participants shall be referred to jointly as the "Transferred Hourly Participants".

               (c) As soon as is reasonably practicable after the Closing Date, Buyer shall cause Oxford Canada to amend the Hourly Pension Plans, and shall make all regulatory filings, as are necessary to demonstrate that such Plans have been assumed and adopted by Oxford Canada, and that Oxford Canada has been substituted in place of Eaton Yale as the "Company" thereunder, effective as of the Effective Date, and shall provide Seller with a copy of such amended Plans and regulatory filings.

               (d) The separate participating trust accounts for Plan PP and Plan SP which exist under Seller's Canadian master pension trust, as established through Royal Trust Company, shall be referred to herein as the "Plan PP Trust" and the "Plan SP Trust" respectively, and jointly as the "- Hourly Pension Trusts". Effective as of the Closing Date, Seller shall cause the Hourly Pension Trusts to cease to participate in Seller's Canadian master pension trust, and to be converted so that cash shall be the sole asset of the Hourly Pension Trusts. Buyer and Oxford Canada shall have no obligation or entitlement with respect to such conversion procedure. Subject to Section 9.3(e), the Seller shall then assign to Oxford Canada and the Buyer shall cause Oxford Canada to assume the rights and obligations of the Seller under the Hourly Pension Trusts.

               (e)  It is understood and agreed that, prior to the
assignment and assumption contemplated by Section 9.3(d), Seller shall cause to be paid into the Hourly Pension Trusts any employer contributions which have been accrued by Eaton Yale, but not yet paid, with respect to all periods of operation of the Hourly Pension Plans occurring prior to the Effective Date, as such contributions are determined by Seller in accordance with the current Plan PP and Plan SP actuarial reports filed and accepted by the PCO
and the applicable provisions of the Ontario Act.   As soon as is reasonably
practicable after the Closing Date, Seller's actuarial consulting firm shall calculate the fair market value of assets and the solvency liabilities (as such term is defined in the regulations under the Ontario Act) as of the Closing Date for each of the Hourly Pension Plans (using those actuarial assumptions and methods disclosed by Seller to Buyer and Buyer's actuary and used in determining the "funded ratios" (as hereafter defined) for such Plans as of January 1, 1998). To the extent that Seller's actuary determines that the "funded ratio" (defined as the ratio of the fair market value of assets to solvency liabilities) of either or both of the Hourly Pension Plans as of the Closing Date, is lower than their respective funded ratios as of January 1, 1998 (as estimated by Seller and represented to Buyer to be the following:
Plan PP - 84.2%; Plan SP - 92.4%), Seller shall pay to the applicable Hourly Pension Trusts for such Plans (or directly to Oxford Canada, to the extent payment to the Hourly Pension Trusts is prohibited by applicable laws and regulations) such additional amounts in cash which, when added to the fair market value of the assets of the applicable Hourly Pension Trusts as of the Closing Date, will make each of the funded ratios of the Hourly Pension Plans equal to their respective funded ratios as of January 1, 1998 (as set forth above); provided, that such payment shall only be required to the extent that the total amount otherwise determined to be payable to the applicable Hourly Pension Trusts (or Oxford Canada) is in excess of $50,000. Notwithstanding the foregoing provisions of this Section 9.3(e), within ninety days after the Closing Date, Seller shall notify Buyer of any such required payment as determined by Seller's actuary, and shall provide Buyer with a copy of the actuarial computations of any such amount, along with all data, documents, calculations, workpapers and other materials or information utilized in preparing such computation. Buyer shall notify Seller in writing of Buyer's agreement with such determinations, or shall submit to Seller a written list of points of disagreement, within the period of sixty days following Buyer's receipt of Seller's notification and all of the supporting data, documents, calculations, workpapers and other materials and information. If Buyer submits to Seller any such list of points of disagreement with respect to such actuarial computations, and if such disagreement cannot be resolved to the satisfaction of both Buyer and Seller within the period of thirty days following the date of receipt of any such list by Seller, then the dis-agreement shall be resolved by an independent third party actuarial consulting firm, to be mutually selected by Buyer and Seller no later than thirty days after the end of the first thirty day period. The opinion of such actuarial consulting firm as to such actuarial computations, shall be final and binding on both Seller and Buyer and shall not be subject to appeal by either of them. Each of Seller and Buyer shall be responsible for one-half of the fees and expenses of such final determination by such actuarial consulting firm.

               (f) As of and after the Effective Date, but prior to the assignment and assumption of assets contemplated by Section 9.3(d), Seller shall direct the trustee of the Hourly Pension Trusts to pay benefits therefrom to, or on behalf of, any Transferred Hourly Participant who is, or becomes, entitled thereto under either of the Hourly Pension Plans during such period, with such payments to be made in accordance with instructions furnished by Oxford Canada to Seller from time to time; subject, however to Seller's reasonable audit and approval of the proper computation of such benefits.

               (g) Seller shall be responsible for satisfying any and all governmental reporting and/or disclosure requirements applicable to either of the Hourly Pension Plans and/or either of the Hourly Pension Trusts with respect to plan years ending prior to the Effective Date, and Oxford Canada shall be responsible for satisfying such requirements with respect to plan years ending on or after the Effective Date.

               (h) As of and after the Effective Date, but subject to the actual assignment and assumption of assets contemplated by Section 9.3(d), and without limiting any other indemnity obligation of Buyer under or in connection with this Agreement, Buyer shall indemnify, defend, and hold harmless Seller and the Seller Subsidiaries from and against any and all suits, demands, and/ or claims of any kind (collectively the "Claims") which may arise under, or on account of or in connection with, either or both of the Hourly Pension Plans and/or either or both of the Hourly Pension Trusts, and which relate to the period after the Closing Date, including without limitation any Claims by any person or party in relation to any provisions of ERISA, the Canada Act or the Ontario Act, as amended from time to time, and any regulations issued under or pursuant to any of such statutes, except to the extent that the same shall arise from any breach of any representation or warranty on the part of Seller or the Seller Subsidiaries under this Agreement, or as otherwise provided in Section 9.3(i).

               (i) As of and after the Effective Date, and without limiting any other indemnity obligation of Seller under or in connection with this Agreement, Seller shall indemnify, defend, and hold harmless Buyer and the Buyer Subsidiaries from and against any and all Claims of any kind which may arise under, or on account of or in connection with of either or both of the Hourly Pension Plans and/or either or both of the Hourly Pension Trusts, and which relate to the period prior to the Effective Date (regardless of when any such Claim is made), including without limitation any Claims by any person or party in relation to any provisions of ERISA, the Canada Act or the Ontario Act, as amended from time to time, and any regulations issued under or pursuant to any of such statutes, the proper administration, investment, and funding of such Plans and Trusts, and any withdrawal of assets or application of surplus assets with respect thereto.

               (j) Notwithstanding any other provisions of this Agreement, Buyer and the Buyer Subsidiaries reserve the right to modify or amend the terms of, or to terminate, either or both of the Hourly Pension Plans, and/or either or both of the Hourly Pension Trusts at any time after the Effective Date, subject to all applicable laws and regulations, and the provisions of any applicable collective bargaining agreements.

          9.4  Allocation Of U.S. Investment/Savings Plan Responsibilities.
(a) Seller shall retain all liability and responsibility for making contributions to and the disposition of accounts of each Hired Employee who is eligible to be a participant on the Closing Date ("Investment Plan Participant") in the Eaton Corporation Share Purchase And Investment Plan ("Seller's Investment Plan"). Each Investment Plan Participant shall have his full interest in his account, including without limitation all employer matching contributions made by Seller and any earnings thereon for the partial year 1998, allocated and/or distributed on his behalf as soon as practicable after the Closing Date,

                    (i)  pursuant to the provisions of Seller's
Investment Plan which are applicable to cessation of employment with Seller on the Closing Date for reasons other than retirement, disability, or death and in connection with the divestiture of a facility, including without limitation such provisions with respect to the direct transfer of all or a portion of an Investment Plan Participant's account to another qualified investment plan or arrangement; and

                    (ii) in accordance with the administrative procedures and practices which have been established by Seller with respect to such allocation and/or distribution.

               (b) With respect to any Investment Plan Participant who has an outstanding loan under Seller's Investment Plan as of the Closing Date pursuant to Article IX thereof, the transfer of his employment from Seller to Oxford U.S. as of the Effective Date shall be deemed to be a termination of employment with Seller only for the purposes of effecting the repayment of such loan pursuant to the applicable provisions of Seller's Investment Plan and the administrative procedures which have been established by Seller with respect to such repayments. Buyer shall cause Oxford U.S. to assist Seller in obtaining from any Investment Plan Participants all information, election forms, and other materials which are necessary and required by Seller to effectuate any such allocation, distribution and/or loan repayment.

               (c) As soon as is reasonably practicable after the Closing Date, Buyer shall cause Oxford U.S. to establish a new defined contribution plan or arrange for the amendment of the Lobdell Emery Salaried Employees' Retirement Savings Plan ("Oxford's Savings Plan") for the purpose of covering Investment Plan Participants. Oxford's Savings Plan shall require that Oxford U.S. make matching contributions of at least fifty percent (50%) of the salary reduction contributions elected to be made thereunder by any Investment Plan Participant, subject to a maximum matching contribution for any such Investment Plan Participant of three percent (3%) of such Investment Plan Participant's Compensation (as defined in such Plan). Investment Plan Participants participating under Oxford's Savings Plan shall also be eligible for such additional matching contributions, to the extent provided under such Plan to other similarly situated employees of Oxford U.S., to the extent warranted by overall business performance criteria determined by Oxford U.S. Oxford's Savings Plan shall also contain provisions pursuant to which Investment Plan Participants may make rollovers of their account balances from Seller's Investment Plan to Oxford's Savings Plan, subject to all current restrictions contained in Oxford's Savings Plan, and all applicable laws and regulations. Oxford's Savings Plan will recognize service with Seller and the Seller Subsidiaries for all purposes for which service is a criterion in Oxford's Savings Plan. Notwithstanding any other provisions of this Agreement, the Buyer and Oxford U.S. reserve the right to modify or amend the terms of, or to terminate, Oxford's Savings Plan at any time after the Effective Date, subject to all applicable laws and regulations; provided that (except as may be required under any such applicable laws or regulations) no such change shall, prior to the expiration of two years following the Closing Date, result in the complete termination of Oxford's Savings Plan, or reduce the rate at which new matching contributions are made thereunder for any Investment Plan Participant.

          9.5 Allocation of Canadian Savings Plan Responsibilities. (a) Effective as of the Closing Date, Seller shall cause each Hired Employee who is eligible to have an account as of such date ("RRSP Participant") under the Eaton Yale Ltd. Group Registered Retirement Savings Plan ("Seller's RRSP") to have a fully nonforfeitable right to such account.

               (b) As soon as is reasonably practicable after the Closing Date, Buyer shall cause Oxford Canada to establish a new group registered retirement savings plan ("Oxford's RRSP"), covering RRSP Participants. Oxford's RRSP shall require that Oxford Canada adjust the compensation of RRSP Participants (to the extent permissible under the Canada Act and regulations thereunder) to effectively permit Oxford Canada to make matching contributions of at least fifty percent (50%) of the contributions elected to be made thereunder by any RRSP Participant, subject to a maximum matching contribution for any RRSP Participant of three percent (3%) of such RRSP Participant's compensation and subject to the Canada Act and regulations thereunder. RRSP Participants participating under Oxford's RRSP shall also be eligible for such additional matching contributions, to the extent provided under such Plan to other similarly situated employees of Oxford Canada, to the extent warranted by overall business performance criteria determined by Oxford Canada. The Seller and Oxford Canada shall make reasonable efforts to cause the RRSP Participants, at their option, to transfer their individual account balances to the new accounts that Oxford Canada shall cause to be established on their behalf under Oxford's RRSP. Oxford's RRSP will recognize service with Seller and the Seller Subsidiaries for all purposes for which service is a criterion in Oxford's RRSP, and will contain provisions which are substantially comparable to those provided under Seller's RRSP with respect to participant contribution levels, investment options and distribution methods. Notwithstanding any other provisions of this Agreement, the Buyer and Oxford Canada reserve the right to modify or amend the terms of, or to terminate, Oxford's RRSP at any time after the Effective Date, subject to all applicable laws and regulations; provided that (except as may be required under any such applicable laws or regulations) no such change shall, prior to the expiration of two years following the Closing Date, restrict the key Plan provisions referred to in the preceding sentence, result in the complete termination of Oxford's RRSP, or reduce the rate at which new matching contributions are made thereunder for any RRSP Participant.

          9.6  Assignment and Assumption Of Hourly Supplemental
Unemployment Benefit Plans and Trust Funds. At the Closing, and effective as of the Effective Date, Eaton Yale shall assign to Oxford Canada, and Buyer shall cause Oxford Canada to assume from Eaton Yale, all liability and responsibility under and pursuant to the Eaton Yale Ltd. Supplemental Unemployment Benefit Plan For Hourly-Rate Employees Of The Suspension Division Chatham Plant and the Eaton Yale Ltd. Supplemental Unemployment Benefit Plan For Hourly-Rate Employees Of The Suspension Division Wallaceburg Plant (collectively the "SUB Plans"), so that Oxford Canada at all times on and after the Effective Date shall be the successor employer, sponsor and administrator thereunder. On or as soon as is reasonably practicable after the Closing Date, Seller shall amend the governing documents of Seller's SUB Plans and related agreements to confirm that Oxford Canada has been substituted in place of Eaton Yale as the "Company" under the SUB Plans, and that Oxford Canada has become the successor settlor to Eaton Yale under, and with control over, the trust funds for the SUB Plans.

           9.7     Allocation Of Welfare Benefit Responsibilities.   (a)  As
provided in Sections 9.1(a) and (b), the Buyer shall cause the Buyer Subsidiaries to provide welfare benefits (medical, dental and life insurance) for the Hired Employees, under the Buyer Subsidiaries' applicable welfare benefit plans, programs, practices, and/or arrangements (hereinafter collectively referred to as "Oxford's Benefit Plans") commencing on the Effective Date, without requiring evidence of insurability and without the application of any pre-existing physical or mental condition restrictions.
Any Hired Employee's periods of employment with Seller and/or the Seller Subsidiaries, or any predecessor thereof, and any and all periods of a Hired Employee's coverage under, or participation in, any of Seller's or the Seller Subsidiaries' welfare benefit (medical, dental and life insurance) plans, programs, practices, and/or arrangements covering Hired Employees prior to the Effective Date (hereinafter collectively referred to as "Seller's Benefit Plans"), shall be deemed to be employment with the Buyer Subsidiaries, and coverage under and/or participation in Oxford's Benefit Plans respectively, for all purposes of establishing such Hired Employee's eligibility for participation and benefit entitlement under Oxford's Benefit Plans. The extent to which any Hired Employee (and his dependents and/or other beneficiaries) has satisfied in whole or in part any Seller's Benefit Plan annual deductible, or has paid any out-of-pocket expenses pursuant to any Seller's Benefit Plan co-insurance provision, shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum respectively under the comparable Oxford's Benefit Plans.

               (b) Subject to Section 2.3, the Buyer Subsidiaries shall be responsible only for (i) claims made by the Hired Employees (and their dependents and/or other beneficiaries) arising under Oxford's Benefit Plans with respect to events occurring, charges incurred or services rendered to Hired Employees (and their dependents and/or other beneficiaries) after the Closing Date; (ii) salary continuation or other short term disability benefits with respect to any Hired Employee which may become payable for any period of disability occurring after the Closing Date, whether or not the disability commenced prior to the Effective Date; and (iii) long term disability payments with respect to any Hired Employee which may become payable with respect to any qualified disability which commenced prior to the Effective Date, if a claim for such benefits was not filed and approved under the applicable Seller's Benefit Plan prior to the Effective Date, subject to Seller's obligation to share liabilities related to Occupational Diseases pursuant to
Section 2.3(c). Seller shall retain all liability, responsibility, and obligation for the provision of benefits under Seller's Benefit Plans, with respect to events occurring, charges incurred or services rendered to the Hired Employees (and their dependents and/or other beneficiaries ) on or prior to the Closing Date, except as otherwise provided in the preceding sentence; provided, that Seller shall also retain liability for continuing payment of non-professional charges associated with a hospital confinement commencing on or prior to the Closing Date. Welfare benefit coverage of the Hired Employees and their eligible dependents and other beneficiaries, under Oxford's Benefit Plans pursuant to this Section 9.7, shall for all purposes, including without limitation provision by the Buyer Subsidiaries of welfare benefit continuation coverage as required under Part 6 of Title I of ERISA and Section 4980B of the Code (collectively "COBRA"), commence as of the Effective Date, and coverage and eligibility of such persons for welfare benefit coverage or payments under any applicable Seller's Benefit Plan shall cease as of the Closing Date, except as otherwise specifically provided pursuant to this Section 9.7.

               (c)  As of the Effective Date, Buyer shall cause Oxford
Canada to provide non-collectively bargained Hired Employees employed by Oxford Canada in Canada, with retiree medical and life insurance coverage benefits, that are at least equal in all material respects to those similar benefits as would have been provided to such Hired Employees in the event of their retirement from the Seller or any of the Seller Subsidiaries, under the applicable Seller's Benefit Plans, as in effect on the Closing Date; provided, that the retiree life insurance coverage provided by Oxford Canada shall be limited to a maximum of C$5,000. Except as provided in the foregoing sentence, the Buyer and/or the Buyer Subsidiaries shall at no time be obligated to provide retiree medical or life insurance coverage to or with respect to any Hired Employee, including any other Hired Employees who were or would have become eligible on or after the Effective Date for any such benefits under Seller's Benefits Plans, nor shall Buyer and/or the Buyer Subsidiaries be required to provide any other types of benefits to or with respect to any Hired Employee following retirement or other termination of employment (except to the extent required by Code Section 4980B with respect to Hired Employees employed in the U.S., for events occurring after the Effective Date).

               (d) Notwithstanding any other provisions of this Agreement, Seller agrees to provide, and shall retain all liability and responsibility for providing the following benefits to certain Hired
Employees: (i) retiree medical insurance coverage for those non-collectively bargained Hired Employees employed by Buyer or the Buyer Subsidiaries in the U.S.; and (ii) retiree life insurance coverage for those non-collectively bargained Hired Employees employed by Buyer or the Buyer Subsidiaries in Canada, to the extent such coverage would have exceeded C$5,000 under the applicable Seller's Benefit Plans. Such Hired Employees shall be eligible to apply to Seller for such retiree medical and life insurance coverage, commencing upon the later retirement from Buyer or the Buyer Subsidiaries of any Hired Employee to which such benefit is applicable, provided that: (i) such Hired Employee retires at age 50 or later, having completed at least ten years of service (all service with Seller, the Seller Subsidiaries, Buyer, the Buyer Subsidiaries and Buyer's affiliates shall be included for this purpose); and (ii) such coverage shall be subject to such terms and conditions as Seller shall have in place from time to time with respect to the providing of such benefits under Seller's applicable welfare benefit plans.

               (e) Notwithstanding any other provisions of this Agreement, Buyer and the Buyer Subsidiaries reserve the right to modify or amend the terms of, or to terminate, any or all of Oxford's Benefit Plans at any time after the Effective Date, subject to all applicable laws and regulations; provided that, except as may be required under any such applicable laws or regulations, no such change shall, prior to the expiration of five years following the Closing Date, result in the material reduction of retiree medical coverage of the non-collectively bargained Hired Employees employed by Oxford Canada in Canada, as set forth in Section 9.7(c).

          9.8 Accrued Vacation Pay. Seller and Eaton Yale and Buyer agree that the Net Assets Statement shall include an amount as a current liability which accurately represents all liabilities and obligations for the payment of vacation pay, leave or similar benefits which either are vested in, or have been accrued on behalf of, the hourly Hired Employees, but which have not yet been paid by Seller or Eaton Yale, as of the Closing Date. On and after the Effective Date, Buyer shall cause the Buyer Subsidiaries to be liable and responsible for the payment of all such vested and accrued vacation benefits, in accordance with the applicable administrative procedures and practices of Seller and Eaton Yale which are in effect on the Closing Date for Division Employees, to the eligible Hired Employees.

          9.9  Reimbursement For Other Party's Liabilities.
Notwithstanding any other provisions of this Agreement, in the event that either Seller (or Eaton Yale) or Buyer (or the Buyer Subsidiaries) shall be required, by operation of law or regulation or by judicial or quasi-judicial determination or by the operation of any contract or other agreement of any kind with any insurance company or other entity, to pay or discharge directly, or indirectly through any representative or benefit trust or other fund or otherwise, any liability, responsibility, or obligation for the provision of any benefit or other payment (including any benefit premium payment or other direct or indirect cost with respect to any benefit coverage) which is the liability, responsibility, and/or obligation of the other party pursuant to this Section 9, the party responsible for such payment agrees to reimburse promptly the other party, or any appropriate representative or benefit trust or other fund of such party as may be determined thereby, in full for any and all such payments or discharges upon the presentation of written evidence thereof.

          9.10 Wage Reporting.   (a) U.S. Emloyees.  Wages paid by Seller
to Hired Employees during the year in which the Closing Date occurs shall be considered attributable to Oxford U.S. for purposes of Code Section 3121(a)(1) and Income Tax Regulations promulgated thereunder. Seller shall furnish each Hired Employee one Wage and Tax Statement (IRS Form W-2) for wages paid by Seller. Buyer shall cause Oxford U.S. to furnish IRS Forms W-2 covering the period from the Closing Date through the end of the year in which the Closing Date occurs. Both parties shall comply with the provisions of Section 4 of Rev. Proc. 84-77.

               (b) Foreign Employees. Wages paid by Eaton Yale to Hired Employees during the year in which the Closing Date occurs shall be reported by Eaton Yale under the provisions of Income Tax Act (Canada).

          9.11 No Third Party Beneficiaries. Neither Buyer nor Seller intend that this Section 9 create any rights or interests, except as between Buyer, the Buyer Subsidiaries, Seller and the Seller Subsidiaries, and no present or future employees (or any dependents or beneficiaries of such employees) of either party, or any of their affiliates (including the Buyer Subsidiaries and the Seller Subsidiaries) will be treated or deemed as third party beneficiaries in or under this Agreement.


     10.  Certain Real Estate Matters.

          10.1 Title Commitment; Title Policy; Survey. (a) As soon as practicable following the date of this Agreement, the Seller shall cause, (i) with respect to the Owned Real Property located in the United States, Chicago Title Insurance Company or such other title insurance company as may be reasonably acceptable to the Buyer (the "Title Company") to issue and deliver its commitment for an ALTA extended form owner's policy of title insurance (the "US Title Policy"), together with two copies of all recorded documents referred to therein committing the Title Company to issue such policy at Closing, insuring Buyer as the holder of a fee simple title to such Owned Real Property and with the deletion of the so-called standard permitted exceptions covering the Owned Real Property, subject only to the Real Property Permitted Exceptions in an amount equal to the portion of the Purchase Price allocated to such Owned Real Property, and (ii) with respect to the Owned Real Property located in Canada, the opinion of Seller's counsel (the "Canadian Title Opinion") as to title to such Owned Properties to be delivered to the Buyer, which opinion shall be addressed to Buyer, its counsel and such other parties as may reasonably be requested by Buyer and shall provide that the Seller or the Seller Subsidiaries have good title in fee simple to each such Owned Property, subject only to the Real Property Permitted Exceptions, which shall also address matters of survey and zoning compliance, and confirm the results of all usual off-title searches for properties of this nature, and which shall be reasonably satisfactory to Buyer. The Seller shall deliver or cause to be delivered to the Buyer a draft of the Canadian Title Opinion for review by Buyer's counsel at least ten business days prior to the Closing Date. The US Title Policy shall include the following endorsements: (i) ALTA 3.1 Zoning with parking, (ii) Contiguity, (iii) Access, (iv) ALTA 9 comprehensive, and
(v) survey, and the Canadian Title Opinion shall contain provisions to the same effect.

               (b) Prior to the Closing Date, the Seller shall engage a registered surveyor or professional engineer approved by the Buyer to prepare a current ALTA as-built land title survey of the Owned Real Property (the "Survey") in form sufficient to enable the Title Company to delete from the US Title Policy and the Canadian Title Opinion the so-called standard exceptions for matters disclosed by an accurate survey.

               (c) The cost and expense of the US Title Policy, the Canadian Title Opinion, the Surveys, and any transfer or recording fees or taxes shall be shared equally by the Seller and the Buyer.

          10.2 Objections.    The Buyer shall have ten days after receipt of
all of the documents referred to in Section 10.1 to give the Seller written notice of any objections to the conditions or exceptions shown thereon; provided, however, that such objections are limited to those that relate to conditions or exceptions that would have a material adverse effect on the value of the property or a material adverse effect on the ability of the Buyer to operate the Business. Failure to object to any additional condition or exception within said period shall constitute an approval of such condition or exception. If the Buyer gives such notice, the Seller shall have the obligation, prior to the Closing, to use their reasonable efforts to remedy or remove the objectionable condition or exception, or to provide the Buyer with evidence reasonably satisfactory to the Buyer that such condition or exception shall be removed or remedied prior to or concurrently with the Closing. If the Seller cannot so remedy or remove such condition or exception prior to or concurrently with the Closing, the Buyer shall have the right to either waive its objection to such condition or exception and proceed towards the Closing or terminate this Agreement without liability.

     11. Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Buyer in its sole discretion by delivery of a written notice to that effect to the Seller.

          11.1 HSR/Competition Act Compliance. All applicable governmental pre-merger filing requirements under the HSR Act shall have been satisfied and the applicable waiting period requirements under the HSR Act shall have terminated or expired. All filings required to be made under the Competition Act (Canada) in connection with the completion of the transactions herein contemplated shall have been made and the waiting periods thereunder shall have been terminated or shall have expired without any action or proceeding thereunder having been commenced or threatened by the Director under such Act.

          11.2 No Litigation. At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or involving any of the Transferred Assets which, if sustained, would have a Material Adverse Effect on Buyer's right to retain the Transferred Assets or to conduct the Business as it is currently conducted.

          11.3 No Casualty. Prior to the Closing Date, there shall not have occurred any single uninsured casualty in or to any of the Transferred Assets as a result of which the monetary amount of damage or destruction totals $500,000 or a lesser amount if such damage or destruction has a Material Adverse Effect, unless Seller agrees to replace the damaged or destroyed Transferred Assets or unless the parties mutually agree to an adjustment in the Purchase Price.

          11.4 Retail Sales Tax Certificate. On or prior to the Closing, Seller shall deliver to Buyer a certificate issued by the Minister of Finance pursuant to Section 6 of the Retail Sales Tax Act (Ontario) to the effect that Eaton Yale has paid all taxes collectable or payable under such Act or has otherwise entered into arrangements satisfactory to such Minister to pay any such taxes.

          11.5 Truth of Representations and Warranties. The representations and warranties of Seller contained herein shall, if qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects at and as of the Closing as if made as of the Closing; provided that representations and warranties that are made as of a specific date need be true in all material respects only as of such date. The Seller shall furnish the Buyer with an appropriate closing certificate, dated the Closing Date, to that effect.

          11.6 Performance by the Seller. All of the covenants and agreements required by this Agreement to have been performed and complied with by the Seller, if qualified by materiality, shall have been performed and complied with and, if not so qualified, shall have been performed and complied with by the Seller in all material respects prior to or on the Closing Date. The Seller shall have delivered to the Buyer an appropriate certificate to that effect dated the Closing Date.

          11.7 Statutory Prohibition. No written or published statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

          11.8 Releases. The Seller shall have obtained all appropriate releases and termination statements, if any, for any and all financing statements and Liens which do not relate to lease transactions entered into in the ordinary course of business of the Business with respect to the Transferred Assets.

          11.9 No Material Adverse Change. There shall have not been a material adverse change in the financial condition, property, prospects or business of the Division as such is currently conducted.

          11.10 Real Estate Matters. The provisions in Section 10.2 shall have been satisfied by Seller or waived by Buyer.

          11.11 Environmental Agreement. On or prior to the Closing, Seller shall have executed and delivered the Environmental Agreement with Buyer in the form attached to this Agreement as Exhibit E.

          11.12 Metalcar. On or prior to the Closing Date or the date of the Metalcar Closing, as applicable, Seller shall deliver to Buyer the indemnification agreement referred to in Section 3.1. In addition, on the Closing Date or the date of the Metalcar Closing, as applicable, Seller's representatives on the Joint Venture Board of Directors shall resign and Seller shall deliver the letter attached as Exhibit F (the "ECO-Brazil Letter") to Buyer and the Joint Venture.

     12. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Seller in its sole discretion by delivery of a written notice to that effect to the Buyer.

          12.1 HSR/Competition Act Compliance. All applicable governmental pre-merger filing requirements under the HSR Act shall have been satisfied and the applicable waiting period requirements under the HSR Act shall have expired. All filings required to be made under the Competition Act (Canada) in connection with the completion of the transactions herein contemplated shall have been made and the waiting periods thereunder shall have been terminated or shall have expired without any action or proceeding thereunder having been commenced or threatened by the Director under such Act.

          12.2 No Litigation. At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          12.3 Truth of Representation and Warranties. The representations and warranties of Buyer contained herein shall, if qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects at and as of the Closing as if made as of the Closing; provided that representations and warranties that are made as of a specific date need be true in all material respects only as of such date. The Buyer shall furnish the Seller with an appropriate closing certificate, dated the Closing Date, to that effect.

          12.4 Performance by the Buyer. All of the covenants and agreements required by this Agreement to have been performed and complied with by the Buyer, if qualified by materiality, shall have been performed and complied with and, if not so qualified, shall have been performed and complied with by the Buyer in all material respects prior to or on the Closing Date. The Buyer shall have delivered to the Seller an appropriate certificate to that effect dated the Closing Date.

          12.5 Statutory Prohibition. No written or published statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

          12.6 Environmental Agreement. On or prior to the Closing, Buyer shall have executed and delivered the Environmental Agreement with Seller in the form attached to this Agreement as Exhibit E.

     13. The Closing Date; Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, at Eaton Center, Cleveland, Ohio, at 10:00 A.M. on April 1, 1998, or, if the conditions specified in Section 11 and 12 have not been fulfilled or waived by such date, no later than the fifth business day following the fulfillment or waiver of such conditions or at such other place or on such other day as Buyer and Seller shall agree upon in writing. Such date is herein called the "Closing Date." If all of the conditions specified in Sections 11 and 12 shall have been fulfilled or waived in writing by Buyer or by Seller, as the case may be, on or by the Closing Date, then, on the Closing Date, the Buyer and the Seller shall make the following deliveries.

          13.1 Deliveries by the Buyer. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

               (a) the Closing Payment required by Section 3.1 of this Agreement;

               (b)  the Assumption Agreement;

               (c)  each of the Services Agreements;

               (d)  the Environmental Agreement; and

               (e)  the certificates referred to in Section 12.3 and
Section 12.4.

          13.2 Deliveries by the Seller. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver or cause to be delivered to the Buyer and/or its assignees as the Buyer may designate to the Seller prior to the Closing:

               (a) a general assignment and bill of sale in the form attached as Exhibit G;

               (b) assignments of Seller's ownership rights to each of the Proprietary Rights in form mutually satisfactory to counsel for Buyer and Seller hereunder and in recordable form to the extent necessary to assign such rights;

               (c) an assignment of the Metalcar Interest or a portion thereof in the Joint Venture;

               (d) a warranty deed of transfer for each of the parcels of real estate included in the Owned Real Property, each in form acceptable for filing with and recording in the records of the appropriate office or land registry office of the township, county, state or province where such real estate is located, and such other documents required to be delivered by Seller under Section 10;

               (e)  each of the Services Agreements;

               (f)  the Environmental Agreement;

               (g) subject to Section 1.4, the Brady Bond Indemnity Letter and the ECO-Brazil Letter;

               (h)  the disclosure document required under Section 20;

               (i)  the certificates referred to in Section 11.5 and
Section 11.6; and

               (j) separate assignments or other appropriate instruments of transfer to Buyer of any of the Transferred Assets not appropriately transferred by the documents referred to in clauses (a) through (i) above.

              13.3 Right to Possession. Buyer's right to possession of the Transferred Assets shall commence at the close of business on the Closing Date, and Buyer or its assigns shall take possession of the Transferred Assets at the places they are located on the Closing Date.

         14. Taxes. The Seller and the Buyer shall share equally all sales, use, transfer and documentary taxes and recording and filing fees, if any, including, without limitation, all provincial land transfer taxes, provincial sales taxes, other than GST under Part IX of the Excise Tax Act (Canada), and any other charges applicable to the transfer of the Transferred Assets and the assumption of the Assumed Liabilities provided for by this Agreement. Buyer and Seller's respective obligations with respect to GST are set forth in
Section 8.1.

         15. Bulk Sales. The Buyer hereby waives compliance by Seller with any applicable bulk sales or bulk transfer law applicable in any jurisdiction where the Transferred Assets are located and Seller hereby agrees that the provisions of Section 17.1 shall apply to any losses, damages, costs, charges or expenses which Buyer may sustain as a consequence of Seller not complying with such bulk sales or bulk transfer laws.

         16. Survival of Representations, Warranties, and Covenants. (a) The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing only for the applicable period set forth in this Section 16. All of the representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement and all unasserted claims and causes of action with respect thereto shall terminate upon expiration of the fifteen (15) month following the Closing Date, except that:

                        (i)  the representations and warranties in Section
4.12 (Tax Matters), shall terminate upon the expiration of the applicable statute of limitations;

                        (ii) the representations and warranties in Section
4.13 (Environmental Matters) shall terminate upon the expiration of twenty-four (24) months following the Closing Date;

                        (iii)     the representations and warranties in Section
4.1 (Organization, Existence and Standing of Seller), Section 4.2 (Corporate Authority), Section 5.1 (Organization, Existence and Standing of Buyer), and
Section 5.2 (Corporate Authority) shall survive indefinitely;

                        (iv) the representations and warranties in the first sentence of Section 4.4(a) (Real Property) shall terminate on the third anniversary of the Closing Date;

                        (v)  the representations and warranties in Section
4.5 (Title to Personal Property) shall terminate on the seventh anniversary of the Closing Date;

                        (vi) the covenants and agreements contained in this Agreement having specific time periods of applicability shall survive the Closing Date for the periods set forth therein; and

                       (vii) covenants and agreements of the Buyer to assume the Assumed Liabilities, the Buyer's share of the Shared Liabilities, and the liabilities assumed by Buyer under Section 9 and to indemnify Seller and the Seller Subsidiaries with respect to the Assumed Liabilities, the Buyer's share of the Shared Liabilities, and the liabilities assumed by Buyer under
Section 9 as provided for in clause (b) of Section 17.2 and the covenants and agreements of the Seller to retain the Retained Liabilities, the Seller's share of the Shared Liabilities, and the liabilities retained by Seller under
Section 9 and to indemnify the Buyer with respect to the Retained Liabilities, the Seller's share of the Shared Liabilities, and the liabilities retained by Seller under Section 9 as provided for in clause (c) of Section 17.1 shall (except as otherwise set forth in Section 9) survive indefinitely.

                   (b) In the event notice of any claim for indemnification is given (as provided for in Section 17) within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

         17.  Indemnification.

              17.1 Indemnification of Buyer. Subject to Section 16 and to compliance with Sections 17.3 and 17.4 of this Agreement, Seller agrees to indemnify Buyer against any loss, cost, liability or expense (including, without limitation, costs and expenses of investigation and litigation and, to the extent permitted by law, actual attorney's fees) (collectively, "Indemnified Losses") incurred by Buyer by reason of (a) any breach of any representation, warranty, covenant or agreement of Seller, or in any certificate or other closing document furnished by the Seller, pursuant to this Agreement (disregarding any materiality, knowledge or Material Adverse Effect qualifications contained herein), (b) the indemnification obligation contained in Section 15, or (c) the assertion against Buyer of any of the Retained Liabilities, the Seller's share of the Shared Liabilities or liabilities retained or assumed by Seller under Section 9.

              17.2 Indemnification of Seller. Subject to Section 16 and to compliance with Sections 17.3 and 17.4 of this Agreement, Buyer agrees to indemnify Seller and the Seller Subsidiaries against any Indemnified Losses incurred by the Seller by reason of (a) any breach of any representation, warranty, covenant or agreement of Buyer, or in any certificate or other closing document furnished by the Buyer, pursuant to this Agreement (disregarding any materiality, knowledge or Material Adverse Effect qualifications contained herein), or (b) the assertion against Seller of any of the Assumed Liabilities, the Buyer's share of the Shared Liabilities or liabilities assumed by Buyer under Section 9.

              17.3 Eligible Claim, Threshold Amount, Maximum Amount; Payment. A party may bring a claim seeking indemnification (the "Indemnified Party") under the terms and provisions of this Section 17 only if such claim exceeds $25,000 (an "Eligible Claim"). Further, a party may bring an Eligible Claim seeking indemnification under the terms and provisions of this Section 17 only if such Eligible Claim, either alone or when aggregated with other Eligible Claims for indemnification by such party, exceeds $400,000 (the "Threshold Amount"). Until such time as a party can bring an Eligible Claim or Eligible Claims in the aggregate amount in excess of the Threshold Amount, no right to indemnification under this Section 17 shall arise. In the event that a party brings an Eligible Claim or Eligible Claims for an amount in excess of the Threshold Amount, such party shall be entitled to indemnification for the amount of such excess up to the maximum amount referred to in the following sentence. No party hereunder shall be required to indemnify the other for Claims with respect to which indemnification (on a cumulative basis) hereunder would otherwise be available under this Section in excess of an amount equal to 15% of the Purchase Price, as adjusted pursuant to Section 3.1 or Section 3.3; provided, however, that Seller's obligations to indemnify the Buyer for breaches of the representations and warranties in Section 4.13 (Environmental Matters) for matters existing but unknown to the Seller as of the Closing shall not exceed $1,500,000. NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY, HOWEVER, CLAIMS BY BUYER AGAINST SELLER OR ANY OF THE SELLER SUBSIDIARIES IN RESPECT OF THE RETAINED LIABILITIES, SELLER'S SHARE OF THE SHARED LIABILITIES, SELLER'S LIABILITIES UNDER SECTION 9, OR THE INDEMNIFICATION CONTAINED IN SECTION 15, WHETHER ANY OF THE FOREGOING LIABILITIES ARE DIRECTLY OR INDIRECTLY RELATED TO ANY REPRESENTATION OR WARRANTY HEREIN, AND CLAIMS BY SELLER OR ANY OF THE SELLER SUBSIDIARIES IN RESPECT OF THE ASSUMED LIABILITIES, BUYER'S SHARE OF THE SHARED LIABILITIES, OR BUYER'S LIABILITIES UNDER SECTION 9 SHALL NOT BE SUBJECT TO ANY OF THE LIMITATIONS ON INDEMNIFICATION SET FORTH IN THIS SECTION 17.3, INCLUDING WITHOUT LIMITATION, THOSE LIMITATIONS RELATING TO ELIGIBLE CLAIMS AND THE MAXIMUM AMOUNT OF AVAILABLE INDEMNIFICATION.

              17.4 Procedures for Claims. Subject to Section 17.3, any Indemnified Party shall provide written notice of any Eligible Claim to the party from which it seeks indemnification (the "Indemnifying Party") within thirty (30) days of such party becoming aware of the existence of such Eligible Claim stating the amount claimed to be due and payable or an estimate of the claim if contingent or unliquidated, the basis of the claim and the provision or provisions of this Agreement under which such claim is asserted. Within 30 calendar days after receipt of such notice, the Indemnifying Party shall by written notice to the Indemnified Party either (a) concede liability in whole as to the amount claimed in such notice, (b) deny liability in whole as to such amount, or (c) concede liability in part and deny liability in part. If the parties are not able to resolve any dispute over a claim brought under this Section 17 within thirty (30) days after the Indemnified Party receives written notice from the Indemnifying Party denying liability in whole or in part, the parties shall submit dispute to the dispute resolution procedure set forth in the Section 21.10.

              17.5 Third-Party Claims. (a) An Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of written notice from the Indemnified Party of the commencement of or assertion of any lawsuit filed or instituted against the Indemnified Party asserting any claim for which the Indemnifying Party may be responsible under this Agreement (each, a "Third Party Claim"), to assume and conduct the defense of each Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that such Third Party Claim involves (and continues to involve) solely monetary damages (the "Litigation Condition").

                   (b) If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 17.5, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Condition ceases to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) calendar days (or such shorter period as may be required to defend diligently such Third Party Claim) after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith.

                   (c) Without the Indemnified Party's prior written consent or authorization, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim. If the Indemnifying Party does not assume the defense of any such Third Party Claim or litigation resulting from such claim in accordance with the terms of this
Section 17.5, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. If the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such Third Party Claim or litigation resulting from such claim or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such claim in a reasonably prudent manner.

              17.6 Exclusive Remedy. Except as otherwise expressly provided for in this Agreement, following the Closing, the indemnification provided by this Section 17 shall be the exclusive remedy for the Buyer or the Seller, as the case may be, with respect to this Agreement and the transactions contemplated by this Agreement, except claims for fraud or intentional misrepresentation shall not be limited by the provisions in this Section 17.

              17.7 Payment of Amounts. If any amount is determined to be due and owing to a party as a result of any occurrence which gives rise to indemnification obligations under this Section 17, such amount shall be paid by the Indemnifying Party to the Indemnified Party in immediately available funds.

         18.  Termination.

              18.1 Grounds. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned only under one of the following circumstances:

                   (a) By the Buyer, if Buyer is not satisfied, in good faith and the exercise of its reasonable judgment, that the representations and warranties of Seller set forth in Section 4 of this Agreement, the written material provided to Buyer by Seller regarding the Division, which are listed on Schedule 18.1, and the written management presentation made to Buyer by the Seller, are materially untrue or inaccurate and, as a result of such untruths or inaccuracies, the conduct of the Business after the Closing would be materially and adversely affected, without regard to any general changes in the economy or in the industries served by the Business. As of the date hereof, Buyer does not have any actual knowledge that such representations and warranties and other materials described in this Section 18.1(a) are materially untrue or inaccurate. Nothing in this Section 18.1(a) is meant to imply that Seller has made any representations or warranties with regard to forecast information contained in either the written information provided to Buyer or the oral presentation made to Buyer by Seller; or

                   (b)  At any time prior to the Closing Date:

                        (i) By Buyer (upon action by its Board of Directors) if the conditions set forth in Section 11 of this Agreement have become incapable of fulfillment on or before the Closing Date;

                        (ii) By Seller (upon action by its Board of
Directors) if the conditions set forth in Section 12 of this Agreement have become incapable of fulfillment on or before the Closing Date;

                        (iii) By the Seller or the Buyer if the Closing has not occurred on or prior to the 180th day after the date of this Agreement, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement (or its subsidiaries or affiliates) to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date;

                        (iv) By either the Buyer or the Seller, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                        (v) by the Buyer at any time if the Seller amends the Schedules pursuant to Section 6.10 and such amendment reflects information that would have or have had a Material Adverse Effect; or

                   (c) At any time by the mutual written consent of both Buyer and Seller.

              18.2 Effect. (a) In the event that this Agreement is terminated pursuant to Section 18.1 without fault or breach of this Agreement by either party, all obligations of Seller and Buyer hereunder shall terminate without liability.

                   (b)  Unless this Agreement is terminated pursuant to
Section 18.1, if any of the conditions to the obligations of Buyer in Section 11 or of Seller in Section 12 have not been satisfied prior to the Closing, Buyer or Seller, as the case may be, in addition to any other rights that may be available to them, shall have the right to waive their respective conditions and to proceed with the Closing and the consummation of the transactions contemplated by this Agreement. Unless this Agreement is terminated pursuant to Section 18.1, if either party fails to perform any of its obligations under this Agreement, the party having the benefit of the obligation shall have, in addition to any other rights and remedies available to it, the right to compel specific performance of the obligations, including, as the case may be, Buyer's obligation to pay to Seller the Closing Payment.

         19. Expenses. Subject to Section 18, Section 10.1(c), and Section 14, whether or not the transactions contemplated hereby are consummated, each of the parties hereto will, except in the case of any breach of the terms and provisions of this Agreement for which either Buyer or Seller, as the case may be, may be entitled to indemnification under Section 17 hereof, pay its respective expenses, income and other taxes and costs (including, without limitation, the fees, disbursements and expenses of its attorneys, accountants and consultants) incurred by it in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement, except that the Seller shall also be responsible for 50% or $25,000, which ever is less, of the aggregate costs and expenses of Phase I and Phase II environmental assessments performed by or on behalf of the Buyer for the Manufacturing Facilities.

         20. Indiana Responsible Property Transfer Law. Buyer and Seller hereby waive compliance with the 30 day advance notice requirements under the Indiana Responsible Property Transfer Law ("IRPTL") with respect to the Hamilton Facility. On or prior to the Closing Date, Seller shall provide the disclosure document required under the IRPTL to Buyer with respect to the Hamilton Facility.

         21.  Miscellaneous.

              21.1 Certain Definitions. When used in this Agreement, the following phrases shall have the meanings set forth below:

                   (a) "to the best of Seller's knowledge" means the actual knowledge of Hayden Cotterill, Philip Peterson, Alan Sunshine, John Stemen, Phil Dietrich, Steve Earley, Steve Horrocks, Glenn Stack, Christine Palimaka, Ron Egan, Todd Mayse, Larry Oman, Ruby Mack and any other Division management personnel with compliance responsibility.

                   (b)  "Intellectual Property" shall mean

                        (i)  all inventions (whether patentable or
unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, divisions, and reexaminations thereof;

                        (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, which relate solely to the Division;

                        (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

                        (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

                        (v) all computer software (including data and related documentation); and

                        (vi) all copies and tangible embodiments thereof (in whatever form or medium).

                   (c) "Material Adverse Effect" means (i) any effect that is materially adverse to the value of the Transferred Assets taken as a whole or materially adverse to the Business, the condition (financial or otherwise), results of operations or prospects of the Business taken as a whole, or (ii) any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of Seller or Buyer, as the case may be, to effect the Closing, to perform any of their material obligations under this Agreement or any of the Related Agreements, or to receive all material benefits of the transactions contemplated by this Agreement.

                   (d) "Affiliates" shall mean, with respect to any person, at the time in question, any other person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                   (e) "$" shall mean United States Dollars, except as otherwise provided in Section 21.14 of this Agreement.

                   (f) "Lien" means any lien, mortgage, charge, pledge, security interest, restriction on transferability, easement, defect of title or other claim, charge or encumbrance of any nature whatsoever on any real or personal property or property interest.

                   (g) "Person" means an individual, corporation, limited liability company, partnership or other entity or organization.

              21.2 Notices. Notices hereunder will be sent by telecopy or facsimile transmission or by certified mail, return receipt requested, postage prepaid, and addressed:

                   (a)  In the case of Buyer, to:

                        Oxford Automotive, Inc.
                        1250 Stephenson Highway
                        Troy, Michigan  48083
                        Attention:  President
                        Facsimile No.:  (248) 577-3465

                        With a copy to:

                        The Oxford Investment Group, Inc.
                        2000 North Woodward Avenue, Suite 130
                        Bloomfield Hills, Michigan  48304
                        Attention:  Rex E. Schlaybaugh, Jr.
                        Facsimile No.:  (248) 540-7280

                   (b)  In the case of Seller to:

                        Eaton Corporation
                        1111 Superior Street
                        Eaton Center
                        Cleveland, Ohio 44114
                        Attention:  Corporate Secretary
                        Facsimile No.: 216-479-7103

All notices delivered hereunder shall be marked "PERSONAL AND CONFIDENTIAL." Any party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

              21.3 No Disclosure of Agreement; Press Releases. Except as required by law or the rules and regulations of the Securities Exchange Commission or any securities exchange, neither Buyer nor Seller shall disclose the Purchase Price or other terms and conditions of this Agreement to anyone other than their employees and agents involved in the negotiation and preparation of this Agreement, without obtaining the prior written consent of the other parties to this Agreement. The parties shall mutually agree upon the language of any press releases issued in connection with this Agreement or the transactions contemplated hereby.

              21.4 Governing Law. The validity, enforceability, interpretation, and performance of this Agreement will be determined in accordance with the laws of the state of Ohio applicable to contracts made and to be performed wholly within that state.

EACH PARTY HERETO (I) IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURTS FOR THE NORTHERN DISTRICT OF OHIO AND THE STATE COURTS OF THE STATE OF OHIO, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, (III) WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 21.2 OF THIS AGREEMENT.

              21.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument. A signature to this Agreement delivered by telecopy or other artificial means shall be deemed valid.

              21.6 Headings. The headings, subheadings, and captions in this Agreement and in any exhibit hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

              21.7 Schedules. The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by the Buyer or the Seller or to otherwise imply that any such matter is material for the purposes of this Agreement.

              21.8 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter of this Agreement, except that the terms and conditions of the Confidentiality Agreement dated September 24, 1997 between Buyer and Seller shall remain in full force and effect as provided for in that Confidentiality Agreement. All discussions and negotiations by the Buyer, or any person on behalf of the Buyer, with any person pertaining to the subject matter of this Agreement shall not be deemed to be on behalf of any such person in his or her individual capacity or as a representative or agent for The Oxford Investment Group, Inc., but rather shall be deemed to be solely on behalf of the Buyer.

              21.9 Assignment; Successors and Assigns. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that, without such consent, (i) Buyer may
(A) assign any or all of its rights and obligations hereunder to one or more of its Affiliates, and (B) designate one or more of its Affiliates to perform its obligations under this Agreement and to take title to such of the Transferred Assets as the Buyer may designate, and (ii) Seller may assign any or all of its rights and obligations hereunder to one or more of its Affiliates provided that such assignee assumes such obligations in writing and, further provided that Buyer or Seller, as the case may be, guarantees performance of such obligations by such assignee. This Agreement shall be binding upon, and inure to the benefit of, Seller and Buyer and their respective successors and permitted assigns.

              21.10 Dispute Resolution. (a) Any dispute arising under this Agreement (not subject to a dispute resolution procedure otherwise specified herein) may be submitted by either party for resolution to non-binding mediation pursuant to the procedures of the CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York 10017-3122. Failing such a resolution, the parties will consider entering into binding arbitration; provided, however, the parties will not be bound to enter into binding arbitration. If the parties choose not to enter into binding arbitration, then the parties can seek redress in a court of law as provided in Section 21.4.

                   (b) All performance required by either party under this Agreement shall continue during any such dispute resolution proceedings, except for the matters that are the subject of such dispute.

              21.11 No Waiver. No failure of any party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice of the parties at variance with the terms of this Agreement shall constitute a waiver of any party's right to demand exact compliance with the terms of this Agreement.

              21.12 Discharge, Amendment. This Agreement may not be released, discharged, abandoned, amended, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties by a duly authorized representative of each party.

             21.13 No Third Party Beneficiaries. It is hereby agreed that the named parties and their permitted successors and assigns shall have the sole right to enforce the performance of the provisions of this Agreement and the sole right to receive any and all amounts payable by the parties pursuant to this Agreement, and that no other person or entity shall be entitled to, or shall have any claim, right, title or interest to or in any such amounts by virtue of this Agreement. This Agreement is personal to the named parties, and is not intended for the benefit of, and is not intended to be relied upon by, any other person or entity and no such person or entity (or any other person or entity acting on its behalf) shall be entitled to the benefit of or to enforce this Agreement.

              21.14 Applicable Exchange Rates. (a) Except as otherwise set forth in this Section 21.14, for purposes of determining compliance by the Buyer or the Seller or the Seller Subsidiaries with their respective representations, warranties, covenants, and agreements under this Agreement with respect to amounts denominated in Canadian Dollars ("C$") or US Dollars ("US$), the applicable exchange rate shall be C$1.4329 = US$1.

                   (b) For purposes of determining whether or not a claim for indemnification under this Agreement would be an Eligible Claim and whether the Eligible Claims exceed the Threshold Amount with respect to Indemnified Losses denominated in C$, the applicable exchange rate shall be (i) with respect to a Third Party Claim, the exchange rate as published in the Wall Street Journal as of the last business day preceding the date the Indemnified Party receives notice of the claim, or (ii) with respect to such other claims for indemnification, the exchange rate as published in the Wall Street Journal as of the last business day preceding the date the Indemnified Party receives notice of the facts giving rise to the claim.

                   (c) For purposes of payments of any amounts determined to be due and owing to a party as a result of any occurrence which gives rise to indemnification obligations under Section 17, and for purposes of determining whether or not the maximum indemnification obligation of a party under Section
17.3 has been met, the applicable exchange rate shall be that rate as published in the Wall Street Journal as of the last business day preceding the date payment to the Indemnified Party is made, so long as such exchange rate does not result in a payment which would be less than a payment made using the exchange rate as determined pursuant to Section 21.14(b), in which case, the exchange rate determined pursuant to Section 21.14(b) shall be used. All payments made pursuant to Section 17 shall be in US$.

              [This space intentionally left blank.]

       IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the date first written above.

                        EATON CORPORATION


                        BY:    /s/ DAVID S. BARIE
                        Name:  David S. Barie
                        Title: Associate Director - Corporate Development


                        BY:    /s/ GREGORY A. SMITH
                        Name:  Gregory A. Smith
                        Title: Attorney-In-Fact



                        OXFORD AUTOMOTIVE, INC.

                        BY:    /s/ DONALD C. CAMPION
                        Name:  Donald C. Campion
                        Title: Sr. Vice President and Chief Financial Officer

EXHIBITS

Exhibit A          Assumption Agreement
Exhibit B          Brady Bond Indemnity Letter
Exhibit C          Transitional Services Agreement - Seller to Buyer
Exhibit D          Transitional Services Agreement - Buyer to Seller
Exhibit E          Environmental Agreement
Exhibit F          ECO-Brazil Letter
Exhibit G          General Assignment and Bill of Sale

SCHEDULES

Schedule 1.1(b)    Real Property
Schedule 1.1(c)    Machinery and Equipment
Schedule 1.1(g)    Proprietary Rights
Schedule 1.1(h)    Prepaid Items
Schedule 1.1(p)    Other Assets
Schedule 1.2(h)    Other Excluded Assets
Schedule 3.1       Fixed Assets (to be provided prior to Closing)
Schedule 3.3       Seller's Accounting Principles
Schedule 4.1       Jurisdictions of Qualification to do Business
Schedule 4.3       Financial Statements; Exceptions to Seller's Accounting
                   Principles
Schedule 4.4       Real Property Exceptions
Schedule 4.5       Personal Property Exceptions
Schedule 4.9       Material Contracts
Schedule 4.7       Accounts Receivable Exceptions
Schedule 4.11      Proprietary Rights Exceptions
Schedule 4.13      Environmental Exceptions
Schedule 4.14      Creation of Lien on Transferred Assets
Schedule 4.15      Litigation
Schedule 4.17      Material Adverse Changes
Schedule 4.20A     Employee Matters
Schedule 4.20B     Collective Bargaining Agreements
Schedule 4.21      Employee Plans
Schedule 4.23      Liabilities
Schedule 4.24      Employee Safety
Schedule 4.25      Asset Location Exceptions
Schedule 4.26      Metalcar Exceptions
Schedule 6.1       Other Permitted Conduct
Schedule 9.1A      Retained Employees
Schedule 9.1C      Certain Assumed Liabilities
Schedule 18.1      Materials Provided

EXHIBIT A
                       ASSUMPTION AGREEMENT


     ASSUMPTION AGREEMENT, dated as of           , 1998 (the "Effective Date)
by [Oxford Suspension, Inc., a Michigan corporation] [Oxford Suspension Ltd., an Ontario corporation] ("Buyer Sub") and Oxford Automotive, Inc., a Michigan corporation ("Buyer"), in favor of Eaton Corporation, an Ohio corporation ("Seller"), Eaton Yale Ltd., an Ontario corporation and Eaton International Corporation, a Delaware corporation ("Seller Subsidiaries").

     Buyer and Seller have entered into an Asset Purchase Agreement, dated as of _______, 1998 (the "Purchase Agreement"), whereby Buyer has agreed to assume the Assumed Liabilities and the Buyer's share of the Shared Liabilities (as those terms are defined in the Purchase Agreement). Pursuant to the provisions of Section 21.9 of the Purchase Agreement, Buyer has assigned certain of its obligations under the Purchase Agreement to Buyer Sub. The execution and delivery of this Assumption Agreement by Buyer is required under
Section 13.1 of the Purchase Agreement.

     In consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Capitalized terms not otherwise defined in this Assumption Agreement, shall have the meanings assigned to them in the Purchase Agreement.

         2. Pursuant to the terms of the Purchase Agreement, Buyer Sub hereby assumes and agrees to pay, perform, and discharge the Assumed Liabilities and the Buyer's share of the Shared Liabilities, as they relate to the Transferred Assets transferred to Buyer Sub, and to the extent any Assumed Liabilities or any of Buyer's share of the Shared Liabilities are not assumed by the Buyer
Sub or any other subsidiary of the Buyer, Buyer hereby assumes and agrees to pay, perform, and discharge such Assumed Liabilities and Buyer's share of the Shared Liabilities.

         3. Except pursuant to the terms of the Purchase Agreement or as set forth in paragraph 2 of this Assumption Agreement, neither Buyer nor Buyer Sub assumes or agrees to pay, perform or discharge any obligations, liabilities, contracts or commitments of Seller and the Seller Subsidiaries of any kind or nature whatsoever.

         4. Nothing in this Assumption Agreement, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, claims or remedies of the parties as set forth in the Purchase Agreement.

         5. Nothing in this Assumption Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person, corporation or other entity, other than the parties hereto, any rights, remedies, obligations or liabilities.

         6. This Assumption Agreement shall inure to the benefit of and be binding upon Buyer Sub, Buyer, Seller, the Seller Subsidiaries and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have executed and delivered this Assumption Agreement as of the Effective Date.

                             [BUYER SUB]


                             By:
                             Title:

                             OXFORD AUTOMOTIVE, INC.


                             By:
                             Title:

                             EATON CORPORATION


                             By:
                             Title:

                             EATON YALE LTD.


                             By:
                             Title:


                             EATON INTERNATIONAL CORPORATION


                             By:
                             Title:

                             GUARANTY


         1. Guaranty. Oxford Automotive, Inc. ("Buyer") unconditionally guarantees and promises, to and for the benefit of Eaton Corporation ("Seller"), the complete and timely payment, performance and observance by
                                        ("Buyer Sub") (including its
successors and assigns) of its obligations, agreements and covenants under, and in accordance with the terms and conditions of the Assumption Agreement by Buyer Sub and Buyer in favor of Eaton Corporation, Eaton Yale Ltd., and Eaton International Corporation dated as of the same date as this Guaranty (the "Assumption Agreement"). This Guaranty is a guaranty of payment and not of collection. Seller may proceed to enforce this Guaranty directly against Buyer without any obligation to proceed first or simultaneously against the Buyer Sub to enforce performance by the Buyer Sub of its obligations and covenants under the foregoing Assumption Agreement. Buyer agrees that this Guaranty shall be construed as an absolute, unconditional and continuing obligation of Buyer without regard to and unaffected by the regularity, validity or enforceability of any liability or obligation hereby guaranteed and without regard to any subsequent course of conduct by Seller, Buyer or the Buyer Sub or any combination of them. Without limiting the generality of the foregoing, the obligations of Buyer hereunder shall in no way be released, diminished or otherwise affected by reason of the solvency or insolvency of Buyer Sub, any voluntary or involuntary proceedings by or against Buyer Sub in bankruptcy or for an arrangement or reorganization, or for any other relief under any provision of the Bankruptcy Reform Act of 1994, as amended, or any other insolvency or debtor's relief law from time to time in effect.

         2. Assignment. This Guaranty shall not be affected, nor shall Buyer in any way be exonerated or released from its obligations under this Guaranty, by the assignment by Buyer Sub of its rights and/or the delegation by Buyer
Sub of its duties under the Assumption Agreement, with or without notice to or the consent of Seller.

         3. Waiver. The failure of Seller to enforce at any time any provision of this Guaranty shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Guaranty or any part thereof or the right of Seller thereafter to enforce each and every such provision. No waiver of any breach of this Guaranty shall be held to be a waiver of any other or subsequent breach.

         4. General Provisions. Buyer agrees to pay reasonable outside attorney's fees and other reasonable costs and expenses which may be incurred by Seller in the enforcement of this Guaranty. All remedies of Seller hereunder shall be cumulative, and no delay or omission by Seller in the exercise of its rights or remedies under the Assignment Agreement or under this Guaranty shall impair or otherwise affect the right of Seller to later pursue any remedy available to it in connection with the enforcement of the Assignment Agreement or this Guaranty except to the extent that Buyer's obligations shall have otherwise terminated. If any provision hereof and/or any of Buyer's obligations hereunder shall be, or are adjudged to be, unenforceable, the remainder of this Guaranty and all of Buyer's other obligations hereunder shall remain in full force and effect and not be affected thereby. Buyer acknowledges that its undertakings hereunder are given in consideration of Seller's entering into of the Purchase Agreement and execution thereof, and that Seller will not consummate the Purchase Agreement without the execution and delivery of this Guaranty by Buyer.

         5. Successors. This Guaranty shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective heirs, successors, assigns, executors and administrators.

         6. Modification. This Guaranty may not be changed, waived, discharged or terminated orally or by course of conduct, but rather only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Dated:           , 1998

                                  OXFORD AUTOMOTIVE, INC.



                                  By:

                                  Title:

EXHIBIT B
DRAFT #3 - CONFIDENTIAL

February 13, 1998

Mr. Rex Schlaybaugh, Jr.
Oxford Automotive, Inc.
Bloomfield Hills, Michigan
Fax:     (248) 540-7501

Dear Mr. Schlaybaugh:

We have previously agreed that your wholly owned subsidiary company, Oxford Suspension, Inc. ("Oxford") will purchase Venezuela Par Bonds Series A (6-3/4%) maturing on March 31, 2020 (the "Bonds") from Citibank Nassau ("Citibank"), on or around _________________, 1998, valued at United States dollars $_____________, inclusive of accrued interest. Oxford further intends to pass title of the Bonds to Eaton Corporation ("Eaton") on ______________, 1998 in consideration for Eaton's equity position in Metalurgica Carabobo, S.A., a Venezuela company ("Metalcar").

In consideration for using the Bonds as described above, please be advised that Eaton agrees, at Oxford's direction, to purchase the Bonds from Oxford at Oxford's original purchase price within seven days of the date of Oxford's payment to Citibank Nassau should the transfer of ownership to Oxford of Eaton's interest in Metalcar not be executed on ________________, 1998. Eaton further agrees to indemnify Oxford and its affiliates against any loss, cost, tax, commission, liability or expense (including, without limitation, costs and expenses of investigation and litigation and, to the extent permitted by law, reasonable attorneys' fees) incurred by Oxford or its affiliates arising out of or relating, directly or indirectly, to the transactions described in this letter.

To the extent that Oxford (as the "Indemnified Party") seeks any indemnification hereunder from Eaton (as the "Indemnifying Party"), the procedures for handling claims which are set forth in the Asset Purchase Agreement between Oxford Automotive, Inc. and Eaton in Sections 17.4 (Procedures for Claims) (including those procedures related to dispute resolution, but excluding the proviso "Subject to Section 17.3" therein contained, and without imposing any minimum for what constitutes an "Eligible Claim"), 17.5 (Third Party Claims) and 17.7 (Payment) shall apply. The obligations of Eaton under this letter shall be without limitation and shall not be subject to any of the limitations on indemnification set forth in
Section 17.3 of the Asset Purchase Agreement, including, without limitation, those limitations relating to eligible claims, timing and the maximum amount of indemnification.

Yours sincerely,

Robert A. Elliott
Director - Global Corporate Finance


ACCEPTED AND AGREED

Oxford Automotive, Inc.

By:
Its:

EXHIBIT C


                  TRANSITION SERVICES AGREEMENT
                    (SELLER SERVICES TO BUYER)

         This Transition Services Agreement ("Services Agreement") is entered
into as of             , 1998 between Oxford Automotive, Inc. a Michigan
corporation ("Buyer"), and Eaton Corporation, an Ohio corporation ("Seller"), on behalf of the parties themselves and their respective direct and indirect subsidiaries. In each case where Buyer or Seller is required to perform, Buyer or Seller shall perform or cause their respective direct or indirect subsidiary to perform under the terms of this Services Agreement. Buyer and Seller are sometimes hereinafter collectively referred to as the "Parties".

                         R E C I T A L S:

         A. Seller and Buyer have entered into an Asset Purchase Agreement dated as of March __, 1998 (the "Purchase Agreement") relating to the purchase by Buyer of substantially all of the assets and the assumption of certain liabilities of Seller's Suspension Division (the "Acquired Business").

         B. The Purchase Agreement provides that, upon the consummation of the transactions described therein, the Parties shall enter into this Services Agreement providing for the purchase by Buyer of certain services relating to the Acquired Business from Seller during a transition period from the date hereof.

    NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:


                            SECTION 1
                           DEFINITIONS

         For the purposes of this Services Agreement, the following terms shall have the definitions hereinafter specified:

         1.1 "Service'' or '' Services" shall mean those services described on Schedule A attached hereto to be provided for the terms and in the manner describer herein.

         Except as otherwise defined in this Section 1, all terms, the first letters of which are capitalized, shall have the meanings assigned to them in the Purchase Agreement.

                            SECTION 2
                    AGREEMENT TO SELL AND BUY

        2.1 Provision of Services. Seller shall sell to Buyer and shall make adequate Seller personnel and facilities available for the purpose of providing, and Buyer shall purchase from Seller, the Services listed and described on Schedule A, for a reasonable transition period of time not to exceed six months, unless a shorter or longer time period is set forth on Schedule A as to any particular service, or unless otherwise mutually agreed upon by the Parties. In every case, all of the aforesaid Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A. Unless otherwise specified on Schedule A, the cost to Buyer for the Services shall be on a cost basis, which shall include the cost of labor, labor fringe benefits, materials, health care and other welfare benefits claim costs, an allocable portion of the costs associated with upgrades of the Systems described in Schedule A, only to the extent such upgrades are required to provide the Services hereunder, and other costs and expenses associated with the performance of such Services, including a portion of the relevant Seller overhead expenses calculated on the same basis and in the same manner as is used in calculating the overhead expense assessments to other Seller organizational units and as shall be consistent in form and method of allocation with such assessment imposed on Seller units conducting the Acquired Business prior to the Closing Date (the "Actual Costs"). Such Actual Costs shall not include a profit for Seller.


                            SECTION 3
            SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

         3.1 Services to be Provided. The categories of Services shall include the services as described on Schedule A and such other services as are reasonably requested by Buyer that are required or advisable to maintain the continuity of the Acquired Business, its customers, its products or material supply arrangements and operations. The Parties agree that the details of the specific Services to be provided hereunder, and certain terms related thereto
shall be as set forth on Schedules A-l to       attached hereto and shall
cooperate with each other to ensure appropriate coordination of such Services.

         Unless otherwise agreed by the Parties, the Services shall be performed by Seller for Buyer at a quality level and in a manner that are substantially the same as the quality level and manner in which such Services were generally performed by Seller for the Acquired Business prior to the date of this Services Agreement, and Buyer shall use such Services for substantially the same purposes and in substantially the same manner as the Acquired Business had used such Services prior to the date hereof; provided, however, that Seller shall be entitled to obtain such Services from a third party or to discontinue such Services if it does so for its other businesses during the term of this Services Agreement. No modifications to the Services by Seller however, will result in a material change in the level and type of Services provided. Seller will provide Buyer with sixty (60) days' prior written notice of its intention to do so. Seller shall use reasonable efforts to obtain such licenses or other authority as shall be necessary for Seller to grant Buyer access to or use of any restricted software used in the performance of Services by Seller hereunder. Buyer shall bear all of Seller's costs and expenses associated with obtaining such licenses or other authority. Seller shall act under this Services Agreement solely as an independent contractor and not as an agent of Buyer. Buyer shall be entitled to utilize those Services, and the levels thereof that it needs. There is no obligation of Buyer to utilize any or all of the Services provided by Seller in accordance with this Services Agreement; provided, however, that in the event Buyer elects not to use a particular Service, it shall notify Seller prior to the Closing Date and Seller shall have no further obligations hereunder with respect to such Service.

     3.2 Payment. (a) Except as otherwise provided herein, statements will be rendered each month by Seller to Buyer for Services delivered during the preceding month, and each such statement shall be payable net thirty (30) days after the date thereof. Such statements shall be substantiated by supporting information and shall itemize in reasonable detail the basis for such statement. Statements not contested in good faith by Buyer or not paid within such 30-day period shall be subject to late charges for each month the statement is overdue, calculated as the greater of the following:

              (i) in the event Seller is subject to a late charge by virtue of its provision to Buyer of such Service, such late charge, or

              (ii) the then current prime rate as published in the "Money Rates" column of the Wall Street Journal plus one percentage point.

In either event, the late charge shall be calculated to a rate no higher than that allowed by applicable law.

         3.3 Priorities. Notwithstanding any other provision hereof, Seller shall have the right to establish priorities, as between Seller and Buyer, as to the provision of the Services, subject to the following: the priority of Buyer shall be no lower than that enjoyed by the Acquired Business vis a vis other Seller entities prior to the date of this Services Agreement.

         3.4 Disclaimer of Warranty. THE SERVICES AND GOODS TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.


                            SECTION 4
                               TERM

         (a) The term of each Service is as set forth on Schedule A; provided, however, that: (i) Buyer may cancel any Service upon sixty (60) days' written notice subject to the requirement that Buyer pay to Seller the costs associated with such cancellation; and (ii) Seller may cancel any Service upon sixty (60) days' written notice if Seller decides to discontinue providing such Service for its other businesses. During the term of the Services Agreement, Seller shall use all reasonable efforts to advise Buyer promptly of any plans to discontinue or replace any of the support services which are to be provided to Buyer under the Services Agreement.

         (b) Upon the termination of a Service or Services with respect to which Seller holds books, records, files or any other documents owned by Buyer, Seller will return all of such books, records, files and any other documents to Buyer as soon as reasonably practicable. Buyer shall bear Seller's costs and expenses associated with the return of such documents. In addition, upon the termination of any of the Services which involved the compilation of data on Seller's computer systems, Seller shall as soon as reasonably practicable deliver to Buyer on magnetic media in readable format mutually acceptable to the Parties, which format shall be capable of being read by a computer mutually acceptable to Seller and Buyer, all data files maintained by Seller to the extent that they contain information which is the property of Buyer, together with printed file descriptions sufficient to identify such data files and their contents and structure. Buyer shall bear all of Seller's costs and expenses associated with the provision and delivery of such material.

         (c) To avoid disruption of Services and to minimize problems of the eventual transfer of applicable automated systems, Seller will provide Buyer, if requested, with a reasonable amount of assistance, at Buyer's sole cost and expense, in reviewing the current processing environment and all systems and operational documentation to be used by Buyer to operate and maintain automated systems for the Acquired Business upon termination of this Services Agreement.


                            SECTION 5
                          FORCE MAJEURE

         (a) Seller shall not be liable for any interruption of Service, delay or failure to perform under this Services Agreement when such interruption, delay or failure results from causes beyond its reasonable control or from any act or failure to act of Buyer, or as the result of strikes, lock-outs or other labor difficulties; acts of any government, riot, insurrection or other hostilities; embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays; or inability to obtain necessary labor, materials or utilities from usual sources. In such event, Seller's obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Seller will promptly notify Buyer, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Seller will use reasonable efforts to resume its performance with the least possible delay.

         (b) If Seller's performance under this Services Agreement is suspended in whole or in part for more than fourteen (14) calendar days due to an event of force majeure, Buyer shall be entitled at its sole cost and expense to arrange alternative sources of supply for a period of time equal to the greater of: (i) the time that Seller advises it will be unable to perform; or
(ii) the time reasonably necessary for Buyer to induce another supplier of Services to supply such Services to Buyer.

         (c) In the event of any failure, interruption or delay in performance of the Services, whether excused or unexcused, Seller shall use its reasonable efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such Services.

         (d) Seller shall have the right to shut down temporarily for maintenance purposes the operation of the facilities providing any Service whenever in its judgment, reasonably exercised, such action is necessary. In the event maintenance is non-scheduled, Buyer shall be notified that maintenance is required. Seller shall cooperate with Buyer to try to arrange alternative facilities, at Buyer's request and sole cost and expense, if the facilities normally used for such Services are shut down for preventive or non-scheduled maintenance. Seller shall give Buyer as much advance notice of any such shutdown as is practicable. Where feasible, this notice shall be given in writing. Where written notice is not feasible, oral notice shall be given and promptly confirmed in writing. Except for the obligation to cooperate to try to arrange for alternative facilities referred to above, Seller shall be relieved of its obligations to provide Services during the period that its facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the operations of Buyer.



                            SECTION 6
                           LIABILITIES

         6.1 Consequential and Other Damages. Seller shall not be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder.

         6.2 Limitation of Liability. In any event, the liability of Seller with respect to this Services Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any Service or documentation or data provided under or covered by this Services Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed $100,000, except in the event of gross negligence or willful misconduct. In addition, Seller shall not be liable for any penalties or interest imposed by the Internal Revenue Service on Buyer in connection with any failure by Seller to pay over any payroll withholding taxes pursuant to its obligations under this Services Agreement unless such failure arises out of, results from or is attributable to Seller's actions or omissions.

                            SECTION 7
                           TERMINATION

         7.1 Breach of Services Agreement. If either party shall cause or suffer to exist any breach of any of its obligations under this Services Agreement, including but not limited to any failure to make payments (other than those contested in good faith) when due, and such party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Services Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination.

         7.2 Sums Due. In the event of a termination of this Services Agreement, Seller shall be entitled to all outstanding amounts due from Buyer up to the date of termination under Sections 3 and 4 hereof.

         7.3 Effect of Termination. Termination or expiration of this Services Agreement shall not act as a waiver of any breach of this Services Agreement and shall not act as a release of either Party for any liability or obligation incurred under this Services Agreement through the effective date of such termination or expiration.


                            SECTION 8
                          MISCELLANEOUS

         8.1 Ingress and Egress. Seller shall at all times during the continuance of this Services Agreement have the right of reasonable ingress to and egress from Buyer's premises, during Buyer's regular business hours and upon reasonable prior notice, for any purposes connected with the delivery of Services hereunder or the exercise of any right under this Services Agreement or the performance of any obligations required by this Services Agreement.

         8.2 Amendments. No amendment, modification, alteration or enlargement of this Services Agreement shall be valid or binding unless in writing and signed by the Parties hereto.

         8.3 Notices. All notices or other written communications required or permitted hereunder shall be written in English and shall be delivered in person or by mail, express delivery service, telex or cable, with postage or delivery charges prepaid, to the following addresses:

If to Buyer:       Oxford Automotive, Inc.
                   1250 Stephenson Highway
                   Troy, Michigan  48083
                   Attn:  Donald Campion
                   Fax Number:  (248) 577-3465

If to Seller:      Office of the Secretary
                   Eaton Corporation
                   Eaton Center
                   1111 Superior Avenue
                   Cleveland, OH 44114
                   Fax Number:  (216) 479-7103

         Or to such other persons or addresses as the Parties may designate by notice from time to time. All such notices shall be effective when delivered.

         8.4 Assignment. This Services Agreement may not be assigned by either party without the prior written consent of the other party. Any purported assignment without such consent shall be void and of no effect; provided, however, that Seller shall have the right to contract with a third party to provide any of the Services hereunder without the prior written consent of Buyer if it does so for its other businesses. Seller will provide Buyer with sixty days prior written notice of its intention to do so. Seller and Buyer acknowledge that Seller may delegate the performance of any Services to be provided under the Services Agreement to one or more of its Affiliates that normally performs such Services and that Buyer may designate one or more of its Affiliates that is engaged in the conduct of the Acquired Business to receive any or all of the Services, provided however that notwithstanding the foregoing Seller and Buyer shall each remain fully responsible for compliance with the terms of this Agreement the same as if such delegation or designation were not effected.

         8.5 Governing Law. This Services Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio, United States of America, without regard to any provisions thereof relating to choice of law.

         8.6 Integration. This Services Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and, with the exception of the Purchase Agreement (and the transactions and documents contemplated thereby), there are no further agreements or understandings, written or oral, between the Parties with respect thereto. This Services Agreement supersedes all previous negotiations, discussions and commitments with respect to the subject matter hereof. The Parties agree that the terms of this Services Agreement shall have priority and control over the terms of any order form, invoice or other document which relates to this Services Agreement or the Services unless such document is signed by both Parties, refers to paragraph 8.2 of this Services Agreement and unambiguously indicates that it is an amendment of this Services Agreement.

         8.7 Execution in Counterparts. This Services Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the Parties hereto.

         8.8 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Services Agreement.

         8.9 Waiver. Neither Party shall be deemed to have waived any right, power, privilege or remedy unless such waiver is in writing and duly executed by it. The failure of any party hereto to enforce at any time any of the provisions of this Services Agreement shall in no way be construed as a waiver of any such provision, nor in any way affect the validity of this Services Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Services Agreement shall be held to be a waiver of any other or subsequent breach of this Services Agreement.

         8.10 Damage, Destruction and Condemnation. In the event that any Service facilities or any part thereof are damaged or destroyed by fire, flood or other casualty, or in the event that title to, or the temporary use of, the Service facilities or any part thereof shall be taken under the exercise of power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, Seller shall be relieved of any obligations under this Services Agreement with respect to the affected Services and Buyer shall have the right to make alternate arrangements for the provision of the affected Services.

         8.11 Price Calculations and Mediation.

         (a)  Discussions.  During the entire term of this Services Agreement:
(i) Buyer shall have the right to meet with Seller, upon the reasonable request of Buyer, to discuss any and all questions which Buyer may have concerning various information and any of the calculations of the prices being charged under this Services Agreement; and (ii) upon the reasonable request of Buyer, Seller shall provide to Buyer information in written and oral form concerning: (A) any of the calculations of the prices under this Services Agreement; and (B) any of the information and the source documents which support and underlie any changes in price under this Services Agreement.

         (b) Mediation. All disputes, controversies or claims connected with, arising out of or relating to this Services Agreement or any modification thereof shall initially be subject to the remedy of mediation described herein, including the interpretation, performance or nonperformance of this Services Agreement, any claim for damages, a breach or default of this Services Agreement, the termination of this Services Agreement, whether such controversies or claims are in law or equity or include claims based upon contract, statute, tort or otherwise.

         If a controversy arises, a Party shall provide the other Party written notice of the dispute, asking for mediation in accordance herewith. Within twenty (20) days after receipt of such notice, the notified Party shall submit to the other Party a written response. The notice and response shall each include a statement of the other Party's position and a summary of the evidence and arguments supporting its position. Each Party shall be represented by an executive authorized to settle the controversy. The representatives shall meet at a mutually acceptable time and place within thirty (30) days of the date of the notified Party's response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

         If the controversy has not been resolved within sixty (60) days after the first meeting, or if the Party receiving such notice will not meet within such thirty (30) days (the failure of which shall not be deemed a breach of this Services Agreement), either Party may initiate non-binding mediation of the controversy or claim pursuant to the procedures of the CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York 10017-3122.
Failing resolution, the parties will consider entering into binding arbitration; provided, however, the parties will not be bound to enter into binding arbitration.

         8.12 Title to Data; Security; Confidentiality. (a) Seller agrees that all records, data, files, input materials, reports, forms and other data received, computed, developed, used and/or stored pursuant to this Services Agreement which are related to the Acquired Business are the exclusive property of Buyer and that all such records and other data shall be furnished, at Buyer's sole cost and expense, to Buyer in available machine readable form as soon as reasonably practicable upon termination of this Services Agreement for any reason whatsoever, unless there are outstanding amounts due from Buyer pursuant to this Services Agreement.

     Moreover, upon Buyer's request, at any time or times while this Services Agreement is in effect, Seller shall as soon as reasonably practicable deliver to Buyer, at Buyer's sole cost and expense, any or all of the data and records held by Seller pursuant to this Services Agreement, in the form routinely available to Seller. Seller shall not possess any interest, title, lien or right to any such data or records.

     In addition, Seller agrees, upon Buyer's reasonable request, to permit Buyer and its auditors to have access, at all times while this Services Agreement is in effect, to any of Buyer's records or data which are in the possession of Seller during Seller's regular business hours and upon reasonable prior notice. Such access shall be provided in a way so as not to interfere with Seller's normal business operations.

         (b) Seller shall deliver to Buyer upon the reasonable request of Buyer a backup tape of Buyer's data in the form and with the content routinely available to Seller. Buyer shall bear all of Seller's costs and expenses associated with the providing of such tape.

         (c) Seller agrees to treat confidentially all records and other information with respect to Buyer. Seller, on behalf of itself and its employees, agrees to keep confidential all records and other information with respect to Buyer. Specifically, Seller agrees that it will, during the term of this Services Agreement and thereafter (except where required by law or court order or administrative agency order or subpoena): (i) retain all such information of Buyer in confidence; (ii) not disclose any such information to any third party without Buyer's permission; (iii) not use any such information of Buyer for any purposes other than performing its obligations under this Services Agreement; (iv) use its reasonable efforts to limit access to Buyer's information to those employees who have a need to know the information for the business purposes of this Services Agreement, and maintain reasonable arrangements to protect confidentiality satisfactory to Buyer with Seller's employees having access to such information, and with third parties having any access to such information; and (v) insure that all tangible objects and copies thereof in Seller's possession or under its control containing or imparting any such information of Buyer shall be returned to Buyer at any time upon Buyer's request or upon termination of this Services Agreement. Buyer shall bear all costs and expenses associated with the return of such tangible objects and copies thereof.

     IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the date first written above.

                             OXFORD AUTOMOTIVE, INC.

                             By:
                             Name:
                             Title:


                             EATON CORPORATION

                             By:
                             Name:
                             Title:

EXHIBIT D

                  TRANSITION SERVICES AGREEMENT
                    (BUYER SERVICES TO SELLER)

         This Transition Services Agreement ("Services Agreement") is entered
into as of            , 1998 between Oxford Automotive, Inc., a Michigan
corporation ("Buyer"), and Eaton Corporation, an Ohio corporation ("Seller"), on behalf of the parties themselves and their respective direct and indirect subsidiaries. In each case where Seller or Buyer is required to perform, Seller or Buyer shall perform or cause their respective direct or indirect subsidiary to perform under the terms of this Services Agreement. Seller and Buyer are sometimes hereinafter collectively referred to as the "Parties".


                         R E C I T A L S:

     A. Buyer and Seller have entered into an Asset Purchase Agreement dated as of March __, 1998 (the "Purchase Agreement") relating to the purchase by Buyer of substantially all of the assets and the assumption of certain liabilities of Seller's Suspension Division (the "Acquired Business").

     B. The Purchase Agreement provides that, upon the consummation of the transactions described therein, the Parties shall enter into this Services Agreement providing for the purchase by Seller of certain services relating to the Acquired Business from Buyer during a transition period from the date hereof.

     NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:


                            SECTION 1
                           DEFINITIONS

     For the purposes of this Services Agreement, the following terms shall have the definitions hereinafter specified:

     1.1 "Service" or "Services" shall mean those services described on Schedule A attached hereto to be provided for the terms and in the manner describer herein.

     Except as otherwise defined in this Section 1, all terms, the first letters of which are capitalized, shall have the meanings assigned to them in the Purchase Agreement.


                            SECTION 2
                    AGREEMENT TO SELL AND BUY

     2.1 Provision of Services. Buyer shall sell to Seller and shall make adequate Buyer personnel and facilities available for the purpose of providing, and Seller shall purchase from Buyer, the Services listed and described on Schedule A, for a reasonable transition period of time not to exceed six months, unless a shorter or longer time period is set forth on Schedule A as to any particular service, or unless otherwise mutually agreed upon by the Parties. In every case, all of the aforesaid Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A. Unless otherwise specified on Schedule A, the cost to Seller for the Services shall be on a cost basis, which shall include the cost of labor, labor fringe benefits, materials, health care and other welfare benefits claim costs, an allocable portion of the costs associated with upgrades of the Systems described in Schedule A, only to the extent such upgrades are required to provided the Services hereunder, and other costs and expenses associated with the performance of such Services, including a portion of the relevant Buyer overhead expenses calculated in a manner consistent in form and method of allocation with such assessment imposed on other Buyer units after the Closing Date (the "Actual Costs"). Such Actual Costs shall not include a profit for Buyer.


                            SECTION 3
            SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

     3.1 Services to be Provided. The categories of Services shall include the services as described on Schedule A. The Parties agree that the details of the specific Services to be provided hereunder, and certain terms related thereto shall be as set forth on Schedules A-l to A- attached hereto and shall cooperate with each other to ensure appropriate coordination of such Services.

     Unless otherwise agreed by the Parties, the Services shall be performed by Buyer for Seller at a quality level and in a manner that are substantially the same as the quality level and manner in which such Services were generally performed by Seller prior to the date of this Services Agreement, and Seller shall use such Services for substantially the same purposes and in substantially the same manner as the Acquired Business had provided such Services prior to the date hereof; provided, however, that Buyer shall be entitled to obtain such Services from a third party during the term of this Services Agreement. No modifications to the Services by Buyer however, will result in a material change in the level and type of Services provided.
Buyer will provide Seller with sixty (60) days' prior written notice of its intention to do so. Buyer shall use reasonable efforts to obtain such licenses or other authority as shall be necessary for Buyer to grant Seller access to or use of any restricted software used in the performance of Services by Buyer hereunder. Seller shall bear all of Buyer's costs and expenses associated with obtaining such licenses or other authority. Buyer shall act under this Services Agreement solely as an independent contractor and not as an agent of Seller. Seller shall be entitled to utilize those Services, and the levels thereof that it needs. There is no obligation of Seller to utilize any or all of the Services provided by Buyer in accordance with this Services Agreement; provided, however, that in the event Seller elects not to use a particular Service, it shall notify Buyer prior to the Closing Date and Buyer shall have no further obligations hereunder with respect to such Service.

     3.2 Payment. (a) Except as otherwise provided herein, statements will be rendered each month by Buyer to Seller for Services delivered during the preceding month, and each such statement shall be payable net thirty (30) days after the date thereof. Such statements shall be substantiated by supporting information and shall itemize in reasonable detail the basis for such statement. Statements not contested in good faith by Seller or not paid within such 30-day period shall be subject to late charges for each month the statement is overdue, calculated as the greater of the following:

          (i) in the event Buyer is subject to a late charge by virtue of its provision to Seller of such Service, such late charge, or

          (ii) the then current prime rate as published in the "Money Rates" column of the Wall Street Journal plus one percentage point.

In either event, the late charge shall be calculated to a rate no higher than that allowed by applicable law.

     3.3 Priorities. Notwithstanding any other provision hereof, Buyer shall have the right to establish priorities, as between Buyer and Seller, as to the provision of the Services, subject to the following: the priority of Seller shall be no lower than that provided to the Acquired Business vis a vis other Buyer entities after the date of this Services Agreement.

     3.4 Disclaimer of Warranty. THE SERVICES AND GOODS TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.


                            SECTION 4
                               TERM

     (a) The term of each Service is as set forth on Schedule A; provided, however, that: (i) Seller may cancel any Service upon sixty (60) days' written notice subject to the requirement that Seller pay to Buyer the costs associated with such cancellation; and (ii) Buyer may cancel any Service upon sixty (60) days' written notice if Buyer decides to discontinue providing such Service for its other businesses. During the term of the Services Agreement, Buyer shall use all reasonable efforts to advise Seller promptly of any plans to discontinue or replace any of the support services which are to be provided to Seller under the Services Agreement.

     (b) Upon the termination of a Service or Services with respect to which Buyer holds books, records, files or any other documents owned by Seller, Buyer will return all of such books, records, files and any other documents to Seller as soon as reasonably practicable. Seller shall bear Buyer's costs and expenses associated with the return of such documents. In addition, upon the termination of any of the Services which involved the compilation of data on Buyer's computer systems, Buyer shall as soon as reasonably practicable deliver to Seller on magnetic media in readable format mutually acceptable to the Parties, which format shall be capable of being read by a computer mutually acceptable to Buyer and Seller, all data files maintained by Buyer to the extent that they contain information which is the property of Seller, together with printed file descriptions sufficient to identify such data files and their contents and structure. Seller shall bear all of Buyer's costs and expenses associated with the provision and delivery of such material.

                            SECTION 5
                          FORCE MAJEURE

     (a) Buyer shall not be liable for any interruption of Service, delay or failure to perform under this Services Agreement when such interruption, delay or failure results from causes beyond its reasonable control or from any act or failure to act of Seller, or as the result of strikes, lock-outs or other labor difficulties; acts of any government, riot, insurrection or other hostilities; embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays; or inability to obtain necessary labor, materials or utilities from usual sources. In such event, Buyer's obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Buyer will promptly notify Seller, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Buyer will use reasonable efforts to resume its performance with the least possible delay.

     (b) If Buyer's performance under this Services Agreement is suspended in whole or in part for more than fourteen (14) calendar days due to an event of force majeure, Seller shall be entitled at its sole cost and expense to arrange alternative sources of supply for a period of time equal to the greater of: (i) the time that Buyer advises it will be unable to perform; or
(ii) the time reasonably necessary for Seller to induce another supplier of Services to supply such Services to Seller.
     (c) In the event of any failure, interruption or delay in performance of the Services, whether excused or unexcused, Buyer shall use its reasonable efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such Services.

     (d) Buyer shall have the right to shut down temporarily for maintenance purposes the operation of the facilities providing any Service whenever in its judgment, reasonably exercised, such action is necessary. In the event maintenance is non-scheduled, Seller shall be notified that maintenance is required. Buyer shall cooperate with Seller to try to arrange alternative facilities, at Seller's request and sole cost and expense, if the facilities normally used for such Services are shut down for preventive or non-scheduled maintenance. Buyer shall give Seller as much advance notice of any such shutdown as is practicable. Where feasible, this notice shall be given in writing. Where written notice is not feasible, oral notice shall be given and promptly confirmed in writing. Except for the obligation to cooperate to try to arrange for alternative facilities referred to above, Buyer shall be relieved of its obligations to provide Services during the period that its facilities are so shut down but shall use reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the operations of Seller.


                            SECTION 6
                           LIABILITIES

     6.1 Consequential and Other Damages. Buyer shall not be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder.

     6.2 Limitation of Liability. In any event, the liability of Buyer with respect to this Services Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any Service or documentation or data provided under or covered by this Services Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed $100,000, except in the event of gross negligence or willful misconduct. In addition, Buyer shall not be liable for any penalties or interest imposed by the Internal Revenue Service on Seller in connection with any failure by Buyer to pay over any payroll withholding taxes pursuant to its obligations under this Services Agreement unless such failure arises out of, results from or is attributable to Buyer's actions or omissions.


                            SECTION 7
                           TERMINATION

     7.1 Breach of Services Agreement. If either party shall cause or suffer to exist any breach of any of its obligations under this Services Agreement, including but not limited to any failure to make payments (other than those contested in good faith) when due, and such party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Services Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination.

     7.2 Sums Due. In the event of a termination of this Services Agreement, Buyer shall be entitled to all outstanding amounts due from Seller up to the date of termination under Sections 3 and 4 hereof.

     7.3 Effect of Termination. Termination or expiration of this Services Agreement shall not act as a waiver of any breach of this Services Agreement and shall not act as a release of either Party for any liability or obligation incurred under this Services Agreement through the effective date of such termination or expiration.


                            SECTION 8
                          MISCELLANEOUS

     8.1 Ingress and Egress. Buyer shall at all times during the continuance of this Services Agreement have the right of reasonable ingress to and egress from Seller's premises, during Seller's regular business hours and upon reasonable prior notice, for any purposes connected with the delivery of Services hereunder or the exercise of any right under this Services Agreement or the performance of any obligations required by this Services Agreement.

     8.2 Amendments. No amendment, modification, alteration or enlargement of this Services Agreement shall be valid or binding unless in writing and signed by the Parties hereto.

     8.3 Notices. All notices or other written communications required or permitted hereunder shall be written in English and shall be delivered in person or by mail, express delivery service, telex or cable, with postage or delivery charges prepaid, to the following addresses:

If to Buyer:   Oxford Automotive, Inc.
               1250 Stephenson Highway
               Troy, Michigan  48083
               Attn:  Donald Campion
               Fax Number:  (248) 577-3465

If to Seller:  Office of the Secretary
               Eaton Corporation
               Eaton Center
               1111 Superior Avenue
               Cleveland, OH 44114
               Fax Number:  (216) 479-7103

     Or to such other persons or addresses as the Parties may designate by notice from time to time. All such notices shall be effective when delivered.

     8.4 Assignment. This Services Agreement may not be assigned by either party without the prior written consent of the other party. Any purported assignment without such consent shall be void and of no effect; provided, however, that Buyer shall have the right to contract with a third party to provide any of the Services hereunder without the prior written consent of Seller if it does so for its other businesses. Buyer will provide Seller with sixty days prior written notice of its intention to do so. Buyer and Seller acknowledge that Buyer may delegate the performance of any Services to be provided under the Services Agreement to one or more of its Affiliates that normally performs such Services and that Seller may designate one or more of its Affiliates to receive any or all of the Services, provided however that notwithstanding the foregoing Buyer and Seller shall each remain fully responsible for compliance with the terms of this Agreement the same as if such delegation or designation were not effected.

     8.5 Governing Law. This Services Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio, United States of America, without regard to any provisions thereof relating to choice of law.

     8.6 Integration. This Services Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and, with the exception of the Purchase Agreement (and the transactions and documents contemplated thereby), there are no further agreements or understandings, written or oral, between the Parties with respect thereto. This Services Agreement supersedes all previous negotiations, discussions and commitments with respect to the subject matter hereof. The Parties agree that the terms of this Services Agreement shall have priority and control over the terms of any order form, invoice or other document which relates to this Services Agreement or the Services unless such document is signed by both Parties, refers to paragraph 8.2 of this Services Agreement and unambiguously indicates that it is an amendment of this Services Agreement.

     8.7 Execution in Counterparts. This Services Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the Parties hereto.

     8.8 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Services Agreement.

     8.9 Waiver. Neither Party shall be deemed to have waived any right, power, privilege or remedy unless such waiver is in writing and duly executed by it. The failure of any party hereto to enforce at any time any of the provisions of this Services Agreement shall in no way be construed as a waiver of any such provision, nor in any way affect the validity of this Services Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Services Agreement shall be held to be a waiver of any other or subsequent breach of this Services Agreement.

     8.10 Damage, Destruction and Condemnation. In the event that any Service facilities or any part thereof are damaged or destroyed by fire, flood or other casualty, or in the event that title to, or the temporary use of, the Service facilities or any part thereof shall be taken under the exercise of power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, Buyer shall be relieved of any obligations under this Services Agreement with respect to the affected Services and Seller shall have the right to make alternate arrangements for the provision of the affected Services.

     8.11 Price Calculations and Mediation.

     (a)  Discussions.  During the entire term of this Services Agreement:
(i) Seller shall have the right to meet with Buyer, upon the reasonable request of Seller, to discuss any and all questions which Seller may have concerning various information and any of the calculations of the prices being charged under this Services Agreement; and (ii) upon the reasonable request of Seller, Buyer shall provide to Seller information in written and oral form concerning: (A) any of the calculations of the prices under this Services Agreement; and (B) any of the information and the source documents which support and underlie any changes in price under this Services Agreement.

     (b) Mediation. All disputes, controversies or claims connected with, arising out of or relating to this Services Agreement or any modification thereof shall initially be subject to the remedy of mediation described herein, including the interpretation, performance or nonperformance of this Services Agreement, any claim for damages, a breach or default of this Services Agreement, the termination of this Services Agreement, whether such controversies or claims are in law or equity or include claims based upon contract, statute, tort or otherwise.

     If a controversy arises, a Party shall provide the other Party written notice of the dispute, asking for mediation in accordance herewith. Within twenty (20) days after receipt of such notice, the notified Party shall submit to the other Party a written response. The notice and response shall each include a statement of the other Party's position and a summary of the evidence and arguments supporting its position. Each Party shall be represented by an executive authorized to settle the controversy. The representatives shall meet at a mutually acceptable time and place within thirty (30) days of the date of the notified Party's response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

     If the controversy has not been resolved within sixty (60) days after the first meeting, or if the Party receiving such notice will not meet within such thirty (30) days (the failure of which shall not be deemed a breach of this Services Agreement), either Party may initiate non-binding mediation of the controversy or claim pursuant to the procedures of the CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York 10017-3122. Failing resolution, the parties will consider entering into binding arbitration; provided, however, the parties will not be bound to enter into binding arbitration.

     8.12 Title to Data; Security; Confidentiality. (a) Buyer agrees that all records, data, files, input materials, reports, forms and other data received, computed, developed, used and/or stored pursuant to this Services Agreement are the exclusive property of Seller and that all such records and other data shall be furnished, at Seller's sole cost and expense, to Seller in available machine readable form as soon as reasonably practicable upon termination of this Services Agreement for any reason whatsoever, unless there are outstanding amounts due from Seller pursuant to this Services Agreement.

     Moreover, upon Seller's request, at any time or times while this Services Agreement is in effect, Buyer shall as soon as reasonably practicable deliver to Seller, at Seller's sole cost and expense, any or all of the data and records held by Buyer pursuant to this Services Agreement, in the form routinely available to Buyer. Buyer shall not possess any interest, title, lien or right to any such data or records.

     In addition, Buyer agrees, upon Seller's reasonable request, to permit Seller and its auditors to have access, at all times while this Services Agreement is in effect, to any of Seller's records or data which are in the possession of Buyer during Buyer's regular business hours and upon reasonable prior notice. Such access shall be provided in a way so as not to interfere with Buyer's normal business operations.

     (b) Buyer shall deliver to Seller upon the reasonable request of Seller a backup tape of Seller's data in the form and with the content routinely available to Buyer. Seller shall bear all of Buyer's costs and expenses associated with the providing of such tape.

     (c) Buyer agrees to treat confidentially all records and other information with respect to Seller. Buyer, on behalf of itself and its employees, agrees to keep confidential all records and other information with respect to Seller. Specifically, Buyer agrees that it will, during the term of this Services Agreement and thereafter (except where required by law or court order or administrative agency order or subpoena): (i) retain all such information of Seller in confidence; (ii) not disclose any such information to any third party without Seller's permission; (iii) not use any such information of Seller for any purposes other than performing its obligations under this Services Agreement; (iv) use its reasonable efforts to limit access to Seller's information to those employees who have a need to know the information for the business purposes of this Services Agreement, and maintain reasonable arrangements to protect confidentiality satisfactory to Seller with Buyer's employees having access to such information, and with third parties having any access to such information; and (v) insure that all tangible objects and copies thereof in Buyer's possession or under its control containing or imparting any such information of Seller shall be returned to Seller at any time upon Seller's request or upon termination of this Services Agreement. Seller shall bear all costs and expenses associated with the return of such tangible objects and copies thereof.

     IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the date first written above.


OXFORD AUTOMOTIVE, INC.


By:
Name:
Title:


EATON CORPORATION


By:
Name:
Title:

EXHIBIT E

                     ENVIRONMENTAL AGREEMENT

     This Environmental Agreement ("Agreement") made and entered into as of
April                , 1998, by, between and among Oxford Automotive, Inc.
("Buyer") and Eaton Corporation ("Seller").

     WHEREAS, Buyer and Seller are entering into an Asset Purchase Agreement of even date herewith ("the Asset Purchase Agreement"), and Buyer and Seller desire to set forth the respective obligations with respect to environmental matters in connection therewith.

     Now, therefore, in consideration of the mutual covenants, the parties hereto agree as follows:

1.   Definitions.

     Capitalized terms used herein without definition shall have the meanings ascribed to them in the Asset Purchase Agreement. For the purposes of this Environmental Agreement, the following terms shall have the meanings assigned below.

          (a) "Claims" shall mean: any and all actions, proceedings, obligations, causes of action, fines, penalties, or expenses imposed upon or asserted against Buyer by any third party or governmental authority; or non-compliance with Environmental Laws which is likely to result in prosecution.

          (b) "Environmental Laws" shall mean: any applicable statute, code, enactment, ordinance, rule, regulation, permit, municipal bylaw, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, municipal, state, provincial, territorial or national (whether in the United States or Canada) relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, generation, production, processing or shipment of Hazardous Substances; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health and the environment.

          (c) "Hazardous Substances" shall mean: all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely, or imminently hazardous, dangerous, or toxic pursuant to any Environmental Laws by any local, state, territorial or governmental authority, or with respect to which such government authority otherwise requires environmental investigation, monitoring, reporting, or remediation, including but not limited to (i) petroleum and petroleum products including crude oil and any fractions thereof, (ii) natural gas, synthetic gas and any mixtures thereof, and
     (iii) radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls.

          (d) "Known Environmental Conditions" shall mean: those items listed on Schedule A, attached hereto, which items violate Environmental Laws; and those items known to Seller but not disclosed to or known by Buyer prior to the Closing Date, which items violate Environmental Laws.

          (e) "Risk-based Action Levels" shall mean: those risk-based standards in effect as of the Closing Date applicable to a Remedial Action based, in Seller's discretion, on (i) generic standards for industrial properties promulgated by the governmental authority with jurisdiction over the Remedial Action or (ii) only where use of generic standards is deemed technically or economically impracticable by Seller and where prior agreement of Buyer has been obtained (which agreement shall not be unreasonably withheld), site-specific standards developed by Seller and approved by the governmental authority with jurisdiction over the Remedial Action, including notices on title and deed restrictions.

          (f) "Unknown Environmental Conditions" shall mean: the presence at Closing of Hazardous Substances on the Owned Real Property (except as caused by off-site sources) at levels in excess of Risk-based Action Levels of which Seller had no Knowledge prior to the Closing Date and which resulted from the disposal, discharge or release of Hazardous Substances at, on or from the Owned Real Property.

          (g) "Remedial Action" shall mean: any and all measures necessary to resolve a Claim or to reduce the level of Hazardous Substances at, on or from the Owned Real Properties to levels which comply with Risk-based Action Levels.

2.   Environmental Assessments.

          (a) Phase I Environmental Site Assessments of the Owned Real Property have been conducted by Buyer through its consultants, Conestoga-Rovers & Associates ("CRA") prior to the Closing Date.

          (b) Phase II Environmental Site Assessments of the Owned Real Property have been initiated and follow-up activities related thereto will be completed prior to the Closing Date by Buyer through its consultants, CRA.

          (c) The cost of conducting the Phase I Environmental Site Assessments and Phase II Environmental Site Assessments shall be borne by Buyer, except that Seller agrees to pay $25,000.00 of the first $50,000.00 expended by Buyer for such assessments. Seller has the right to review scopes of work for the Environmental Site Assessment conducted prior to the Closing Date and Buyer shall promptly provide to Seller copies of the assessments and all associated sampling data, notices, test results, draft reports, and correspondence with any governmental authority. Buyer shall provide Seller with a letter expressly stating that Seller and Seller subsidiaries may rely on the Assessments.

3.   Remedial Action.

          (a) Seller shall, as promptly as is required, undertake Remedial Action for those items listed in the attached Schedule B.

          (b) Seller shall conduct Remedial Action in the event a Claim is submitted to Buyer regarding Known Environmental Conditions or Unknown Environmental Conditions, subject to Section 2.1(e) of the Asset Purchase Agreement provided that (x) the Claim must be submitted to Buyer before the expiration of ten (10) years following the date of Closing; and (y) the Claim cannot arise as a result of Buyer's notification to or communication with the third party or governmental authority submitting the Claim, except where such notification is required by Environmental Law.

          (c) A Remedial Action shall be deemed adequate for the purposes of satisfying Seller's obligations hereunder to the extent such Remedial
     Action: (i) attains compliance in the most reasonable cost-effective manner with Risk-based Action Levels; and (ii) complies with Environmental Laws including any applicable order or directive issued by a governmental authority having jurisdiction over the Remedial Action.

          (d) With respect to any claim requiring Remedial Action, Seller shall have sixty (60) days after receipt of written notice thereof from Buyer (with such notice being provided within a reasonable time after receipt so as not to prejudice Seller and stating with reasonable specificity the nature of the environmental condition, the basis of the assertion, that Buyer has not responded to the Claim, and the amount thereof to the extent known), to either (i) acknowledge in writing that Seller will conduct the Remedial Action, in which case Seller shall undertake, conduct and control, through counsel, consultants and contractors of Seller's choosing subject to the approval of Buyer, which approval shall not be unreasonably withheld the defense, investigation, remediation, and settlement thereof or (ii) fail to acknowledge in writing that it will or acknowledge in writing that it will not conduct the Remedial Action with respect to such matter, in which case Seller shall permit Buyer to assume the conduct and control of the defense, investigation, remediation, and settlement thereof through counsel, consultants and contractors of Buyer's own choosing (and reasonably satisfactory to Seller); provided that if it is ultimately determined that Seller should have conducted, in whole or part, the Remedial Action, the reasonable fees and expenses of Buyer's counsel, consultants and contractors shall be indemnified hereunder subject to Section 2.1(e) of the Asset Purchase Agreement.

          (e) Upon acknowledging its Remedial Action obligations hereunder, Seller shall have the right to conduct all Remedial Actions and other activities necessary to comply with its obligations hereunder and Seller shall have sole decision-making authority and control as to such matters; provided that in exercising its rights and obligations,
     (i) Seller shall provide the Buyer with the scope of work for the Remedial Actions prior to conducting such Remedial Actions. Buyer may provide any comments to the scope of work within five (5) business days of receipt thereof. Seller shall use best efforts to address Buyer's reasonable comments in the scope of work. Where agency approval is not required or obtained and Buyer seeks to add to or revise the scope of work which addition or revision Seller disputes, the terms of paragraph 7 (Dispute Resolution) shall apply and (ii) neither Party shall take actions that would prevent or hinder the other party from complying in all material respects with Environmental Laws. Seller will not, without the written consent of Buyer (which consent shall not unreasonably be withheld), compromise the current industrial use or existing operations of the Property.

          (f) Seller's obligations under this Agreement in respect to Known Environmental Conditions or Unknown Environmental Conditions shall be reduced to the extent that any act, failures to act, or negligence by, or gross negligence of, Buyer or its affiliates, successors or assigns after the Closing Date adversely affect such obligations in any way.

4. Seller's Access After Closing. For purposes of this Agreement, Seller's access to the Owned Real Property after Closing shall be subject to the following terms and conditions. For the purposes of this Section, "Owner" shall refer to Buyer and/or its designated representative and "Licensee" shall refer to Seller and/or its designated representative.

          (a) Owner will permit access to and entry upon Owned Real Property to Licensee as necessary to conduct and complete Remedial Actions pursuant to this Environmental Agreement.

          (b) Except in the event of an emergency, Licensee shall provide Owner with a least ten (10) business days notice prior to beginning any drilling, construction, and equipment installation, as well as other activity that may disrupt normal business operations on the Owned Real Property.

          (c) Owner shall use its best efforts not to unreasonably interfere with the Licensee while Licensee exercises its rights of ingress and egress to perform the Remedial Actions. Licensee shall use its best efforts to perform the Remedial Action in a manner which minimizes disruption to Owner's business activities and to the Owned Real Property.

          (d) Promptly upon completion of an Remedial Action, Licensee shall at its expense restore the Owned Real Property to substantially the condition which existed immediately prior to the commencement of the Remedial Action, and said restoration is to be completed to Owner's reasonable satisfaction.

          (e) Licensee shall within ten (10) days of receipt by the Licensee provide to Owner copies of all scopes of work, final reports, correspondence with any governmental authority, and sampling data related to, or which result from, any Remedial Actions on the Owned Real Property. Any communications with or notifications to the third party or governmental authority submitting the Claim or with the governmental authority with jurisdiction over the Remedial Action, relating to the Remedial Action shall be made solely by Licensee.

          (f) Prior to and during a Remedial Action, Licensee shall take all steps which are reasonably necessary to prevent injury to persons or damage to property resulting from or in any way connected with the Remedial Action.

          (g) Licensee shall indemnify and hold harmless the Owner against any liens, damages, losses, expenses and encumbrances (excluding any incidental or consequential damages, lost revenue or lost profits) that may be filed or attach against the Owned Real Property in connection with Remedial Actions that Licensee performs on the Owned Real Property. No contractor, subcontractor, material man, agent, officer, director or employee of the Licensee shall have any right to a lien against Owned Real Property or any part thereof for any work, labor or materials furnished to Licensee for the Remedial Actions performed on Owned Real Property, unless otherwise mandated by applicable law.

          (h) Buyer will pay any and all costs, claims, rents or charges which Seller may incur if access to Owned Real Property is not granted in accordance with this Environmental Agreement.

          (i) Owner agrees to be responsible and reimburse Licensee for any damage or loss that Owner, its employees, agents, invitees, lessees, occupants of Owned Real Property, contractors, successors or assigns cause, whether sole, joint or concurrent, to any test or monitoring well, remediation equipment and/or associated piping, or any other property or equipment installed or otherwise used by Licensee, except where such equipment was installed without Buyer's approval.

5. Exclusive Remedies. Buyer agrees that any claim or demand against Seller arising out of or relating to environmental liabilities must be brought only under this Environmental Agreement and subject to the procedures and limitations herein.

6.   Cooperation, Access, Reasonableness.

          (a) Buyer and Seller shall cooperate with respect to the undertaking of their mutual obligations pursuant to this Environmental Agreement, including providing one another reasonable access to relevant records and officers and employees with knowledge of the matters at issue, and shall inform one another in reasonably prompt fashion of all significant developments concerning conditions or actions giving rise to claims for indemnification hereunder.

          (b) All activities relating to the parties' obligations pursuant to this Environmental Agreement must be undertaken in a manner in which a prudent business person acting in a commercially reasonable manner would undertake such work, minimizing interruptions of operations at the Owned Real Property.

          (c) Nothing in this Environmental Agreement shall prevent Buyer from (i) taking any reasonable and prudent interim measures in the event of an imminent and substantial endangerment to human health, welfare or the environment, (ii) taking any reasonable action for which Buyer does not elect to seek redress, in whole or in part, under this Agreement and
     (iii) taking any action lawfully required or directed by and governmental authority of competent jurisdiction, without prejudice to Buyer's right to seek redress therefore under this Environmental Agreement.

7. Dispute Resolution. If a dispute arises between the parties hereto and that dispute cannot be resolved within a reasonable period of time, either party hereto may notify the other party that the dispute is to be submitted to arbitration. In the event that notice of submission of the dispute to arbitration is provided by either party, the parties jointly shall select an environmental consultant or engineer reasonably qualified to arbitrate such dispute (the "Independent Consultant"). The Independent Consultant shall have the right to obtain the assistance of legal counsel mutually acceptable to Buyer and Seller in arbitrating the dispute, if the Independent Consultant determines that such assistance is necessary. Notwithstanding any other provision hereof, the parties hereto shall each bear one-half of the cost of the Independent Consultant and its legal counsel, if any. If the parties hereto cannot agree on an Independent Consultant, they shall apply to the American Arbitration Association for the appointment of an Independent Consultant. The Independent Consultant shall establish an expedited procedure for hearings and resolving the dispute. Unless the parties hereto agree otherwise, the Independent Consultant shall be required to render a decision resolving the dispute, with a written opinion stating the reasons therefor, no more than 60 days after the Independent Consultant is retained. The decision of the Independent Consultant shall be final and binding and a court of competent jurisdiction may enter judgment thereon. The dispute resolution procedures of this
     Section 9 shall constitute the exclusive remedy of the parties hereto with respect to any disputes arising out of this Environmental Agreement.

8. Conflict with Purchase Agreement. This Environmental Agreement is intended to modify and supplement certain of the terms of the Purchase Agreement with respect to the matters described herein. In the event of any conflict or ambiguity between the Purchase Agreement and this Environmental Agreement with respect to Assumed, Retained or Shared Liabilities, the provisions of the Purchase Agreement shall control, and in all other cases the provisions of this Environmental Agreement shall control.

9. Other Rights. All rights and remedies of any party hereunder shall be cumulative and are expressly in addition to those now or hereafter existing under the Purchase Agreement, or at law or in equity, any of which alone or together may be fully exercised by either party.

10. Further Assurances. Each party agrees to execute additional instruments and documents and do all such further things as may reasonably be requested by the other in order to carry out the intent of this Environmental Agreement.

11.  Waivers and Amendments.

          (a) Any provision of this Environmental Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights existing by virtue of any prior or subsequent occurrence. No single or partial exercise by either party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specific below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through a reputable overnight delivery service in circumstances in which such service guarantees next day delivery, the day following being so sent.

          (a)  If to Seller, to:

               Eaton Corporation
               Eaton Center
               1111 Superior Avenue
               Cleveland, Ohio  44114
               Attention:  Corporate Secretary

               and by telecopy to:  (216) 479-7103

          (b)  If to Buyer, to:

               Oxford Automotive, Inc.
               1250 Stephenson Highway
               Troy, Michigan  48083
               Attention:  President

               and by telecopy to:  (248) 577-3465

               With a copy to:

               The Oxford Investment Group, Inc.
               2000 North Woodward Avenue, Suite 130
               Bloomfield Hills, Michigan  48304
               Attention:  Rex E. Schlaybaugh, Jr.

               and by telecopy to:  (248) 540-7280

13. Miscellaneous. This Environmental Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Environmental Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. This Environmental Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest and assigns by operation of law or otherwise. This Environmental Agreement shall be construed and interpreted in accordance with the laws of the jurisdiction within which the facility at issue is located.

14. Severability. If any provision of this Environmental Agreement, or the application thereof to any person, place or circumstances, shall be held by the court of competent jurisdiction to be invalid, unenforceable or void, the remainder of the Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

15. Power and Authority. Each party to the Environmental Agreement hereby certifies that it: (i) is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation;
     (ii) has full power and authority to execute this Environmental Agreement and any and all documents which may be related thereto; and
     (iii) has, to the extent necessary, obtained authorization from its Board of Directors to execute this Environmental Agreement. The undersigned representative(s) of each party certifies that he or she is fully authorized by the party whom he or she represents to enter into the terms and conditions of this Environmental Agreement and to bind legally such party to this Environmental Agreement.

16. Construction. The language used in this Environmental Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitations," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

EATON CORPORATION                      OXFORD AUTOMOTIVE, INC.


By:                                    By:

Name:                                  Name:

Title:                                 Title:

EXHIBIT F

[Date of Closing]

Oxford Automotive, Inc.
1250 Stephenson Highway
Troy, Michigan  48083

Gentlemen:

This letter sets forth our understandings and agreements with respect to the matters set forth herein following the closing of the transactions contemplated by the Asset Purchase Agreement (the "Agreement") dated as of March 13, 1998, between Eaton Corporation ("Seller") and Oxford Automotive, Inc. ("Buyer"). Defined terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

Prior to the Closing Date, to the extent that orders for finished springs were placed with Eaton Corporation in Brazil ("ECO-Brazil") for Chrysler through Dana Corporation in Brazil (the "Chrysler/Dana Business"), ECO-Brazil purchased its requirements of springs and bushings from Metalurgica Carabobo, S.A. (the "Company") pursuant to purchase orders issued to Metalcarat a price to ECO-Brazil, including freight, import duties and insurance, of US $32.36/spring and US$2.38/bushing.

In the event Buyer acquires Seller's 49% joint venture interest in the Company as contemplated by the Agreement, for the two-year period following the Closing Date, Seller agrees to cause ECO-Brazil to continue to purchase its requirements of springs and bushings for the Chrysler/Dana-Brazil business on the same terms and conditions upon which ECO-Brazil currently purchases such requirements, provided that the following conditions are, and continue during such period to be, met:

1. ECO-Brazil continues to receive orders for finished springs from Dana-Brazil or its successor for the Chrysler business which currently gives rise to the Dana-Brazil business;

2. The quality, delivery and other performance measures provided by Metalcar following the Closing Date are at least as good as was being provided by Metalcar prior to the Closing Date and remain satisfactory to Dana-Brazil; and

3. Applicable law, including tax, customs, duty and tariffs, and inflation in Brazil do not change so as to adversely effect the cost of such purchases to ECO-Brazil or to make the continued transactions illegal.

Please execute this letter in the space indicated below to indicate your agreements with the terms and conditions of this Letter Agreement.

EATON CORPORATION

By:_____________________


Accepted and agreed to as of _______, 1998.


OXFORD AUTOMOTIVE, INC.


By:

EXHIBIT G
               GENERAL ASSIGNMENT AND BILL OF SALE

     GENERAL ASSIGNMENT AND BILL OF SALE, dated as of _____________ (the "Effective Date") by Eaton Corporation, an Ohio corporation ("Seller"), Eaton Yale Ltd., an Ontario corporation and Eaton International Corporation, a Delaware corporation, ("Seller Subsidiaries") in favor of [Oxford Suspension, Inc., a Michigan corporation] [Oxford Suspension Ltd., an Ontario corporation] ("Buyer Sub").

     Oxford Automotive, Inc., a Michigan corporation ("Buyer") and Seller have entered into an Asset Purchase Agreement, dated _______, 1998, (the "Purchase Agreement"), whereby Buyer has agreed to purchase and Seller has agreed to sell, the Transferred Assets (as defined in the Purchase Agreement). Pursuant to the provisions of Section 21.9 of the Purchase Agreement, Buyer has assigned certain of its rights under the Purchase Agreement to Buyer Sub. Seller, the Seller Subsidiaries, and Buyer Sub wish to execute and deliver this General Assignment and Bill of Sale ("Bill of Sale") for the purposes of transferring to and vesting in Buyer Sub all of Seller's right, title and interest in and to the Transferred Assets located in [the United States] [Canada]. The execution and delivery of this Bill of Sale by Seller and the Seller Subsidiaries is required under Section 13.2 of the Purchase Agreement.

     In consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Capitalized terms not otherwise defined in this Bill of Sale, shall have the meanings assigned to them in the Purchase Agreement.

     2. Pursuant to the terms of the Purchase Agreement, Seller and the Seller Subsidiaries hereby convey, transfer, assign, set over to and vest in Buyer Sub, its successors and assigns, forever all of Seller's and the Seller Subsidiaries' right, title and interest, legal or equitable, in and to all of the Transferred Assets located in [the United States][Canada].

     3. Seller hereby warrants, covenants and agrees that, from time to time after the delivery of this instrument, at Buyer's request and without further consideration, it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required more effectively to convey, transfer to and vest in Buyer Sub, and to put Buyer Sub in possession of, any of such Transferred Assets.

     4. Nothing in this Bill of Sale, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of the parties as set forth in the Purchase Agreement.

     5. Nothing in this Bill of Sale, express or implied, is intended or shall be construed to confer upon, or give to, any person, corporation or other entity, other than the parties hereto, any rights, remedies, obligations or liabilities.

     6. This Bill of Sale shall issue to the benefit of and be binding upon Buyer Sub, Seller, and the Seller Subsidiaries and their respective successors and assigns.

     IN WITNESS WHEREOF, Seller and the Seller Subsidiaries have executed and delivered this Bill of Sale to Buyer Sub on the Effective Date.

                         EATON CORPORATION


                         By:
                         Title:

                         EATON YALE LTD.


                         By:
                         Title:

                         EATON INTERNATIONAL CORPORATION


                         By:
                         Title:


                         [BUYER SUB]


                         By:
                         Title: